Exhibit 10.6

CREDIT FACILITY AGREEMENT
18 JULY 2008
DRILLSHIP SKOPELOS OWNERS INC.
as Owner

DEUTSCHE BANK AG, LONDON BRANCH

as Bookrunner and Joint Mandated Lead Arranger

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH

as Joint Mandated Lead Arranger

VARIOUS FINANCIAL INSTITUTIONS
as Lenders

DEUTSCHE BANK AG, LONDON BRANCH

and

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH
as Swap Banks

DEUTSCHE BANK LUXEMBOURG S.A.
as Facility Agent

and

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT
as Security Trustee

ALLEN & OVERY Allen & Overy LLP 15437-06552 BK:9430134.1

Schedule                                                                                               Page

1.	Original Lenders	111
2.	Conditions Precedent	112
Part 1	Incidental Costs Loan	112
Part 2	Instalment Loan 1	115
Part 3	Instalment Loan 2	116
Part 4	Instalment Loan 3	117
Part 5	Delivery Loan	118
Part 6	Incidental Vessel Costs Loan	121
3.	Form of Request	122
4.	Form of Transfer Certificate	124
5.	Loan Repayment Schedule	126
6.	Calculation Certificate	127
7.	Incidental Vessel Costs	128
8.	Calculation of the Mandatory Cost	129

Appendix

1.	Form of Delivery General Assignment	131
2.	Form of Mortgage	132
3.	Form of Charter Assignment	133
4.	Form of Swap Agreement Assignment	134
5.	Form of DPP	135
6.	Form of General Assignment	136
7.	Form of Share Charge	137
8.	Form of Accounts Charge Agreement	138
9.	Form of Equity Account Charge	139
10.	Form of Management Agreement Assignment	140
11.	Form of Floating Charge	141
12.	Approved Budget	142

Signatories	143

THIS AGREEMENT is dated 18 July 2008

BETWEEN:

(1)
DRILLSHIP SKOPELOS OWNERS INC. a corporation incorporated in the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as borrower (the Owner);

(2)	DEUTSCHE BANK AG, LONDON BRANCH as bookrunner and joint mandated lead arranger and bookrunner (in this capacity the Bookrunner and Joint Mandated Lead Arranger);

(3)	DEXIA CRÉDIT LOCAL, NEW YORK BRANCH as joint mandated lead arranger (in this capacity the Joint Mandated Lead Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders);

(5)	DEUTSCHE BANK AG, LONDON BRANCH as swap bank (in this capacity a Swap Bank);

(6)	DEXIA CRÉDIT LOCAL, NEW YORK BRANCH as swap bank (in this capacity a Swap Bank);

(7)	DEUTSCHE BANK LUXEMBOURG S.A. as facility agent (in this capacity the Facility Agent); and

(8)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as security trustee (in this capacity the Security Trustee).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Account Bank means Deutsche Bank AG (acting through its London branch) or any other bank or financial institution which replaces the Account Bank in accordance with clause 13 of the DPP.

Account Bank Mandate means, in relation to any Account (other than the Equity Account), the resolutions, instructions and signature authorities relating to such Accounts as will be agreed by the Account Bank, the Owner and the Security Trustee on or prior to the Utilisation Date for the Incidental Costs Loan.

Accounts means together the Debt Service Reserve Account, the Proceeds Account, the Debt Service Account, the CAPEX Account, the Equity Account and the Operating Expenses Account.

Accounts Charge Agreement means the charge document in the form attached at Appendix 8 (Form of Accounts Charge Agreement) entered into or to be entered into on or prior to the Utilisation Date for the Incidental Costs Loan by the Owner in favour of the Security Trustee in respect of the Accounts (other than the Equity Account).

Act means the Law of Property Act 1925.

Administrative Party means the Facility Agent or the Security Trustee.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agreement means this credit facility agreement, including any schedules or appendices hereto, as amended from time to time.

Annual Budget means a budget itemising:

(a)
during the Pre-Completion Period, the Contract Price, the Incidental Costs, any other costs approved by the Lenders and any other costs and expenses incurred or to be incurred in relation to the construction of the Vessel and containing sufficient information and details to enable the Equity Collateral to be calculated; and

(b)	during the Post-Completion Period:

(i)	the anticipated Earnings;

(ii)	the anticipated Operating Expenses; and

(iii)	the anticipated CAPEX Expenses,

in each case of the Owner for a financial year of the Owner agreed by the board of directors of the Owner (based on the good faith estimates of the officers of the Owner and the Manager) and approved by the Facility Agent in accordance with Clause 15.3 (Annual Budget and reports).

Applicable Law means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes generally accepted and applied by the global off-shore oil-rig industry, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association relating to all laws, rules, directives and regulations, national or international, public or private in any applicable jurisdiction from time to time.

Applicable Margin means, in respect of the KEXIM Loans or, as the case may be, the Commercial Loans:

(a)	during the Pre-Completion Period, the Pre-Completion Margin; or

(b)	during the Post-Completion Period, the Post-Completion Margin,

as the case may be.

Approved Brokers means R.S. Platou Offshore, ODS Petrodata, H. Clarksons & Co Ltd. and Fearnley Offshore AS, or such other brokers as may be approved by the Facility Agent and the Owner in writing.

Approved Budget means an Annual Budget approved by the Facility Agent in accordance with Clause 15.3 (Annual Budget and reports), the first such Annual Budget (covering the Pre-Completion Period) being attached as Appendix 12.

Approved Incidental Vessel Costs means the costs of any of the types set out in Schedule 7 up to the amounts for such costs specified in the budget for the project of constructing the Vessel approved by the Facility Agent.

Availability Period means:

(a)	for the Incidental Costs Loan, the Incidental Costs Loan Availability Period;

(b)	for the Instalment Loan 1, the Instalment Loan 1 Availability Period;

(c)	for the Instalment Loan 2, the Instalment Loan 2 Availability Period;

(d)	for the Instalment Loan 3, the Instalment Loan 3 Availability Period;

(e)	for the Delivery Loan, the period from and including the Delivery Date to and including the earlier of:

(i)	the Final Completion Date; and

(ii)	the Longstop Date;

(f)
for the Undrawn Amount Loan, the period from and including the date falling ten (10) Business Days after the Final Completion Date to and including the date falling thirty (30) Business Days after the Final Completion Date; and

(g)	for an Incidental Vessel Costs Loan, the period from and including the date of this Agreement to and including the Final Completion Date.

Balancing Equity Contribution means the amount (if positive) at that time equal to:

(a)	the aggregate of all costs payable or reasonably expected to be payable by the Owner to the Builder under the Shipbuilding Contract; less

(b)	the aggregate of the Expected Contract Price and any Balancing Equity Contributions already paid by the Owner into the Proceeds Account in accordance with Clause 12.2 (Proceeds Account).

Basel Accord means the accord on minimum capital requirements for internationally active banks promulgated in 1988 by the Basel Committee on Banking Supervision as amended prior to the date of this Agreement.

Basel II means the revision to the Basel Accord as contemplated by the revised framework entitled “International Convergence of Capital Measurement and Capital Standards: a Revised Framework” published by the Basel Committee on Banking Supervision on 26 June 2004, as such revision may be implemented in the United Kingdom, the EEA and the EU (including, for the avoidance of doubt, by way of changes to the EU Capital Adequacy Directive).

Break Costs has the meaning given to such term in Clause 23.4(b) (Break Costs) or, in respect of any Swap Bank, Clause 23.4(d) (Break Costs).

Builder means Samsung Heavy Industries Co., Ltd., a corporation incorporated in the Republic of Korea with registered address at 34th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Luxembourg, Athens, Seoul, Oslo and New York.

Calculation Certificate means the calculation certificate referred to in Clause 15.11 (Calculation Certificate) in the form set out in Schedule 6 (Calculation Certificate).

Calculation Period means:

(a)	the period from (and including) the Final Completion Date of the Vessel to (and excluding) the first Repayment Date; and

(b)	each subsequent period from (and including) a Repayment Date to (and excluding) the next Repayment Date or, as the case may be, the Final Maturity Date.

CAPEX Account means the bank account opened in the name of the Owner with the Account Bank and designated “Skopelos CAPEX Account”.

CAPEX Expenses means capital expenses incurred by the Owner in respect of the continued maintenance and operation of the Vessel, including modifications required to be made to the Vessel by the Classification Society or as required by Applicable Law.

Charter Assignment means the security agreement in the form attached at Appendix 3 (Form of Charter Assignment) dated on or about the date of a Drilling Charter from the Owner to the Security Trustee in respect of:

(a)	its rights under that Drilling Charter; and

(b)	its rights under any applicable Charterer Parent Guarantee.

Charter Termination Event means:

(a)
any material breach by the Charterer of the terms of a Drilling Charter or, as applicable, by the Charterer Parent of the terms of a Charter Parent Guarantee which material breach is not cured by the date which falls 20 days after the date on which the Facility Agent gives written notice to the Owner of the breach and such breach is not remedied, or otherwise compensated for, in each case, to the satisfaction of the Majority Lenders within such period or if the matter has been referred to arbitration within that 20 day period, upon the earlier of a settlement being reached in respect of such arbitration and 15 days after the receipt of the final arbitration award; or

(b)	the termination of a Drilling Charter by the Owner or the Charterer.

Charterer means any approved charterer of the Vessel under and in accordance with Clause 16.22 (Charters) or any replacement of such charterer in accordance with Clause 16.22(c) (Charters).

Charterer Direct Agreement means a direct agreement dated on or about the date of a Drilling Charter and to be entered into between the Charterer, the Owner and the Security Trustee, in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

Charterer Parent means any person who as contemplated by Clause 16.22 (Charters) provides a guarantee to the Owner in respect of a Charterer’s obligations under a Drilling Charter.

Charterer Parent Guarantee means a guarantee, if any, from the Charterer Parent in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) in favour of the Owner in respect of the Charterer’s obligations under a Drilling Charter.

Classification Society means American Bureau of Shipping or such other classification society approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders).

Commercial Lenders means the lenders detailed in Schedule 1 as Commercial Lenders together with any New Lenders in respect of a Commercial Loan.

Commercial Loan means that portion of a Loan under the Facility (and identified as such in any Request) advanced to the Owner by the Commercial Lenders.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading “Commitments” and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any other Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Construction Insurances means the construction insurances to be procured by the Builder under the terms of Article XVII of the Shipbuilding Contract.

Contract Price means the lower of:

(a)	the Expected Contract Price; and

(b)	the total amount actually paid to the Builder by or on behalf of the Owner under the Shipbuilding Contract, as adjusted in accordance with the provisions of the Shipbuilding Contract.

Date of Total Loss means, in respect of the Vessel, the date of Total Loss of the Vessel which date shall be deemed to have occurred:

(a)	in the case of an actual total loss, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)
in the case of a constructive total loss, upon the date and at the time notice of abandonment is given to the Insurers for the time being (provided a claim for total loss is admitted by such Insurers) or, if such Insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the Insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised, agreed or arranged total loss, on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the Insurers;

(d)	in the case of requisition for title or other compulsory acquisition, on the date upon which the relevant requisition for title or other compulsory acquisition occurs; or

(e)
in the case of capture, seizure, arrest, detention, or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government, government authority or any other person or entity which deprives the Owner of the Vessel or, as the case may be, the Charterer of the use of the Vessel for more than 60 days, upon the expiry of the period of 60 days after the date upon which the relevant capture, seizure, arrest, detention or confiscation occurred.

Debt Service Account means the bank account opened in the name of the Owner with the Account Bank and designated “Skopelos Debt Service Account”.

Debt Service means, in relation to any Calculation Period, an amount equal to the aggregate of:

(a)	Financing Costs accruing; and

(b)	Financing Principal payable (other than as a result of a prepayment obligation),

in that period less any amounts accruing for payment to the Owner in that period under a Swap Agreement.

Debt Service Cover Ratio means, on any Repayment Date, the ratio of Net Cash Flow to Debt Service for the Calculation Period ending on that Repayment Date.

Debt Service Reserve Account means the bank account in the name of the Owner with the Account Bank and designated “Skopelos Debt Service Reserve Account”.

Deed of Covenants means the deed of covenants to be entered into between the Owner and the Security Trustee collateral to the Mortgage.

Default means:

(a)	an Event of Default; or

(b)
an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Delivery Date means the date of actual delivery of the Vessel to the Owner under the terms of the Shipbuilding Contract.

Delivery General Assignment means the assignment of the Requisition Compensation and the Obligatory Insurances together with all benefits under the contracts, policies and entries under the Obligatory Insurances and all claims in respect of them in substantially the form of Appendix 1 (Form of Delivery General Assignment) together with any and all notices and acknowledgements entered into in connection therewith.

Delivery Loan means the Loan to be advanced under this Agreement on the Final Completion Date in relation to the final Instalment.

Deposit Bank means initially Deutsche Bank AG, London Branch or, as the case may be, any other bank or financial institution substituting or replacing it pursuant to Clause 12.11 of this Agreement or, as the case may be, clause 3.3 of the DPP.

Distribution means the payment by the Owner by way of any payment, repayment, redemption or dividend, capital reduction, distribution or the like to any of its shareholders.

Dollars or US$ means the lawful currency for the time being of the United States of America.

DPP means the deed of proceeds and priorities in the form attached at Appendix 5 (Form of DPP) to be entered into on or prior to the Incidental Costs Loan Utilisation Date between (inter alios) the Facility Agent, the Security Trustee, the Owner, the Sponsor and the Swap Banks.

Drilling Charter has the meaning given to it in Clause 16.22(a).

Drilling Charter Cut-off Date means the earlier of 31 January 2010 and the Instalment Loan 2 Utilisation Date as defined in the Sister Loan Agreement.

Earnings means all present and future moneys and claims which are earned by or become payable to or for the account of the Owner in connection with the operation or ownership of the Vessel and including but not limited to:

(a)	freights, passage and hire moneys (howsoever earned), including, for the avoidance of doubt, charterhire and charterhire performance bonuses payable under any Drilling Charter;

(b)	Liquidated Damages Payments;

(c)	remuneration for salvage and towage services;

(d)	demurrage and detention moneys;

(e)	all moneys and claims in respect of the requisition for hire of the Vessel;

(f)	payments received in respect of off-hire insurance; and

(g)	damages for breach or payments for termination of a Drilling Charter or any other contract for the employment of the Vessel.

Earnings Deposit Date shall have the meaning given to that term in Clause 12.3 (Transfers to the Operating Expenses Account).

Eksportfinans means Eksportfinans ASA located at Postboks 1601 Vika, 0119, Oslo, Norway.

Eksportfinans CIRR means 3.93 per cent. per annum.

Eksportfinans Lenders means the lenders described in Schedule 1 as Eksportfinans Lenders together with any New Lenders in respect of an Eksportfinans Loan.

Eksportfinans Loan means that portion of a Loan under the Facility (and identified as such in any Request) advanced to the Owner by the Eksportfinans Lenders.

Environment means:

(a)	any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;

(b)	water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers;

(c)	air including, without limitation, air within buildings and other natural or man-made structures above or below ground; and

(d)	flora, fauna and ecological systems.

Environmental Affiliate means the Owner, the Sponsor and the Manager together with their respective officers, directors and employees and, during the Post-Completion Period, all of those persons for whom the Owner, the Sponsor or the Manager is responsible under any Applicable Law in respect of any activities undertaken in relation to the Vessel.

Environmental Approvals means any permit, licence, approval, consent, certificate, registration, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of (or liability under) Environmental Law, the existence of any liability arising from such breach, contravention or violation, or the presence of or Release of any Hazardous Material.  In this context, claim means: a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority; and any form of enforcement or regulatory action, but shall exclude a frivolous or vexatious claim which is being contested in good faith and with due diligence and which is discharged or struck out within 14 days.

Environmental Laws means any or all Applicable Law relating to or concerning:

(a)	pollution or contamination of the Environment, including any remediation of any pollution or contamination on the restoration or repair of any damage to the Environment;

(b)	the protection of the Environment and human health or safety or any living organisms which inhabit the Environment or any ecological system;

(c)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, deposit, disposal, transport or handling of Hazardous Materials;

(d)
the Release or other form of transmission into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters; and

(e)
the provision and maintenance of bonds, guarantees or other forms of financial assurance required by any Governmental Entity in connection with activities that could have an adverse effect on the Environment.

Equity Account means the bank account opened in the name of the Owner with the Equity Account Bank and designated “Skopelos Equity Account” for the purposes of the holding of the Equity Collateral.

Equity Account Bank means EFG Eurobank Ergasias S.A. or any other bank or financial institution approved by the Facility Agent (acting on the instructions of the Majority Lenders).

Equity Account Charge means the charge document in the form attached at Appendix 9 (Form of Equity Account Charge) entered into or to be entered into on or prior to the Incidental Costs Loan Utilisation Date by the Owner in favour of the Security Trustee in respect of the Equity Account.

Equity Collateral means the cash security paid or to be paid by the Owner, or, as the case may be, the Sponsor pursuant to Clause 12.2(a)(iii).

Equity Contribution means in respect of each Utilisation Date the amount required to be paid in respect of Vessel Costs not funded by the Loan to be made on such date.

Event of Default means an event or circumstance specified as such in Clause 18 (Default) of this Agreement.

Excess Risks means:

(a)
the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and

(b)
collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of the Vessel as is covered by the hull and machinery insurance.

Expected Contract Price means US$691,462,966 being the expected amount as at the date of this Agreement payable by the Owner to the Builder under and in accordance with the terms of the Shipbuilding Contract.

Facility means the term loan facility made available under this Agreement.

Facility Office means, in respect of a Lender, the office through which that Lender will perform its obligations under this Agreement from time to time subject to Clause 27.5 (Costs resulting from change of Lender or Facility Office).

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties, the Account Bank and/or the Mandated Lead Arranger and/or any Lender and the Owner (or Affiliate of the Owner or the Sponsor) setting out the amount of certain fees relating to the Facility.

Final Completion Date means the later of:

(a)	the date of actual delivery of the Vessel by the Owner to the Charterer under the Drilling Charter and unconditional acceptance by the Charterer under the terms thereof; and

(b)
the date of confirmation to the Facility Agent from the Technical Adviser that the Vessel’s design and performance fulfils the technical specifications required under the Shipbuilding Contract and the Drilling Charter.

Final Maturity Date means 31 December, 2020.

Finance Document means:

(a)        this Agreement;

(b)	each Security Document;

(c)	the DPP;

(d)	the GIEK Security Trustee Letter;

(e)	each Swap Agreement;

(f)	each Fee Letter;

(g)	each Transfer Certificate;

(h)	the Account Bank Mandate; and

(i)	any other document designated as such by the Facility Agent and the Owner.

Finance Party means a Lender, a Swap Bank or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit agreement (including any dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	the amount of any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)
the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service;

(h)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing other than trade credits incurred in the ordinary course of business with credit terms of no longer than 90 days;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Financing Costs means any of the following payable by the Owner:

(a)	interest, fees and any other costs or expenses payable under the Finance Documents;

(b)	any Swap Costs; and

(c)	any Tax in respect of any of the above.

Financing Principal means the amount of principal payable by the Owner in respect of the Loans from time to time.

Five Year Drilling Charter means a Drilling Charter entered into in respect of the Vessel for a minimum term (excluding any optional extensions) of five (5) years from the Final Completion Date.

Fixed Rate means the fixed rate of interest payable by the Owner to a Swap Bank under and in accordance with the term, of a Swap Agreement.

Floating Charge means the charge document in the form attached at  Appendix 11 (Form of Floating Charge) entered into or to be entered into on or prior to the Utilisation Date for the Incidental Costs Loan by the Owner in favour of the Security Trustee over all and any assets of the Owner.

Force Majeure Event means an event of force majeure as defined in or contemplated by Article III of the Shipbuilding Contract or any event of force majeure as defined or contemplated by the Drilling Charter.

General Assignment means the assignment of the Shipbuilding Contract, the Construction Insurances, the Earnings and the Refund Guarantee, in the form attached at Appendix 6 (Form of General Assignment) and entered into or to be entered into on or prior to the Incidental Costs Loan Utilisation Date, granted by the Owner in favour of the Security Trustee together with any and all notices and acknowledgements entered into in connection therewith.

GIEK means Garanti Instituttet for Eksportkreditt of Dronning Mauds, gate 15, P.O. Box 1763 Vika 0122, Oslo, Norway.

GIEK Conditions means “GIEK’s Export Guarantees – General Conditions – Lenders Guarantee” and the conditions set out in the GIEK Guarantee.

GIEK Guarantee means the buyer’s credit guarantee, including the GIEK Conditions, to be issued by GIEK in favour of the Eksportfinans Lenders covering the Eksportfinans Loans.

GIEK Security Trustee Letter means the letter in the form attached at schedule 4 to the DPP.

Government Entity means, in respect of any country:

(a)	any natural government, political subdivision thereof, or local jurisdiction therein; and

(b)	any instrumentality, board, commission, court or agency thereof, however constituted.

Gross Revenue means, for any Calculation Period, the aggregate Earnings received in such period in respect of the Vessel.

Hazardous Material means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance or radiation, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law as hazardous, harmful, a contamination or waste and/or capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Oil Pollution Act of 1990, as amended).

Hedged Portion means, from time to time, the principal amount of any outstanding Loans the interest on which has been hedged by the Owner with a Swap Bank under and in accordance with the terms of any Swap Agreement.

Holding Company means, in relation to a company or corporation, any company or corporation of which it is a Subsidiary.

IFRS means the International Financial Reporting Standards issued by the board of the International Accounting Standard Committee from time to time.

Incidental Costs means the Incidental Vessel Costs and the Incidental Loan Costs.

Incidental Costs Loan means the Loan, if any, to be advanced under the terms of this Agreement during the Incidental Costs Loan Availability Period in relation to payment of Incidental Loan Costs (other than interest and Commitment fees) and Incidental Vessel Costs in the maximum principal amount specified in Clause 4.2(b).

Incidental Costs Loan Availability Period means the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date and (ii) the Longstop Date.

Incidental Loan Costs means:

(a)	each of the fees referred to in Clause 22 (Fees) and payable under the terms of the Fee Letters during the Pre-Completion Period;

(b)	any and all costs and expenses which are payable by the Owner to the Secured Parties pursuant to Clause 24.1 (Initial costs) within a period of three (3) months from the date of this Agreement; and

(c)	interest in the Pre-Completion Period calculated and payable in accordance with Clause 7.1(a).

Incidental Vessel Costs means, during the Pre-Completion Period:

(a)
reasonable and properly incurred costs paid by the Owner in connection with the Vessel in excess of the Contract Price, in respect of those items detailed in Schedule 7 (Incidental Vessel Costs), for which supporting invoices or receipts have been provided to the Security Trustee;

(b)	the Initial Debt Service Reserve Contribution; and

(c)	any interest accrued and payable to the Eksportfinans Lenders in respect of the Eksportfinans Loans drawn under this Facility.

Incidental Vessel Costs Loan means any Loan to be advanced under the terms of this Agreement in relation to Incidental Vessel Costs.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Initial Debt Service Reserve Contribution means the payment to be made by the Owner or the Sponsor to the Debt Service Reserve Account in accordance with Clause 12.8 (Payments to the Debt Service Reserve Account prior to the Utilisation Date of the Delivery Loan) of this Agreement.

Initial Equity Contribution means US$99,150,000 to be contributed by the Sponsor to the Owner by way of equity and to be paid to the Builder under the terms of the Shipbuilding Contract on or prior to the Incidental Costs Loan Utilisation Date in satisfaction of the Instalments referred to in Article II paragraphs 4(a)(i) to 4(a)(iii) inclusive of the Shipbuilding Contract.

Instalment means an amount due and payable by the Owner under the terms of the Shipbuilding Contract.

Instalment Loan has the meaning given to it in Clause 4.1(c).

Instalment Loan 1 means the first Instalment Loan, if any, to be advanced under the terms of this Agreement during the Instalment Loan 1 Availability Period in relation to the Instalment referred to in Article II paragraph 4(b) of the Shipbuilding Contract.

Instalment Loan 2 means the second Instalment Loan, if any, to be advanced under the terms of this Agreement during the Instalment Loan 2 Availability Period in relation to the Instalment referred to in Article II paragraph 4(c) of the Shipbuilding Contract.

Instalment Loan 3 means the third Instalment Loan, if any, to be advanced under the terms of this Agreement during the Instalment Loan 3 Availability Period in relation to the Instalment referred to in Article II paragraph 4(d) of the Shipbuilding Contract.

Instalment Loan 1 Availability Period means the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date and (ii) the Longstop Date.

Instalment Loan 2 Availability Period means the period from but excluding the Utilisation Date of the Instalment Loan 1 to and including the earlier of (i) the Delivery Date and (ii) the Longstop Date.

Instalment Loan 3 Availability Period means the period from but excluding the Utilisation Date of the immediately preceding Loan (if any) to and including the earlier of (i) the Delivery Date and (ii) the Longstop Date.

Insurers means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which the Vessel may at any time be entered.

Insurance Market Value means the fair market value of the Vessel, being the average of valuations of the Vessel obtained from the Approved Brokers with or without physical inspection of the Vessel (as the Security Trustee may reasonably require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and or pool arrangement.

ISM Code means the International Safety Management Code (including the guidelines on its implementation) adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time.  The terms “safety management system”, “Safety Management Certificate”, “Document of Compliance” and “major non-conformity” shall have the same meanings as are given to them in the ISM Code.

ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

KEXIM means the Export Import Bank of Korea.

KEXIM Guarantee means the guarantee agreement to be issued by KEXIM in favour of the KEXIM Lenders (other than KEXIM) covering the KEXIM Loan (other than that portion advanced by KEXIM itself).

KEXIM Lenders means the lenders detailed in Schedule 1 as KEXIM Lenders together with any New Lenders in respect of a KEXIM Loan.

KEXIM Loan means that portion of a Loan under the Facility (and identified as such in any Request) advanced to the Owner by the KEXIM Lenders.

Korea means the Republic of Korea.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 27.2 (Assignments and transfers by Lenders),

and Lenders means all of them.

Leverage Ratio means, as at any date of determination, the ratio of the latest Market Value of the Vessel (plus the value attributed to any additional security provided pursuant to Clause 16.33 (Leverage Ratio) as determined by the Facility Agent from time to time) to the aggregate principal amount outstanding under the Facility.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or for any Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Security Trustee at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the second London Business Day before the start of the Term for the offering of deposits in Dollars for a period comparable to that Term.

Liquidated Damages Payment means the amount of any liquidated damages payable to the Owner by the Builder pursuant to Article III of the Shipbuilding Contract.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

Longstop Date has the meaning given to that term in Clause 6.2(d) (Mandatory prepayment).

Losses means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any of the Finance Parties.

LTC Ratio means the ratio of all of the Loans to the aggregate of all of the Loans and the Sponsor Equity, as in the formula:

Σ Loans
Σ Loans + Sponsor Equity

Maiden Voyage Costs means any costs of the Vessel incurred in respect of its maiden voyage from the place of delivery under the Shipbuilding Contract to the first location provided for in a Drilling Charter, including costs associated with positioning the Vessel for delivery under such Drilling Charter.

Majority Lenders means Lenders:

(a)
whose share in the outstanding Loans and whose undrawn Commitments then aggregate not less than 80% of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders and who include at least (but without limitation) one (1) Commercial Lender whose share in the outstanding Loans and whose undrawn Commitments in connection with the Loans then aggregate more than 1 % of the aggregate of all the outstanding Loans and the undrawn Commitments of the Lenders; or

(b)
if there is no Loan then outstanding, whose undrawn Commitments then aggregate not less than 80% of the Total Commitments and who include at least (but without limitation) one (1) Commercial Lender whose undrawn Commitments in connection with the Loans then aggregate more than 1% of the aggregate of all the undrawn Commitments of the Lenders; or

(c)
if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated not less than 80% of the Total Commitments immediately before the reduction and who include at least (but without limitation) one (1) Commercial Lender whose undrawn Commitments in connection with the Loans aggregated more than 1% of the aggregate of all the outstanding Loans and the undrawn Commitments of the Lenders,

PROVIDED that for such purpose, and subject always to the further provisos below (i) each Lender which has a separate participation in the Commercial Loans and/or the Kexim Loans and/or the Eksportfinans Loans may vote its separate participation in each of such class of Loans as if it were a separate Lender and (ii) each Lender may split its vote in relation to each such separate participation in such proportions, as it, in its absolute discretion,  determines, as if each such proportion were held by a separate Lender AND PROVIDED FURTHER THAT the voting rights of the KEXIM Lenders shall be exercised by KEXIM as if all such voting rights belonged to KEXIM.

Management Agreement means the management agreement in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) to be entered into between the Manager and the Owner prior to the Utilisation Date for the Instalment Loan 1 for the monitoring, organisation and supervision by the Manager in relation to the project during the Pre-Completion Period and for the operation and servicing of the Vessel during the Post-Completion Period.

Management Agreement Assignment means the assignment of the Management Agreement in the form attached at Appendix A (Form of Management Agreement Assignment) and to be entered into on or prior to the Utilisation Date for the Instalment Loan 1, granted by the Owner in favour of the Security Trustee together with any and all notices and acknowledgments entered into in connection therewith.

Manager means Ocean Rig ASA (whether acting alone or through Cardiff Marine Inc. as provider of certain administrative services) or such other person in each case approved by the Charterer from time to time and the Facility Agent (acting on the instructions of the Majority Lenders).

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent under Schedule 8 (Calculation of the Mandatory Cost).

Mandatory Prepayment Event means any of the events referred to in Clause 6 (Prepayment and Cancellation) as a result of which the Owner is obliged to prepay any one or more of the Loans or any Lender’s participation in the Loans.

Market Value means at any time the aggregate of:

(a)
the net present value of the expected Net Cash Flow to be derived from each existing Drilling Charter as calculated by the Facility Agent in its sole discretion on the basis of a discount rate of 6 per cent. per annum and information then available to it and on the basis that:

(i)	during the first year of each Drilling Charter the Operating Expenses shall be US$150,000 per day and utilization rate of 95 per cent. for the Vessel; and

(ii)
thereafter the Operating Expenses and the utilization rate of the Vessel shall be the Operating Expenses actually incurred and utilization rate actually achieved during the previous twelve month period of the relevant Drilling Charter; and

(b)
the forecasted fair market value of the Vessel derived from a valuation of the Vessel obtained from one Approved Broker with or without physical inspection of the Vessel (as the Security Trustee may reasonably require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, as at the latest expiry date of the then existing Drilling Charters.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Owner or the Sponsor to perform its obligations under the Transaction Documents;

(b)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any Finance Document; or

(c)	any right or remedy of a Finance Party in respect of a Finance Document.

Maximum Eksportfinans Loan Amount means the lesser of (a) 44.4 per cent. of the Total Commitments and (b) US$250,000,000.

Maximum Facility Amount means the lower of (i) US$562,500,000 and (ii) an amount equal to 70% of the Vessel Cost.

Maximum Commercial Loan Amount means the lesser of (a) 20.0 per cent. of the Total Commitments and (b) US$112,500,000.

Maximum KEXIM Loan Amount means the lesser of (a) 35.6 per cent. of the Total Commitments and (b) US$200,000,000.

Moody’s means Moody’s Investor Services Inc. and any successor thereto.

Mortgage means the first preferred Maltese ship mortgage (and the Deed of Covenants collateral thereto) to be given by the Owner in favour of the Security Trustee on or prior to the Delivery Loan in the form attached at Appendix 2 (Form of Mortgage).

Net Cash Flow means, for any Calculation Period:

(a)	Gross Revenues received; minus

(b)	Operating Expenses and CAPEX Expenses payable.

Obligatory Insurances means all contracts and policies of insurance (other than the Contractor Insurances) and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with Clause 17.1 (Scope of Obligatory Insurances) in respect of the Vessel.

OECD means the Organisation for Economic Co-operation and Development.

Operating Expenses Account means the bank account opened in the name of the Owner with the Account Bank and designated “Skopelos Operating Expenses Account”.

Operating Expenses means expenses incurred by the Owner in connection with the transportation, operation, employment, maintenance, repair, running and insurance of the Vessel, including maintaining the ownership and legal fees, rentals, wages or fees which the Owner may be required to pay pursuant to the Management Agreement, the cost of maintaining Obligatory Insurances and other insurances maintained for the Vessel and payment of Tax properly payable by the Owner.

Operational Software means, at any time, any software which is then being used in connection with the operation, navigation or maintenance of the Vessel.

Other Shipbuilding Contract means the turn key building contract between the Builder and the Other Owner dated 17th September, 2007 pursuant to which the Builder agreed to build and deliver the Other Vessel to the Other Owner.

Other Owner means Drillship Hydra Owners Inc.

Other Vessel means the drillship being constructed by the Builder for the Other Owner with Hull Number 1837.

Owner’s Shipbuilding Contract Guarantee means the performance guarantee entered or to be entered into in the form as set out in Exhibit 5 to the Shipbuilding Contract securing the obligations of the Owner to the Builder under the Shipbuilding Contract.

Parent means Skopelos Shareholders Inc., a corporation incorporated in the Marshall Islands and the sole shareholder of the Owner whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Parent Shareholder means Drillships Investment Inc., a corporation incorporated in the Marshall Islands and the sole shareholder of the Parent  whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Party means a party to this Agreement.

Permitted Liens means, in respect of any of the Security Assets:

(a)	Security Interests created by the Security Documents;

(b)
liens for unpaid crew’s wages including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of business for not more than one month after the due date for payment;

(c)
any Security Interest constituted by or securing any netting or set-off arrangement entered into in the normal course of the Owner’s banking arrangements in respect of any bank accounts opened by it and which have not been secured in favour of the Finance Parties pursuant to the Security Documents;

(d)	liens for salvage;

(e)	liens for classification or scheduled dry-docking or for necessary repairs to the Vessel whose aggregate cost does not exceed US$10,000,000 at any one time in respect of the Vessel;

(f)	liens for collision;

(g)	liens for master’s disbursements incurred in the ordinary course of business;

(h)
statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, due and outstanding for not more than one month whose aggregate value does not exceed US$10,000,000; and

(i)	any lien created or permitted to subsist with the prior written consent of the Security Trustee (acting on instructions of the Majority Lenders),

provided, in the case of paragraphs (b) to (h) inclusive, that the amounts which give rise to such liens are paid when due or within any of the time periods stated above or within any applicable grace period or, if not paid when due, are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute (less any applicable deductible) has been obtained by the Owner from underwriters or insurance companies that have been approved by the Facility Agent, (acting on the instructions of the Majority Lenders)), provided further that such proceedings, whether by payment of adequate security into Court or otherwise, do not give rise to a material risk of the Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on any Finance Party.

Post-Completion Eksportfinans Interest Rate means the aggregate of the Eksportfinans CIRR and 1.61% per annum (being the post-completion GIEK-premium).

Post-Completion Margin means 1.75 % per annum.

Post-Completion Period means the period from and including the Final Completion Date until and including the Final Maturity Date.

Potential Mandatory Prepayment Event means any event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) a Mandatory Prepayment Event.

Pre-Completion Eksportfinans Interest Rate means the aggregate of the Eksportfinans CIRR and 1.86% (being the pre-completion GIEK-premium).

Pre-Completion Margin means 2.00 % per annum.

Pre-Completion Period means the period from and including the date on which the Incidental Costs Loan is advanced under this Agreement to but excluding the Final Completion Date.

Pre-Delivery Period means the period from and including the date on which the Incidental Costs Loan is advanced under this Agreement to but excluding the Delivery Date.

Primary Transfers has the meaning given to that term in Clause 12.2(f) (Proceeds Account).

Proceeds Account means the bank account in the name of the Owner with the Account Bank and designated “Skopelos Proceeds Account”.

Project Parties means each of:

(a)	the Owner and the Sponsor; and

(b)
from time to time, any of the Builder, the Manager, any Charterer Parent and/or Charterer (but only to the extent, in any such case, that the same has or may in the future have, outstanding liabilities owing to the Owner, the Sponsor or any Finance Party under any Finance Document or Related Contract to which it is a party).

Pro Rata Share means, in respect of a Lender:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled otherwise, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

Protocol of Delivery and Acceptance has the meaning given to such term in the Shipbuilding Contract.

Rate Fixing Day means the date falling two London Business Days before the start of a Term for a Loan or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Receiver means an administrative receiver, receiver and manager or receiver in each case appointed under a Security Document.

Reference Banks means the Facility Agent and any other bank or financial institution appointed as such for the purpose of this Agreement by the Facility Agent in consultation with the Owner in accordance with Clause 27.6 (Changes to the Reference Banks).

Refund Guarantee means the refund guarantee issued by the Refund Guarantor in favour of the Owner.

Refund Guarantor means Calyon.

Related Contracts means any or all of the following (as the context requires):

(a)	the Refund Guarantee;

(b)	the Shipbuilding Contract;

(c)	the Other Shipbuilding Contract;

(d)	the Obligatory Insurances;

(e)	each Drilling Charter;

(f)	any Charterer Parent Guarantee;

(g)	the Management Agreement; and

(h)	the Sister Shipbuilding Contract.

Release means an emission, spill, release or discharge into the Environment, including any “release” falling within the definition ascribed to such term pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

Repayment Date means, subject to the provisions of Clause 5 (Repayment), each of the 18 dates which fall at semi-annual intervals as detailed in the Repayment Schedule, the first such date falling six months after the Final Completion Date and the final such date falling on the Final Maturity Date.

Repayment Instalment means each scheduled instalment which is payable in accordance with the Repayment Schedule.

Repayment Schedule means the schedule of repayment dates as detailed in 5 (Loan Repayment Schedule), to be replaced as required in accordance with Clause 5 (Repayment) and Clause 6.9(b) (Partial prepayment of Loans).

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 14.30 (Times for making representations).

Request means a request made by the Owner for a Loan, substantially in the form of Schedule 3 (Form of Request).

Required DSRA Balance means at any time the aggregate of:

(a)	(i)
until the date falling immediately prior to the first anniversary of the Utilisation Date in respect of the Delivery Loan, the amount available to be transferred from the Proceeds Account pursuant to Clause 12.8 (Payments to the Debt Service Reserve Account prior to the Utilisation Date of the Delivery Loan) until such time as the balance thereof is the amount referred to in (ii) below; and

(ii)	thereafter, the aggregate amount required to pay the next scheduled principal and interest instalment under this Agreement on or before the next Repayment Date (with scheduled interest in respect of any Hedged Portion being deemed to be payable at the applicable Fixed Rate); and

(b)	the amount from time to time deposited pursuant to Clause 16.33(b)(ii) (Leverage Ratio).

Required Insurance Amount means, on an agreed value basis, the higher of (a) 125 % of the aggregate of the outstanding Loans and (b) the Insurance Market Value of the Vessel.

Requisition Compensation means all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, the Vessel including requisition for hire.

Retention Period means each period commencing, in the case of the first such period, on (and including) the Final Completion Date and ending on (but excluding) the first Repayment Date, in the case of each other such period, on (and including) a Repayment Date and ending on (but excluding) the next Repayment Date or, in the case of the final such period, the Final Maturity Date.

Required Prepayment Percentage means the sum expressed as a percentage of the following formula (provided that if such sum is a negative figure, the sum shall be construed as zero):

(A x 0.6) - B  x 100
            C

where:

A	is the aggregate of B and C;

B	is the amount of all of the Loans (as defined in the Sister Loan Agreement) outstanding under the Sister Loan Agreement; and

C	is the amount of all of the Loans outstanding under this Agreement.

S&P means Standard & Poor’s Ratings Group and any successor thereto.

Scheduled Delivery Date means 30 September 2011.

Scheduled Instalment Amount means:

(a)	for the Instalment payable on the Instalment Loan 1 Utilisation Date, the lower of 15.45% of the Expected Contract Price and US$106,789,466;

(b)	for the Instalment payable on the Instalment Loan 2 Utilisation Date, the lower of 15.05% of the Expected Contract Price and US$104,040,750;

(c)	for the Instalment payable on the Instalment Loan 3 Utilisation Date, the lower of 15.05% of the Expected Contract Price and US$104,040,750;

(d)	for the Instalment payable on the Delivery Loan Utilisation Date, the lower of 40.125% of the Expected Contract Price and US$277,442,000.

Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and Term displayed on the BBA Page LIBOR 01. If the relevant page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Owner and the Lenders.

Secured Liabilities means all present and future obligations and liabilities (actual or contingent) of the Owner, the Parent, the Parent Shareholder, the Sister Owner, the Sister Parent, or the Sponsor to the Secured Parties or any of them under or in connection with any Finance Document or any Sister Finance Document.

Secured Party means a Finance Party and any Sister Finance Party or GIEK.

Security Agreements means:

(a)	the Mortgage;

(b)	the General Assignment;

(c)	the Share Charge;

(d)	the Sponsor Construction and Post-Delivery Guarantee;

(e)	the Swap Agreement Assignment;

(f)	the Delivery General Assignment;

(g)	the Accounts Charge Agreement;

(h)	the Equity Account Charge;

(i)	the Charter Assignment;

(j)	the Charterer Direct Agreement;

(k)	the Management Agreement Assignment;

(l)	the Floating Charge; and

(m)	any other document designated as such in writing by the Owner and the Facility Agent.

Security Assets means any asset which is the subject of a Security Interest created by a Security Document.

Security Document means:

(a)	each Security Agreement; and

(b)	any other document evidencing or creating security over any asset of the Owner to secure any obligation of the Owner to the Finance Parties or any of them under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of the relevant Security Document and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid, performed and discharged in full.

Share Charge means the charge in respect of the issued share capital of each of the Owner and the Parent in the form attached at Appendix 7 (Form of Share Charge) entered into or to be entered into on or prior to the Incidental Costs Loan Utilisation Date and granted by each of the Parent and the Parent Shareholder, respectively, in favour of the Security Trustee.

Shipbuilding Contract means the turn key building contract between the Builder and the Owner dated as of 24 January 2008 (as may further be amended or supplemented from time to time) pursuant to which the Builder agreed to build and deliver the Vessel to the Owner.

Sister Drilling Charter has the meaning given to the term “Drilling Charter” in the Sister Loan Agreement.

Sister Event of Default has the meaning given to the term “Event of Default” in the Sister Loan Agreement.

Sister Finance Documents has the meaning given to the term “Finance Documents” in the Sister Loan Agreement.

Sister Finance Party has the meaning given to the term “Finance Party” in the Sister Loan Agreement.

Sister Five Year Drilling Charter has the meaning given to the term “Five Year Drilling Charter” in the Sister Loan Agreement.

Sister Loan Agreement means the credit facility agreement entered into on or about the date hereof between the Sister Owner, the Original Lenders as lenders, the Security Trustee as security trustee and the Facility Agent as facility agent in respect of the Sister Vessel.

Sister Owner means Drillship Kithira Owners Inc., a company incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands.

Sister Parent has the meaning given to the term “Parent” in the Sister Loan Agreement.

Sister Refund Guarantee means the refund guarantee issued by the Refund Guarantor in favour of the Sister Owner.

Sister Security Trustee has the meaning given to the term “Security Trustee” in the Sister Loan Agreement.

Sister Shipbuilding Contract means the turn key building contract between the Builder and the Sister Owner dated as of 24 January 2008 pursuant to which the Builder agreed to build and deliver the Sister Vessel to the Sister Owner.

Sister Three Year Drilling Charter has the meaning given to the term “Three Year Drilling Charter” in the Sister Loan Agreement.

Sister Vessel means the drillship being constructed by the Builder with Hull Number 1865 pursuant to the Sister Shipbuilding Contract.

Software Licences means, at any time, all licences granted to the Owner in respect of the Operational Software.

Software Records means, at any time, records in respect of:

(a)	the Operational Software;

(b)	the identity of the then current suppliers of the Operational Software;

(c)	all upgrades carried out in respect of the Operational Software or changes to the Software Licences; and

(d)	all Software Licences.

Sponsor means Dryships Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Sponsor Equity means the aggregate of any Balancing Equity Contribution, the Initial Equity Contribution, the Equity Collateral and the Equity Contributions.

Sponsor Construction and Post-Delivery Guarantee means the guarantee and indemnity from the Sponsor dated on or about the date hereof in favour of, and in form and substance satisfactory to, the Security Trustee pursuant to which the Sponsor guarantees and indemnifies the Finance Parties in respect of the obligations of the Owner to pay:

(a)
the Initial Equity Contribution, each Equity Contribution (including any bonus payments to the Builder if the Vessel is delivered early), the Equity Collateral, amounts to be paid into the Debt Service Reserve Account and each Balancing Equity Contribution at the relevant time; and

(b)	during the Post-Completion Period, up to U.S.$225,000,000.

Subsidiary means:

(a)	a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

Swap Agreement means any ISDA Master Agreement, schedule (including any credit support annexed thereto) and confirmation entered into between a Swap Bank and the Owner or any other hedging arrangement entered into between a Swap Bank and the Owner prior to the Utilisation Date for the Incidental Costs Loan in connection with at least 75 per cent. of the interest expected to be payable under this Agreement in respect of the KEXIM Loans and the Commercial Loans, as estimated by the Swap Banks.

Swap Agreement Assignment means the assignment of any Swap Agreement, in the form attached at Appendix 4 (Form of Swap Agreement Assignment) entered or to be entered into on or before the Utilisation Date for the Incidental Costs Loan.

Swap Bank means Deutsche Bank AG acting through its London branch (or any Affiliate thereof), and Dexia Credit Local, New York Branch, and from time to time, any person party to the DPP in its capacity as a swap bank.

Swap Costs means any amount payable by the Owner under a Swap Agreement except for any Swap Termination Payment.

Swap Limit means US$40,000,000.

Swap Termination Payment means any sums payable or owing by the Owner to a Swap Bank under or in connection with an Event of Default (as that term is defined in the relevant Swap Agreement) or Termination Event (as that term is defined in the relevant Swap Agreement) or the occurrence of an Early Termination Date (as that term is defined in the relevant Swap Agreement) pursuant to a Swap Agreement whether or not matured and whether or not liquidated.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax made from a payment under a Finance Document.

Tax Payment means a payment made by the Owner to a Lender in any way relating to a Tax Deduction or under any indemnity given by the Owner in respect of Tax under any Finance Document.

Technical Adviser means Det Norske Veritas or any replacement marine surveyor, valuer or other technical adviser appointed by the Facility Agent on behalf of the Lenders, in consultation with the Owner, to review project progress on the Shipbuilding Contracts and Drilling Charter and to report to the Lenders thereon.

Technical Proposal means the technical due diligence proposal dated 30 June 2008 and issued by the Technical Adviser.

Technical Records means all technical data, manuals, logbooks and other records (whether kept or to be kept in compliance with any Applicable Law or any requirement of any Government Entity or the Drilling Charter) relating to the Vessel.

Term means each period determined under Clause 8 (Terms) by reference to which interest payable on a Loan is calculated.

Three Year Drilling Charter means a Drilling Charter entered into for a minimum term (excluding any optional extensions) of three (3) years, but less than five (5) years, from the Final Completion Date.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Loss means, in relation to the Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire; and

(c)
capture, seizure, arrest, detention or confiscation of the Vessel by any Government Entity or by persons acting or purporting to act on behalf of any government or any other person or entity which deprives the Owner of the Vessel or, as the case may be, the Charterer of the use of the Vessel for more than 60 days after that occurrence.

Transaction Authorisation means any authorisation, permit, licence, consent or approval required by any person or customary for any person to hold in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents, excluding authorisations agreed not to be delivered under the Transaction Documents.

Transaction Documents means the Finance Documents and Related Contracts.

Transfer Certificate means a certificate, substantially in the form of Schedule 4 (Form of Transfer Certificate), with such amendments as the Security Trustee and the Owner may approve or reasonably require or any other form agreed between the Security Trustee and the Owner.

Undrawn Amount means an amount, determined as at the Final Completion Date, equal to the Maximum Facility Amount less the aggregate of the Loans outstanding as at the Final Completion Date following the advance of the Delivery Loan.

Undrawn Amount Loan means any Loan to be advanced under the terms of this Agreement in relation to the Undrawn Amount.

Utilisation Date means each date on which a Facility or any part thereof is utilised.

Vessel means the drillship being constructed in accordance with the Shipbuilding Contract with Hull Number 1866, including all the topside, equipment, buyer’s supplies, parts, material and items constructed, manufactured or assembled under the Shipbuilding Contract incorporated in or attached to it.

Vessel Cost means the total of (a) the Contract Price, (b) the Incidental Costs, and (c) any other costs agreed by all of the Lenders.

Workscope means the workscope of the Technical Adviser as set out in the Technical Proposal.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality and shall include its successors, permitted assignees and permitted transferees;

(vii)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any Applicable Law to identify a person who is (or is to become) its customer;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding or continuing means that it has not been cured, remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause, an Appendix or a Schedule is a reference to a clause, subclause, appendix of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)
a Finance Document, Sister Finance Document, other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document, Sister Finance Document or other document or security, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(xv)	a time of day is a reference to London time; and

(xvi)	words importing the plural shall include the singular and vice versa.

(b)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)
Unless expressly provided to the contrary in a Finance Document, a person (other than any Secured Party or Affiliate of such Secured Party) who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears or unless the context otherwise permits:

(i)	a reference to a Party will not include that Party if it has ceased to be a party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)
any obligation of the Owner under the Finance Documents which is not a payment obligation remains in force in accordance with its terms for so long as any payment obligation of the Owner is or may be outstanding under the Finance Documents.

(e)
If, following the occurrence of an Event of Default which is continuing, any Finance Party acting reasonably considers that an amount paid to it under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of that Finance Document.

(f)	The headings in this Agreement do not affect its interpretation.

(g)
Where the Owner requests any amendment, waiver or grace period in respect of any provision of the Transaction Documents which would conflict with any provision of the GIEK Guarantee or require consent from GIEK under the GIEK Guarantee, the Eksportfinans Lenders may request the Facility Agent to ask GIEK for a response to such request and the Facility Agent shall not be obliged to respond to the Owner until it receives a response from GIEK.

(h)
Where the Owner requests any amendment, waiver or grace period in respect of any provision of the Transaction Documents which would conflict with any provision of the KEXIM Guarantee or require consent from KEXIM, the KEXIM Lenders may request the Facility Agent to ask KEXIM for a response to such request and the Facility Agent shall not be obliged to respond to the Owner until it receives a response from KEXIM.

2.	FACILITIES

2.1	Loan Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Owner a term loan facility in a maximum aggregate amount equal to the Maximum Facility Amount.

(b)	The Facility shall be capable of being drawn up to the Maximum Facility Amount on the dates described in Clause 4.2(a) (Completion of Requests).

2.2	Purpose

Each Loan may be used only in or towards:

(a)	financing the cost of construction of the Vessel pursuant to the Shipbuilding Contract;

(b)	financing such other items and costs as are included in the Vessel Cost; and

(c)	payment of amounts as described in Clause 4.1(e) (Giving of Requests).

2.3	No obligation to monitor

No Finance Party is obliged to monitor or verify the utilisation of any Loan.

2.4	Nature of a Finance Party’s rights and obligations

(a)	Unless otherwise agreed in writing by all the Finance Parties:

(i)	the obligations of a Finance Party under the Finance Documents are several;

(ii)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(iii)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(iv)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(v)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(vi)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

(b)
If at any time a Finance Party fails to pay when due its share of any Loan amount when required to do so, the Mandated Lead Arranger agrees that it shall consult with the Owner for a reasonable period of time and act in good faith to assist the Owner in resolving the matter, but at all times without any liability on the part of the Mandated Lead Arranger.

(c)	Each Swap Bank is a Party to this Agreement only in order to take the benefit of the rights given to the Finance Parties by this Agreement.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent documents

(a)
A Request in respect of any Loan may not be given until the Facility Agent has notified the Owner and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions Precedent) in respect of the Loan the subject of that Request in form and substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders) or that it expects to receive outstanding documents or evidence on or before the Utilisation Date of such Loan or, in the case of evidence on the payment of the Equity Contribution, Balancing Equity Contribution or Equity Collateral, on or before the date which falls one (1) Business Day after the date of service of the relevant Request to the Facility Agent (provided that it will be a condition precedent to the obligations of each Lender to advance such Loan that, as at the relevant Utilisation Date (or, in the case of evidence of the payment of the Equity Contribution, Balancing Equity Contribution or Equity Collateral, as at the date which falls one (1) Business Day after the date the Request is served), such outstanding documents or evidence have been received by the Facility Agent in form and substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders)). The Facility Agent must give this notification to the Owner and the Lenders promptly upon being so satisfied.

(b)	That part of the Delivery Loan which relates to all or part of the Instalment payable on the Delivery Date shall, if the Delivery Date has not at such time occurred, be deposited by the Facility Agent into the account of [the Refund Guarantor][1] (the Escrow Account) with its correspondent bank in New York three Business Days prior to the proposed Delivery Date, subject to the following irrevocable instructions (addressed to [the Refund Guarantor] with a copy to the correspondent bank):

“We have today credited to the account of [“Calyon”] (account number [●] with [●] ([here inset international recognition codes]) the amount of [insert here the amount of final Loan to be used in respect of the Delivery Date Instalment] United States Dollars (US$[●]) (the Deposit).  This payment is made in connection with the delivery instalment which will become payable by Drillship Skopelos Owners Inc. (the Buyer) to Samsung Heavy Industries Co., Ltd. (the Builder) under the terms of the shipbuilding contract dated 24th January 2008 relating to Hull no. 1865 (the Ship).  You are irrevocably instructed to order the release of the Deposit to either (a) the Builder upon your receipt of both (i) a copy of the Protocol of Delivery and Acceptance relating to the Ship signed by the Builder and the Buyer and (ii) a written confirmation from the Facility Agent that the Deposit may be released to the Builder or (b) us (for credit to account number [●] to [●] ([here insert international recognition codes]) upon your receipt of written instructions from both us and the Buyer to do so.  If, by noon (Korean time) on the date which falls [5] days after the proposed Delivery Date, you have not ordered the release of the Deposit to the Builder in accordance with (a) above or to us in accordance with (b) above you shall (unless otherwise instructed by us) immediately instruct the return of the Deposit to us (for credit to the account referred to above) on and for value on the date which falls [5] days after the proposed Delivery Date.”]

(c)
If the Delivery Date has not occurred at the time the Request for the Delivery Loan is served, the Owner undertakes with the Finance Parties not to sign a Protocol of Delivery and Acceptance in respect of the Vessel unless the Facility Agent has confirmed that the conditions precedent referred to the Clause 3.1(a) in respect of the Delivery Loan above have been or will, simultaneously with such signing, be satisfied.

3.2	Further conditions precedent

The obligations of each Lender to advance any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects;

(b)	no Default or Mandatory Prepayment Event or Potential Mandatory Prepayment Event is outstanding or would result from the Loan;

(c)	the Facility Agent has received an officer’s certificate from the Owner confirming that:

(i)
save as permitted by the Finance Documents, there have been no material amendments or variations agreed to the Related Contracts existing at such time that have not been agreed by the Facility Agent in accordance with the terms of this Agreement;

[1]	Samsung to confirm – see Article II paragraph 5(c) of the Shipbuilding Contract.

(ii)	no Related Contracts have been rescinded or terminated by any party to them;

(iii)	no action has been taken by (a) the Owner (b) the Sponsor or (c) by any other party which might in any way render any Related Contract inoperative or unenforceable, in whole or in any part; and

(iv)
none of the events mentioned in Clauses 18.6 (Insolvency), 18.7 (Insolvency proceedings), 18.8 (Creditors’ process), 18.9 (Cessation of business), or 18.10 (Failure to pay final judgment) has occurred, to the best of the Owner’s knowledge and belief (acting with the proper due diligence), in respect of any of the Refund Guarantor, the Builder, the Manager, the Charterer Parent (if applicable) or the Charterer (if applicable); and

(d)
the Facility Agent has received such other documents which, based on legal advice received from the relevant advisers referred to in this Agreement are necessary to evidence the legality, validity and enforceability of the obligations of the parties to any Finance Document being delivered on such Utilisation Date.

3.3	Waiver of conditions precedent

The conditions precedent in this Clause 3 are solely for the benefit of the Lenders, and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent (acting on the instructions of all of the Lenders).

4.	UTILISATION

4.1	Giving of Requests

(a)	The Owner may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. three Business Days prior to the date of the proposed borrowing and, in respect of the Delivery Loan, ten Business Days prior to the date of the proposed borrowing.  The Owner undertakes that any advance notices regarding expected payment dates of Instalments shall be promptly delivered to the Facility Agent at the same time as such notices are received by the Owner, Manager or Sponsor, as the case may be, from the Builder. The Facility Agent shall provide copies of such advance notices promptly to KEXIM upon receipt of the same from the Owner and to the other Lenders upon request.

(c)
The Owner may, subject to Clauses 4.1(d) and 4.1(e), submit up to only four Requests, one in respect of each of the Instalment Loan 1, the Instalment Loan 2, the Instalment Loan 3, and the Delivery Loan (each an Instalment Loan).

(d)
Notwithstanding Clause 4.1(c), the Owner may submit one Request for the Incidental Costs Loan and Requests for Incidental Vessel Costs Loans in accordance with the provisions of Clause 4.2 (Completion of Requests).

(e)
Notwithstanding Clause 4.1(c), if on the Final Completion Date there is an Undrawn Amount, the Owner may, if the Facility Agent (acting on the instructions of all the Lenders who shall have full discretion in connection with such instructions) so agrees, and on such terms and subject to such conditions as the Facility Agent may, acting on such instructions, require, submit a Request for an amount not exceeding the Undrawn Amount to be used to reimburse the Owner for amounts of Vessel Costs paid by it and not already financed hereunder or such other purposes as the Lenders may agree.

(f)	Each Request is irrevocable.

4.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the relevant Availability Period for that Loan and:

(i)	for an Instalment Loan (other than the Delivery Loan), is the date on which the corresponding Instalment is payable under the terms of the Shipbuilding Contract;

(ii)	for the Delivery Loan, is the Final Completion Date; or

(iii)	for an Incidental Vessel Costs Loan:

(A)	for the first Incidental Vessel Costs Loan, is a date on or after the date of this Agreement; and

(B)	for any other Incidental Vessel Costs Loan, is a date falling at least three (3) months after the previous Incidental Vessel Costs Loan Utilisation Date;

(b)	the requested Incidental Costs Loan is in an amount not exceeding the aggregate amount of:

(i)	the Incidental Loan Costs incurred in the period up to and including the Utilisation Date of the Incidental Costs Loan;

(ii)	the aggregate amount of the Approved Incidental Vessel Costs payable in the period up to and including the Utilisation Date of the Incidental Costs Loan and supported by invoices or receipts; and

(iii)
the aggregate estimated amount of Approved Incidental Vessel Costs which will become payable in the period up to and including the Utilisation Date of the Instalment Loan 1, supported by evidence satisfactory to the Facility Agent (acting in its sole discretion);

(c)	the requested Loan (other than the requested Incidental Costs Loan) is in an amount not exceeding:

(i)	if a Drilling Charter and a Sister Drilling Charter has been entered into ten (10) Business Days prior to the relevant Utilisation Date and:

(A)	the Drilling Charter is a Five Year Drilling Charter and the Sister Drilling Charter is a Sister Five Year Drilling Charter; or

(B)	the Drilling Charter is a Five Year Drilling Charter and the Sister Drilling Charter is a Sister Three Year Drilling Charter; or

(C)	the Drilling Charter is a Three Year Drilling Charter and the Sister Drilling Charter is a Sister Five Year Drilling Charter,

a percentage of the Scheduled Instalment Amount or, as applicable the Approved Incidental Vessel Costs (in each case determined by the Facility Agent) to be derived from an iterative process in a manner that the expected LTC Ratio at the Utilisation Date following the advance of the Loan equals zero point seven (0.7); or

(ii)
if the conditions in Clause 4.2(c)(i) have not been met, a percentage of the Scheduled Instalment Amount or, as applicable the Approved Incidental Vessel Costs (in each case determined by the Facility Agent) to be derived from an iterative process in a manner that the expected LTC Ratio at the Utilisation Date following the advance of the Loan equals zero point four (0.4), together with the Incidental Loan Costs to be capitalised or, as the case may be, reimbursed on that Utilisation Date in accordance with Clause 4.4; and

(d)	the amount requested for any Loan when aggregated with:

(i)	existing Loans advanced by the Lenders;

(ii)	the amounts to be drawn down under any other Request issued for drawdown on the proposed Utilisation Date; and

(e)	the amount capitalised pursuant to Clause 4.4 (Capitalisation of Incidental Loan Costs),

does not exceed the Maximum Facility Amount; and

(f)
subject to Clause 4.3, the amount of the Loan requested is apportioned pro rata to the Eksportfinans Loan, the KEXIM Loan and the Commercial Loan by reference to the proportion of the Total Commitments borne by the Commitments of the Eksportfinans Lenders, the KEXIM Lenders and Commercial Lenders respectively at the relevant time.

Only one Loan may be requested in a Request.

4.3	Advance of Loan

(a)
The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan (as calculated by the Facility Agent in accordance with this Clause 4.3).

(b)	No Eksportfinans Lender is obliged to participate in the Incidental Costs Loan or any Incidental Vessel Costs Loan.

(c)
The amount of each Lender’s share of each requested Instalment Loan will be its Pro Rata Share on the proposed Utilisation Date but adjusted so that the total amount lent by the Eksportfinans Lenders in respect of such Loan is equal to the aggregate which would have been, and would be, lent by the Eksportfinans Lenders, if:

(i)
they had participated to the extent of their Pro Rata Share in the Incidental Costs Loan and each Incidental Vessel Costs Loan drawn on or prior to the Utilisation Date of the relevant Instalment Loan; and

(ii)	they were to participate to the extent of their Pro Rata Share in the relevant Instalment Loan,

and taking into account the amount actually lent by the Eksportfinans Lenders in respect of any Instalment Loans for already drawn.

(d)
The Facility Agent shall calculate the amount to be lent by each of the Lenders in connection with each Instalment Loan and shall notify each of the Lenders of such amount as soon as practicable after receipt by the Facility Agent of the Request relating to that Instalment Loan.

(e)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans under the Facility would exceed its Commitment;

(ii)	the Loans would exceed the Total Commitments;

(iii)	in respect of the Eksportfinans Lenders, the aggregate of the Eksportfinans Loans would exceed the Maximum Eksportfinans Loan Amount;

(iv)	in respect of the KEXIM Lenders, the aggregate of the KEXIM Loans would exceed the Maximum KEXIM Loan Amount; or

(v)	in respect of the Commercial Lenders, the aggregate of the Commercial Loans would exceed the Maximum Commercial Loan Amount;

(f)
If the conditions set out in this Agreement have been met, each Lender must ensure that its share in the requested Loan will be available to the Facility Agent for the Owner through its Facility Office by 10.00 a.m. on the relevant Utilisation Date.

4.4	Capitalisation of Incidental Loan Costs

(a)
During the Pre-Completion Period the Commitment fee payable in accordance with Clause 22.1 (Commitment fee), and interest calculated and payable in accordance with Clause 7.1(a) (other than any such Commitment fees or interest included in the Incidental Costs Loan or interest payable to the Eksportfinans Lenders under this Agreement) shall accrue and shall, on the last day of each Term during the Pre-Completion Period, be capitalised and added to the principal amount of the Loans outstanding.

(b)
The amount of any Incidental Loan Costs to be capitalised may not in any circumstances exceed, when aggregated with the Loans already made and amounts of Incidental Loan Costs already capitalised under the relevant Loan, the Maximum Facility Amount or cause the applicable LTC Ratio set out in Clause 4.2(c)(i) or 4.2(c)(ii) to be breached. Any Incidental Loan Costs due and payable which cannot be capitalised in accordance with this Clause 4.4 must be paid by the Owner on the due date.

5.	REPAYMENT

(a)	The Owner must repay the Loans to the Facility Agent on each Repayment Date in accordance with the Repayment Schedule.

(b)	The Facility Agent shall notify the Owner and the Lenders of any change in the amount or the timing of any Repayment Instalment as soon as practicable prior to or, as the case may be, after the Final Completion Date.  In the event of any such notification, the Facility Agent shall replace the Repayment Schedule attached at Schedule 5 (Loan Repayment Schedule) with a new Repayment Schedule reflecting the correct Repayment Instalments and the correct Repayment Dates and promptly provide a copy thereof to the Owner and the Lenders.

(c)	The Loans shall be repaid in full on the Final Maturity Date.

(d)	Any amounts repaid under this Clause 5 may not be re-borrowed.

6.	PREPAYMENT AND CANCELLATION

6.1	Mandatory prepayment – illegality

(a)
If it becomes, or to the knowledge of any Lender is to become, unlawful or otherwise prohibited (whether temporarily or permanently) in any jurisdiction for a Lender to perform any of its obligations as contemplated by a Finance Document or to fund or maintain its share in one or more of the Loans, or to exercise any of its material rights under the Finance Documents, that Lender shall notify the Facility Agent and the Owner (any such event being a Lender Event).

(b)	After notification under paragraph (a) above (and subject always to satisfactory alternate arrangements being put into place in accordance with paragraph (d) below):

(i)	the Owner must repay or prepay the share of that Lender in the relevant Loan or Loans on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)
if earlier, the date specified by that Lender in the notice delivered to the Owner under paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

(d)
If, prior to the occurrence of a Lender Event, a Lender receives notice or becomes aware that a Lender Event will occur, that Lender and the Owner shall enter into discussions in good faith for a period of twenty (20) days (or such shorter period, if any, as may be available prior to the Lender Event taking effect) (the Lender Consultation Period) with a view to agreeing how the effects of the Lender Event can be avoided or mitigated so that alternative legal, valid and binding obligations, in form and substance satisfactory to that Lender and the Owner, are put in place.  If that Lender and the Owner cannot agree and complete such arrangements prior to the end of the Lender Consultation Period, the Owner shall be obliged to immediately prepay the share of that Lender in the Loan on the date specified in paragraph (c) above.

6.2	Mandatory prepayment – Total Loss, sale and Related Contracts

The Owner shall be obliged to prepay the whole of the Loans then outstanding (and each Lender’s Commitments shall be immediately cancelled) in the following circumstances and at the following times:

(a)        if there is a Total Loss (whether before or after the Delivery Date), on the earlier of:

(i)	the date falling 90 days after the Date of Total Loss; and

(ii)	the date of receipt by the Owner or the Security Trustee of the proceeds of insurance relating to such Total Loss;

(b)
if the Owner fails to deliver the Vessel to the Charterer in accordance with the terms of a Drilling Charter (other than in circumstances where there is a Charter Termination Event), on the date of such failure;

(c)
if either the Builder or the Owner is in breach of any of its material obligations under the Shipbuilding Contract, or either the Manager or the Owner is in breach of any of its material obligations under any other Related Contract, on the date falling 20 days after the date on which the Facility Agent gives written notice to the Owner that the Majority Lenders have so determined and such breach is not remedied or otherwise compensated for, in each case, to the satisfaction of the Majority Lenders within such period, or if the matter has been referred to arbitration within that 20-day period, upon the earlier of a settlement being reached in respect of such arbitration and 5 days after the receipt of the final arbitration award;

(d)
if the Vessel has not been delivered by the Builder and accepted unconditionally by the Charterer under the relevant Drilling Charter by the date falling 210 days after the Scheduled Delivery Date (the Longstop Date), on the Business Day immediately succeeding the Longstop Date;

(e)
if a material part of the assets of the Charterer or, if applicable, the Charterer Parent are seized, expropriated, or compulsorily acquired, nationalised, confiscated or requisitioned by any Government Entity or by persons purporting to act on behalf of any Government Entity, subject, however, to the provisions of Clause 16.23 (Breach or Termination of Drilling Charter or Management Agreement);

(f)
if a Charter Termination Event occurs, on the date of the occurrence of such Charter Termination Event, subject, however, to the provisions of Clause 16.23 (Breach or Termination of Drilling Charter or Management Agreement);

(g)	if the Vessel is sold, on or before the date on which the sale is completed;

(h)	if the Shipbuilding Contract is terminated in circumstances where the Refund Guarantee is payable upon the earlier of:

(i)	the date of receipt of the moneys under the Refund Guarantee; and

(ii)
20 days after the date of termination or if the matter has been referred to arbitration within that 20-day period, upon the earlier of a settlement being reached in respect of such arbitration and 5 days after the receipt of the final arbitration award;

(i)	if the Shipbuilding Contract is terminated in circumstances other than those referred to in paragraph (c), on the date of its termination;

(j)	if either:

(A)	the Owner ceases to be a Subsidiary of the Sponsor; or

(B)
the Sponsor ceases to have direct or indirect control of the Owner or to own directly or indirectly more than 50% of the voting capital or similar right of ownership of the Owner (and control for this purpose means the power to direct the management and the policies of the Owner whether through the ownership of voting capital, by contract or otherwise), in either case without the prior written consent of the Facility Agent (acting on the instructions of all the Lenders). The Facility Agent agrees that it will consult with the Owner in good faith (taking into account, inter alia, the security and credit position of the Finance Parties) should the Owner or the Sponsor approach the Facility Agent with a proposal to effect an initial public offering of the Owner (but without an obligation on the part of any of the Finance Parties to consent to any such proposed initial public offering); or

(k)	if either:

(i)	on the Drilling Charter Cut-off Date neither a Five Year Drilling Charter nor a Sister Five Year Drilling Charter has been entered into;

(ii)	on the Drilling Charter Cut-off Date, either:

(A)
a Five Year Drilling Charter has been entered into but no Sister Drilling Charter for a minimum term (excluding any optional extensions) of 3 years from the Final Completion Date has been entered into; or

(B)
a Sister Five Year Drilling Charter has been entered into, but no Drilling Charter for a minimum term (excluding any optional extensions) of 3 years from the Final Completion Date has been entered into.

6.3	Mandatory prepayment amount – Sister Vessel

The Owner shall be obliged to prepay the Required Prepayment Percentage of each of the Loans then outstanding (and each Lender’s Commitment shall be immediately pro rata cancelled) in the following circumstances and at the following times:

(a)	if the Sister Vessel is sold, on or before the date on which the sale is completed; or

(b)	if the Sponsor ceases, for whatever reason, to own or retain the legal and beneficial interest in at least 50% of the shares of the Sister Owner.

6.4	Mandatory Prepayment – Invalidity of Finance Documents or Related Contracts

(a)
Without prejudice to the provisions of Clause 6.1 (Mandatory prepayment - illegality), if the Facility Agent or the Owner become aware that any of the following (an Invalidity Event) has occurred or is likely to occur:

(i)
any Finance Document or Related Contract or any material provision of any such document ceasing to be valid in any way which, in the case of a Finance Document, is material and, in the case of a Related Contract, in any way which has a Material Adverse Effect or is alleged by the Owner to be ineffective in accordance with its terms for any reason;

(ii)
any Security Document creating a Security Interest in favour of the Security Trustee (on trust for the Finance Parties) ceasing to provide a perfected first priority security interest in favour of the Security Trustee (on trust for the Finance Parties) (subject to any Permitted Liens having priority in law); or

(iii)	the Owner repudiates a Finance Document,

then the Facility Agent or the Owner, as the case may be, shall as soon as practicable after becoming aware thereof give each other notice of the same (an Invalidity Notice) and, subject to paragraph (b) below, following receipt of an Invalidity Notice the Owner shall immediately prepay the outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents, and the Commitments of the Lenders shall be immediately cancelled.

(b)
If, prior to the occurrence of an Invalidity Event, the Facility Agent or the Owner receives an Invalidity Notice, the Facility Agent (acting on the instructions of the Majority Lenders) and the Owner shall enter into discussions in good faith for a period of 20 days or such shorter period, if any, as may be available prior to the Invalidity Event taking effect (the Consultation Period) with a view to agreeing how the effects of the Invalidity Event can be avoided so that alternative legal, valid and binding obligations, in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) are provided in replacement of the affected Finance Document or Related Contract.  In conducting such discussions and reaching a conclusion, the Lenders shall act in good faith but otherwise in their absolute discretion.  If the Facility Agent (acting on the instructions of the Majority Lenders) and the Owner cannot agree on and complete such arrangements prior to the earlier of the end of the Consultation Period and the date upon which the relevant Invalidity Event becomes effective, the Owner shall be obliged to immediately prepay all outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents, and the Commitments of the Lenders shall be immediately cancelled.

6.5	Voluntary prepayment

(a)
The Owner may, at any time after the Final Completion Date and giving not less than 30 days’ prior written notice to the Facility Agent, prepay a Loan in whole or in part on the last day of the relevant Term so long as it simultaneously (or if not then permitted on the earliest permitted date) prepays a pro rata amount of the principal outstanding under the Sister Loan Agreement.

(b)	A prepayment must be in a minimum amount of US$10,000,000 and, in excess of that, in multiples of US$1,000,000.

6.6	Automatic cancellation

The relevant Commitments of each Lender will be automatically cancelled at the close of business on the last day of the relevant Availability Period.

6.7	Voluntary cancellation

(a)
The Owner may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part so long as it cancels a pro rata amount of commitments under the Sister Loan Agreement.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of US$10,000,000 and, in excess of that, in multiples of US$1,000,000.

(c)
Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata and in respect of the Facility, across the Eksportfinans Loan, the KEXIM Loan and the Commercial Loan pro rata.

6.8	Voluntary prepayment and cancellation

(a)
If the Owner is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Owner may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Owner must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for prepayment of a Lender’s share in a Loan will be the last day of the current Term for the relevant Loan or any earlier date agreed between the Owner, the Facility Agent and that Lender.

6.9	Partial prepayment of Loans

(a)
Except where this Clause 6 expressly provides otherwise, any partial prepayment of a Loan will be applied against the Repayment Instalments in the inverse order of their maturity and shall be applied pro rata in respect of the amounts outstanding to the Eksportfinans Lenders, the KEXIM Lenders and the Commercial Lenders.

(b)
Upon any such partial prepayment, the Facility Agent shall, if applicable, replace the Repayment Schedule attached at Schedule 5 (Loan Repayment Schedule) with a new Repayment Schedule(s) reflecting the correct Repayment Instalments and promptly provide a copy thereof to the Owner.

(c)	No amount of a Loan prepaid (in full or in part) under this Agreement may subsequently be re-borrowed.

6.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid.

(c)
All prepayments (whether voluntary or mandatory) under this Agreement shall be subject to Break Costs (if any).  Each Lender claiming Break Costs shall, as soon as reasonably practicable after demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Term in which they accrue.  The Facility Agent agrees to provide a copy of such certificate to the Owner upon request by the Owner.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

7.	INTEREST

7.1	Calculation of interest

(a)	The rate of interest on each Commercial Loan for each Term during the Pre-Completion Period and the Post-Completion Period is the percentage rate per annum equal to the aggregate of:

(i)	the Applicable Margin at such time;

(ii)	LIBOR; and

(iii)	the Mandatory Cost, if any.

(b)	The rate of interest on each Eksportfinans Loan for each Term during the Pre-Completion Period and the Post-Completion Period shall be the aggregate of:

(i)	the applicable Pre-Completion Eksportfinans Interest Rate or, as the case may be, the applicable Post-Completion Eksportfinans Interest Rate; and

(ii)	the Mandatory Cost, if applicable.

(c)	The rate of interest on each KEXIM Loan for each Term during the Pre-Completion Period and the Post-Completion Period shall be the aggregate of:

(i)	LIBOR; and

(ii)	the Applicable Margin at such time.

(d)	Interest shall be calculated:

(i)	subject to paragraph (ii) below, by reference to the actual number of days elapsed and on the basis of a year of 360 days in respect of any Loan; and

(ii)	on a 30/360 day basis in respect of any Eksportfinans Loan.

(e)	Interest shall accrue from and including the first day of each Term to but excluding the last day of such Term.

7.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Owner must pay accrued interest on each Loan on the last day of each Term.

7.3	Interest on overdue amounts

(a)
If the Owner fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Facility Agent to be the aggregate of 3% per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan.  For this purpose, the Facility Agent may (acting reasonably) select successive Terms of any duration of up to six months.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be 3% per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

7.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.	TERMS

8.1	Term

(a)	Each Loan has successive Terms.

(b)	The first term for a Loan will start on the Utilisation Date for that Loan and each subsequent Term for a Loan will start on the expiry of the preceding Term for that Loan.

(c)
Subject to the following provisions of this Clause 8 the duration of each Term shall be three (3) months during the Pre-Completion Period, provided always that the first Term for the Incidental Costs Loan shall expire on 31st October 2008 or if earlier, at the next Repayment Date.

(d)
Subject to the following provisions of this Clause 8 the duration of each Term shall be six (6) months during the Post-Completion Period, provided always that the first Term after the Final Completion Date shall expire on the first Repayment Date set out in the Repayment Schedule, being 31st May 2012.

8.2	Consolidation – Loans

A Term for a Loan will end on the same day as the current Term for any other Loan.  On the last day of those Terms, those Loans will be consolidated and treated as one Loan.

8.3	End of Term on Final Completion Date

If a Term in relation to a Loan advanced during the Pre-Completion Period would otherwise overrun the Final Completion Date, it will be shortened so that it ends on the Final Completion Date.  Each subsequent Term will be ascertained in accordance with Clause 8.1(c) (Term).

8.4	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

8.5	Other adjustments

The Facility Agent (with the prior consent of the Majority Lenders) and the Owner may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.	MARKET DISRUPTION

9.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but if a Reference Bank does not supply a rate by 11.00 a.m. on the second London Business Day before the first day of the relevant Term, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

9.2	Market disruption

(a)	In this Clause 9, each of the following events is a market disruption event:

(i)
LIBOR is to be calculated by reference to the Reference Banks but no Reference Bank supplies a rate to the Facility Agent by 11.00 a.m. on the second London Business Day before the first day of the relevant Term; or

(ii)
the Facility Agent receives by close of business on the second London Business Day before the first day of the relevant Term notification from any Lender or Lenders whose shares in the relevant Loan exceed 30% of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Owner and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the relevant:

(i)	Applicable Margin at such time;

(ii)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding the Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost, if applicable, to that Lender’s participation in the Loan.

9.3	Alternative basis of interest or funding

(a)
If a market disruption event occurs and the Facility Agent or the Owner so require, the Owner and the Facility Agent must enter into negotiations for a period of not more than 20 days with a view to agreeing to an alternative basis for determining the rate of interest and/or funding for the affected Loan and any relevant future Loan.

(b)	Any alternative basis agreed between the Owner and the Facility Agent will be, with the prior written consent of all the Lenders, binding on all the Parties.

(c)	During the negotiation period referred to in paragraph (a) above and thereafter unless an agreement for such alternative basis is reached between the Parties, the provisions of Clause 9.2 shall apply.

10.	TAXES

10.1	Tax gross-up

(a)	The Owner must make all payments to be made by it under the Finance Documents without any Tax Deduction unless a Tax Deduction is required by Applicable Law.

(b)
Where the introduction of, or any change in, or any change in the interpretation, administration or application of, any Applicable Law or compliance with any law or regulation made after the date of this Agreement requires the Owner, or as the case may be, the Facility Agent, to make a Tax Deduction, as soon as the Owner or a Lender becomes aware of the same, it must promptly notify the Facility Agent.  The Facility Agent must then promptly notify the affected Parties.

(c)
Following any notification referred to in paragraph (b) above, the amount of the payment due from the Owner will be increased or, as the case may be, the Owner shall make an additional payment, so that the amount (after making the Tax Deduction) received by the recipient is equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Owner is required to make a Tax Deduction, it must make the Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by the Applicable Law.

(e)
Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction or, if later, promptly following receipt of the same, the Owner must deliver to the Facility Agent for the relevant Finance Party documents or other information (or certified copies thereof) evidencing satisfactorily to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

10.2	Tax indemnity

(a)
Except as provided below, the Owner must (within three Business Days of demand by the Facility Agent) indemnify a Finance Party by paying to such Finance Party an amount equal to any loss or liability which that Finance Party determines will be or has been suffered by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply:

(i)	to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party.  However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

(ii)	to the extent a loss or liability is compensated by an increased payment under Clause 10.1(c) (Tax gross-up).

(c)
A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Facility Agent of the event which will give, or has given, rise to the claim.  The Facility Agent shall, in turn, notify the Owner.

(d)	A Finance Party shall, on receiving a payment from the Owner under this Clause 10.2, notify the Facility Agent.

10.3	Confidentiality of Tax affairs

If a Lender intends to make a claim pursuant to Clause 10.2 (Tax indemnity) it shall, as soon as reasonably practicable after becoming aware that it may be entitled to make a claim under Clause 10.2 (Tax indemnity), notify the Owner of the event by reason of which it is entitled to do so, provided that nothing herein shall require that Lender to disclose any confidential information relating to the organisation of its affairs.

10.4	Stamp taxes

The Owner must pay and within five Business Days of demand indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other Taxes payable in respect of any Finance Document, except for any such Tax payable in connection with entering into a Transfer Certificate.

10.5	Value added taxes

(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party must pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party must also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

11.	INCREASED COSTS

11.1	Increased Costs

Except as provided below in this Clause 11, the Owner must, within five Business Days of demand by the Facility Agent, pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)
the introduction of, or any change in, or any change in the interpretation, administration or application of, any Applicable Law (including, for the avoidance of doubt, the implementation of matters set out in Basel II or any other revisions to the Basel Accord); or

(b)	compliance with any Applicable Law made after the date of this Agreement.

11.2	Exceptions

The Owner need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to the relevant Finance Party or any of its Affiliates wilfully failing to comply with any law or regulation;

(c)	attributable to a Tax Deduction required by Applicable Law to be made by the Owner; or

(d)	compensated for by the payment of Mandatory Cost.

11.3	Claims

(a)
If a Finance Party intends to make a claim for an Increased Cost it must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Owner.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

11.4	Mitigation

(a)
Each Finance Party must, in consultation with the Owner, use all reasonable endeavours to mitigate any circumstances which arise and which result or would result in any amount being payable under or pursuant to, or cancelled pursuant to, any of Clause 10 (Taxes) or Clause 11 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office and, in respect of any Increased Cost arising as a result of the implementation of the matters set out in Basel II or any other revisions to the Basel Accord, each Finance Party must apply its rights under Clause 11.1(a) (Increased Costs) on a non-discriminatory basis.

(b)	The Owner must indemnify that Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under paragraph (a) above.

(c)	A Finance Party is not obliged to take any step under this Clause 11.4 if, in the opinion of that Finance Party (acting reasonably), to do so would be prejudicial to it.

(d)	Paragraph (a) does not in any way limit the obligations of the Owner under the Finance Documents.

12.	ACCOUNTS

12.1	Maintenance of accounts

(a)
The Owner shall maintain the Accounts (other than the Equity Account) with the Account Bank until the Final Maturity Date, in each case free of Security Interests and rights of set-off other than as created by or pursuant to the Security Documents or in favour of the Account Bank.

(b)
The Owner shall maintain the Equity Account with the Equity Account Bank until the Final Completion Date, in each case free of Security Interests and rights of set-off other than as created by or pursuant to the Security Documents.

12.2	Proceeds Account and Equity Account

(a)	The Owner shall pay, or procure that there is paid:

(i)	no later than one (1) Business Day after the date of service of each Request to the Facility Agent in the Pre-Completion Period, into the Proceeds Account, an amount equal to:

(A)	any Balancing Equity Contribution; and

(B)	the relevant Equity Contribution, in each case in respect of the Utilisation Date to which such Request relates; and

(ii)	the amount of each Loan into the Proceeds Account or if the Owner so requests in a Request in respect of an Instalment Loan, to an account of the Builder specified in the Request; and

(iii)	into the Equity Account:

(A)	no later than one (1) Business Day after the date of service of the Request in respect of the Incidental Costs Loan, an aggregate amount equal to US$9,000,000;

(B)	no later than one (1) Business Day after the date of service of the Request in respect of Instalment Loan 1, an aggregate amount equal to US$90,000,000; and

(C)
on or prior to the Drilling Charter Cut-off Date, an aggregate amount equal to all anticipated Equity Contributions to be made until the Final Completion Date in accordance with the relevant Approved Budget.

(b)	If an Event of Default occurs, the Owner shall pay, or procure that there is paid, into the Equity Account an aggregate amount equal to all of the Equity Collateral that has not yet been paid.

(c)
Subject to the Owner’s right to make withdrawals from the Equity Account in accordance with the provisions of this Agreement, the Owner shall ensure that the balance in the Equity Account at all times meet the requirements set out in this Clause 12.2.

(d)
The balance of the Equity Account shall at all times prior to the Drilling Charter Cut-off Date be at least equal to the Loans drawn under this Agreement as at the relevant time. If the balance of the Equity Account falls at any time below the amount of the Loans drawn, the Owner shall immediately pay, or procure that there is paid into the Equity Account such amount as shall restore the credit balance of the Equity Account to an amount equal to the aggregate amount of the Loans drawn under this Agreement as at that time.

(e)
During the Pre-Completion Period and on the Final Completion Date the Owner shall procure that there is forthwith credited to the Proceeds Account any other amount payable or paid to the Owner (including any Liquidated Damages Payments paid by the Builder under the terms of the Shipbuilding Contract).  Provided that no Event of Default or Mandatory Prepayment Event has occurred and is continuing, the Owner shall be entitled to instruct the Account Bank or, as the case may be, the Equity Account Bank to transfer (and irrevocably authorises the Security Trustee to instruct the Account Bank or, as the case may be, the Equity Account Bank to transfer):

(i)	on or immediately before each Utilisation Date, from the Equity Account into the Proceeds Account, an amount equal to the relevant Equity Contribution in respect of such Utilisation Date; and

(ii)
on each Utilisation Date, after the proceeds of the relevant Loan have been credited, sufficient amounts from the Proceeds Account to (A) any account specified by the Builder to be applied to make Instalment payments, and (B) the account nominated by the Facility Agent, to be applied to part of the Incidental Costs Loan as does not relate to Incidental Vessel Costs, and (C) any account specified by the Owner to be applied towards such other items and costs as are included in the Vessel Cost, in each case in accordance with the terms of this Agreement.

(f)
During the Post-Completion Period, the Owner shall procure that there is forthwith credited to the Proceeds Account all Earnings and any Requisition Compensation.  The Owner shall procure that the following transfers will then be made in the following order:

(i)	first, to the Operating Expenses Account a transfer in accordance with Clause 12.3 (Transfers to the Operating Expenses Account);

(ii)	secondly, to the Debt Service Account a transfer in accordance with Clause 12.4 (Transfers to Debt Service Account);

(iii)
thirdly, to the extent required, a transfer to the Debt Service Reserve Account in accordance with Clause 12.9(b) (Payments to the Debt Service Reserve Account on or after the Utilisation Date of the Delivery Loan); and

(iv)	fourthly, to the extent required, a transfer to the CAPEX Account in accordance with Clause 12.10(Transfers to the CAPEX Account),

together the Primary Transfers.

(g)
Once the Primary Transfers have been made, any surplus funds standing to the credit of the Proceeds Account (if at least US$5,000,000) shall be applied by the Security Trustee in partial prepayment of the Loans and Clauses 6.9 and 6.10 shall apply.

(h)
Provided no Default or Mandatory Prepayment Event is at such time continuing, the Owner and the Finance Parties may, notwithstanding the provisions of this Clause 12 vary the order and application of the Primary Transfers by agreement in writing, in each case acting reasonably.

12.3	Transfers to the Operating Expenses Account

Upon payment of any Earnings or Requisition Compensation into the Proceeds Account (such date of receipt of payment being an Earnings Deposit Date) the Owner shall instruct the Account Bank to transfer from the Proceeds Account (and irrevocably authorises the Security Trustee to instruct the Account Bank to transfer from the Proceeds Account) to the Operating Expenses Account an amount equal to the amount allocated for Operating Expenses in the Annual Budget for the period from that Earnings Deposit Date to the next scheduled Earnings Deposit Date, and the Owner shall be permitted to withdraw such amount from the Operating Expenses Account to pay the same to the Manager under and in accordance with the terms of the Management Agreement and to others for use in connection with the operating expenses of the Vessel and operation and management of the Owner incurred in the ordinary course of business.

12.4	Transfers to Debt Service Account

Following the transfer to the Operating Expenses Account in accordance with Clause 12.3 (Transfers to the Operating Expenses Account), the Owner shall procure that there is transferred from the Proceeds Account (and irrevocably instructs the Security Trustee to instruct the Account Bank to transfer from the Proceeds Account) to the Debt Service Account an amount in Dollars calculated in accordance with the following formula:

a =	A x n
N

where:

a	=	the relevant amount of the Earnings and/or, as the case may be, Requisition Compensation to be transferred to the Debt Service Account out of the Proceeds Account;

A	=
the aggregate amount required to repay the next scheduled principal and interest instalment (provided that for the purposes of this Clause 12.4, scheduled interest in respect of any Hedged Portion shall be deemed to be payable at the applicable Fixed Rate);

N	=	the number of days in a Retention Period; and

n	=
the actual number of days elapsed from (and including) the immediately preceding Earnings Deposit Date in the Retention Period or the first day of the Retention Period (where there is no preceding Earnings Deposit Date in a Retention Period) up to (but excluding) the Earnings Deposit Date,

PROVIDED ALWAYS that on the last Earnings Deposit Date for a Retention Period if there remains a shortfall under the formula set out in this Clause 12.4 on the last day of a Retention Period, there shall be transferred to the Debt Service Account out of the Proceeds Account an amount (taking into account the existing balance of the Debt Service Account) equal to the amount required to repay the principal and interest in full which is due on the next Repayment Date.

12.5	Additional payments to the Debt Service Accounts

If, for any reason, the amount standing to the credit of the Proceeds Account is insufficient to make any transfer to the Debt Service Account required by Clause 12.4 (Transfers to Debt Service Account), the Owner shall immediately (and in any event within three Business Days of the relevant Earnings Deposit Date) pay the shortfall directly into the Debt Service Account.

12.6	Application of Debt Service Accounts

(a)	On each Repayment Date:

(i)
to the extent that the Owner is required to make a periodic payment to a Swap Bank under a Swap Agreement, the Owner shall procure that (and irrevocably authorises the Security Trustee to instruct the Account Bank to transfer from the Debt Service Account) an amount equal to the aggregate of any such periodic payments is transferred forthwith from the Debt Service Account to the relevant  Swap Bank in accordance with the DPP; and

(ii)
to the extent that a Swap Bank is required to make a periodic payment to the Owner under a Swap Agreement then the Owner shall request that the Swap Bank pays such periodic payment directly into the Debt Service Account when due.

(b)
The Owner shall procure that there is transferred from the Debt Service Account (and irrevocably authorises the Security Trustee to instruct the Account Bank to transfer from the Debt Service Account) to the Facility Agent after any payment to a Swap Bank as described in paragraph (a)(i) above:

(i)	on each Repayment Date, the amount of the Repayment Instalment then due in Dollars; and

(ii)	on the last day of each Term, the amount of interest then due in Dollars,

provided that following the transfer to the Facility Agent in accordance with this Clause 12.6(b), the Owner shall be entitled to request the Security Trustee to authorise the transfer of any remaining funds standing to the credit of the Debt Service Account back to the Proceeds Account.

12.7	Owner’s obligations not affected

If for any reason the amount standing to the credit of the Debt Service Account shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Owner’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

12.8	Payments to the Debt Service Reserve Account prior to the Utilisation Date of the Delivery Loan

(a)	The Owner shall pay, or procure that there is paid to the Debt Service Reserve Account on or prior to the Drilling Charter Cut-off Date an amount equal to US$25,000,000.

(b)
At any time, and from time to time, prior to the Final Completion Date, the Owner shall be entitled, with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders), to withdraw all or part of the moneys standing to the credit of the Debt Service Reserve Account in order to meet any costs and expenses the Owner may incur which have not been contemplated in the Approved Budget.

(c)	Any balance standing to the credit of the Debt Service Reserve Account on the Utilisation Date of the Delivery Loan, shall be utilised towards the funding of the Required DSRA Balance.

12.9	Payments to the Debt Service Reserve Account on or after the Utilisation Date of the Delivery Loan

(a)
The Owner shall ensure, from the Utilisation Date of the Delivery Loan and at all times thereafter until the Final Maturity Date, that the amount standing to the credit of the Debt Service Reserve Account is equal to the Required DSRA Balance.

(b)
On each Earnings Deposit Date, following the transfers referred to in Clauses 12.3 and 12.4 above, the Owner shall procure that there is transferred from the Proceeds Account (and irrevocably authorises the Security Trustee to instruct the Account Bank to transfer from the Proceeds Account) to the Debt Service Reserve Account an amount to ensure that the balance of the Debt Service Reserve Account at such time is an amount at least equal to the Required DSRA Balance.

(c)	The Security Trustee shall be entitled to withdraw sums of money standing to the credit of the Debt Service Reserve Account in accordance with the terms of the Accounts Charge Agreement.

12.10	Transfers to the CAPEX Account

On each Earnings Deposit Date, following the transfers referred to above (to the extent any such payments are required to be made under and in accordance with the terms thereof), the Owner shall instruct the Account Bank to transfer from the Proceeds Account (and irrevocably authorise the Security Trustee to instruct the Account Bank to transfer from Proceeds Account) to the CAPEX Account an amount equal to the amount allocated for CAPEX Expenses, if any, in the Annual Budget for the period from that Earnings Deposit Date to the next scheduled Earnings Deposit Date, and the Owner shall be entitled, in accordance with the terms of the Annual Budget, with the prior consent of the Security Trustee, to withdraw such amount from the CAPEX Account to pay (against reasonable and proper invoices approved by the Facility Agent) any approved CAPEX Expenses.

12.11	Investments

The Facility Agent may invest any and all moneys held in the Debt Service Reserve Account in the name of, or under the control of, the Facility Agent in short term cash deposits at the Deposit Bank and upon such terms as the Facility Agent may think fit. If the rating of the Deposit Bank falls below P-1 from Moody’s or A-1 from S&P, the Facility Agent must promptly remove the deposits placed under this Clause 12.11 from the Deposit Bank and invest the relevant deposits at any bank or institution with a rating of not less than P-1 from Moody’s or A-1 from S&P, selected by the Facility Agent and approved by the Owner and the Majority Lenders. Notwithstanding any investment in accordance with this Clause 12.11, all moneys paid into the Debt Service Reserve Account shall at all times be charged to the benefit of the Secured Parties.

12.12	Restriction on withdrawal

During the term of the Facility, no sum may be withdrawn from any of the Accounts (except in accordance with this Clause 12) without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

12.13	Liability of Account Bank

Each Lender agrees to the terms of the appointment of the Account Bank and confirms that the Account Bank has no liability to the Lenders in respect of amounts withdrawn from any Account (in accordance with this Agreement and the Accounts Charge Agreement).  Notwithstanding the provisions of Clause 1.2(c) (Construction), the Account Bank may enforce the terms of this Clause 12.13 as if it were a party to this Agreement.

13.	PAYMENTS

13.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

13.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

13.3	Distribution

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or, in the case of KEXIM, in New York as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)
The Facility Agent may apply any amount received by it from the Owner in or towards payment (as soon as practicable after receipt) of any amount due from the Owner under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it.  However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount.  If it transpires that the sum has not been received by the Facility Agent, that Party must forthwith on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate reasonably calculated by the Facility Agent to reflect its cost of funds.

13.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Dollars.

13.5	No set-off or counterclaim

All payments made by the Owner under the Finance Documents must be calculated and made without (and clear of any deduction for) set-off or counterclaim.

13.6	Business Days

(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

13.7	Payments

(a)
Subject always to the provisions of the DPP and except to the extent otherwise provided in any Finance Document, if any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Owner under the Finance Documents, then the Administrative Party must apply that payment towards the obligations of the Owner under the Finance Documents in the following order:

(i)
first, in or towards payment or satisfaction pro rata of all costs, charges, sales taxes, expenses and liabilities incurred and due and payments made by the Finance Parties, the Account Bank or any receiver in enforcing rights under the Finance Documents and/or recovering possession of the Security Assets and all remuneration payable to the Finance Parties for which the relevant Finance Party is entitled to be reimbursed under the Finance Documents or any receiver under or pursuant to the Security Documents (including, without limitation, legal expenses and reinstatement costs) provided that, in respect of any such payment or payments payable to the Swap Banks, the amount paid shall not exceed the Swap Limit;

(ii)
secondly, in or towards payment pro rata of any due and unpaid fees, costs and expenses of the Finance Parties or the Account Bank under the Finance Documents to the extent not recovered under subparagraph (i) above provided that, in respect of any such payment or payments payable to the Swap Banks the amount paid, when aggregated with any amounts recovered by the Swap Banks under subparagraph (i) above, shall not exceed the Swap Limit;

(iii)
thirdly, in or towards payment pro rata of any interest on overdue amounts payable to the Finance Parties  provided that, in respect of any such payment or payments payable to the Swap Banks the amount paid, when aggregated with any amounts recovered by the Swap Banks under subparagraphs (i) and (ii) above, shall not exceed the Swap Limit;

(iv)
fourthly, in or towards payment pro rata of any accrued but due and unpaid interest (other than interest on overdue amounts referred to in subclause (iii)) payable to the Finance Parties  provided that, in respect of any such payment or payments payable to the Swap Banks the amount paid, when aggregated with any amount recovered by the Swap Banks under subparagraphs (i), (ii) and (iii) above, shall  not exceed the Swap Limit;

(v)	fifthly, in or towards payment pro rata of:

(A)	any due but unpaid Break Costs of the Finance Parties; or

(B)	any due but unpaid principal payable to the Finance Parties,

in each case, under the Finance Documents provided that, in respect of any suchpayment or payments payable to the Swap Banks the amount paid, when aggregatedwith any amount recovered by the Swap Banks under subparagraphs (i), (ii), (iii) and (iv) above, shall not exceed the Swap Limit;

(vi)
sixthly, in or towards payment pro rata to the Finance Parties of any other amounts which are due but unpaid by the Owner to any of the Finance Parties under the Finance Documents in such order as the Finance Parties shall determine provided that, in respect of any such payment or payments payable to the Swap Banks the amount paid, when aggregated with any amount recovered by the Swap Banks under subparagraphs (i), (ii), (iii), (iv) and (v) above, shall not exceed the Swap Limit;

(vii)	seventhly, any payments due but unpaid to the Swap Banks under a Swap Agreement to the extent not already recovered under paragraphs (i), (ii), (iii), (iv), (v) and (vi) above; and

(viii)
after all amounts payable or which may become payable to the Finance Parties under the Finance Documents have been paid in full, in or towards payment of the surplus, if any, to the Owner or other persons entitled thereto free of any charge or other restriction.

(b)
The Facility Agent must, if so directed by all the Lenders, vary the order set at subparagraphs (a)(ii) to (a)(vi) above, provided always that to the extent that the provisions of this paragraph shall conflict with the DPP, the provisions of the DPP shall prevail. Any amendment or variation to any other provision of this Agreement other than the order of payments in paragraph (a) above shall require the prior written consent of the Owner.

(c)	This Clause 13.7 will override any appropriation made by the Owner.

13.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, including any indemnity payment, that payment will be due within three Business Days of demand by the relevant Finance Party.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and warranties

The representations and warranties set out in this Clause 14 are made, unless otherwise stated, by the Owner to the Finance Parties.

14.2	Status and Ownership

(a)	It is a corporation, duly organised and validly existing under the laws of the Marshall Islands.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	It is indirectly wholly owned by the Sponsor (acting through the Parent and the Parent Shareholder).

(d)
Subject to the Security Documents, the Parent is the legal and beneficial owner of all of the share capital of the Owner, the Parent Shareholder is the legal and beneficial owner of all of the share capital of the Parent and the Sponsor is the legal and beneficial owner of all of the share capital of the Parent Shareholder.

(e)	No person has any right to call for the issue or transfer of any share capital or loan stock in the Owner other than in accordance with the Security Documents.

(f)	All of the shares in the capital of the Owner are fully paid up.

14.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

14.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations, each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	This Agreement and each Transaction Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

14.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict in any material respect with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument which is binding upon it or any of its assets.

14.6	No Default

(a)	No Default is outstanding under, or will result from the entry into, or the performance by it of any transaction contemplated by, any Transaction Document.

(b)
There is no outstanding material breach of any term of any Transaction Document to which it is a party and no person has disputed, repudiated or disclaimed liability under any Transaction Document to which it is a party or evidenced an intention to do so.

(c)
No other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

14.7	Authorisations

(a)
Under Marshall Islands law and the laws of any other jurisdiction where the Owner carries on business, except for the registration of the Mortgage at the Maltese Ships Registry, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect or will be in full force and effect at the time such authorisations are required in such jurisdiction.

(b)	It is not aware of:

(i)	any reason why any Transaction Authorisation required by it will not be obtained or effected by the time it is required;

(ii)	any steps to revoke or cancel any Transaction Authorisation required by it; or

(iii)	any reason why any Transaction Authorisation required by it will not be renewed when it expires without the imposition of any new restriction or condition.

14.8	Financial statements

Its audited financial statements (if any) most recently delivered to the Facility Agent together with any other financial information supplied by it to the Facility Agent:

(a)	have been prepared in accordance with IFRS or US GAAP, as the case may be, consistently applied; and

(b)	give a true and fair view of its financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

14.9	Financial and other information

In addition, and without prejudice to, the representations made under Clause 14.8 (Financial statements), any financial and other information disclosed is accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading.

14.10	No material adverse change

There has been no material adverse change in the assets, business, condition (financial or otherwise) or operations of the Owner since its incorporation or, following the receipt by the Facility Agent of its audited annual financial statements, since the date of its then latest audited annual financial statements.

14.11	Litigation

Except as may already have been disclosed by the Owner in writing to the Facility Agent, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) have been started and are current or (to the best of its knowledge and belief) threatened in writing against the Owner which, in each case, in the reasonable opinion of the Facility Agent acting on the instructions of the Majority Lenders, would be likely to have a Material Adverse Effect in respect of the Owner.

14.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

14.13	Taxes on payments

(a)	It is not required under the law of its jurisdiction of incorporation to make any Tax Deduction for or on account of Tax from any payment it may make under a Finance Document.

(b)	No claims are being, nor, as far as it is aware, might reasonably be expected to be, asserted against it with respect to Taxes.

14.14	Stamp and registration duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Transaction Document.

14.15	Environment

(a)
The Owner and, to the best of the Owner’s knowledge and belief (having made due enquiry), its Environmental Affiliates are in compliance with all material provisions of all applicable Environmental Laws in relation to the Vessel and its operations;

(b)
The Owner and, to the best of the Owner’s knowledge and belief (having made due enquiry), its Environmental Affiliates have obtained or will, by the Delivery Date, have obtained all requisite Environmental Approvals in relation to the Vessel and its operations are and will, on the Delivery Date and at all times thereafter be in compliance, with such Environmental Approvals;

(c)
Neither the Owner nor, to the best of the Owner’s knowledge and belief (having made due enquiry), any of its Environmental Affiliates has received notice of nor have issued (or threatened to issue) any Environmental Claim in excess of US$2,500,000 or which, when aggregated with any other Environmental Claim in relation to the Vessel or its operations in any 12-month period, exceeds US$10,000,000 in relation to the Vessel which alleges that the Owner is not in compliance with applicable Environmental Laws in relation to the Vessel or Environmental Approvals in relation to the Vessel;

(d)
There is no Environmental Claim in relation to the Vessel in excess of US$2,500,000 or which, when aggregated with any other Environmental Claim in relation to the Vessel and its operations, exceeds US$10,000,000 pending or, to the best of its knowledge and belief, threatened in writing;

(e)
There has been no Release of Hazardous Materials by or in respect of the Vessel which could lead to an Environmental Claim in relation to the Vessel or its operations in excess of US$2,500,000 or which, when aggregated with any other Environmental Claim in relation to the Vessel or its operations, exceeds US$10,000,000; and

(f)
to the best of the Owner’s knowledge and belief (having made due inquiry), the Charterer has obtained and is in compliance with all Environmental Approvals required of a Charterer in connection with use of the Vessel, and the Charterer is in compliance in all material respects with all Environmental Laws to the extent relating to the offshore lease blocks in which the Vessel will operate pursuant to a Drilling Charter.

14.16	Security Interests

No Security Interest exists over its assets which would cause a breach of Clause 16.6 (Security Interests).

14.17	Security Assets

(a)
Subject to Permitted Liens and any rights of the Charterer under a Drilling Charter, the Owner is the sole legal and beneficial owner entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is or will be a party and there is no agreement or arrangement, other than in the DPP, under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

(b)	Each Security Document to which it is or will be a party creates or will create first priority security interests of the type described.

14.18	ISM Code compliance

On the Delivery Date the Owner and the Manager is in compliance in all material respects with all of the mandatory requirements of the ISM Code in respect of the Vessel.

14.19	ISPS Code compliance

On the Delivery Date the Owner and the Manager is in compliance in all material respects with all of the mandatory requirements of the ISPS Code in respect of the Vessel.

14.20	No amendments to Related Contracts

Other than as notified to and agreed by the Facility Agent in writing, there have been no amendments to any of the Related Contracts (other than any amendments of a non-material or administrative nature or a replacement of the Manager in accordance with the provisions of this Agreement).

14.21	Money laundering

Any borrowing by the Owner and the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

14.22	Insolvency

(a)	The Owner is not unable or deemed unable, does not admit and has not admitted its inability to pay its debts and has not suspended making payments on any of its debts.

(b)
The Owner by reason of actual or anticipated financial difficulties has not commenced, and does not intend to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(c)	The value of the assets of the Owner is not less than its liabilities (taking into account contingent and prospective liabilities).

(d)
No moratorium has been declared in respect of any indebtedness of the Owner during the period of six months commencing on the date this representation is made or deemed to be repeated pursuant to Clause 14.30(a) (Times for making representations).

14.23	Immunity

(a)
The entry into by it of each Transaction Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Transaction Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Transaction Document.

14.24	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable a Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry onbusiness in its jurisdiction of incorporation.

(b)
No Finance Party will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

14.25	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

(b)	Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction.

14.26	Anti-bribery

Neither the Owner, nor anyone acting on its behalf, have been engaged or will engage in bribery in this transaction.  Neither the Owner or anyone acting on his behalf in connection with the transaction are currently under charge in a national court or, within a five-year period preceding the date of this Agreement, have been convicted in a national court or been subject to equivalent national administrative measures for violation of laws against bribery of foreign public officials of any country or are listed on the publicly available debarment lists of the following international financial institutions: World Bank Group, African Development Bank, Asian Development Bank, European Bank for Reconstruction and Development and the Inter-American Development Bank.

14.27	No other business

(a)	Except as expressly contemplated by the Transaction Documents, it has not traded or carried on any business since the date of its incorporation.

(b)	It does not have any Subsidiaries.

(c)	It is not a party to any agreement other than the Transaction Documents.

14.28	Shipbuilding Contract

There has been no amendment to or variations made or agreed with the Builder in respect of the Shipbuilding Contract or the Other Shipbuilding Contract from the date of the Shipbuilding Contract or, as the case may be, the Other Shipbuilding Contract save for those already disclosed in writing to the Facility Agent prior to the date hereof or approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders).

14.29	Activities in the Marshall Islands

(a)
Neither the Owner, the Parent, the Parent Shareholder nor the Sponsor or any of their respective parents, subsidiaries or affiliates is a division, bureau, office, agency, department, committee or political subdivision of the jurisdiction of its incorporation or any other sovereign jurisdiction.

(b)	Neither the Owner, the Parent, the Parent Shareholder nor the Sponsor is engaged in:

(i)	the retailing, wholesaling, trading or importing of goods or services for or with residents of the jurisdiction of its incorporation;

(ii)	any extractive industry in the jurisdiction of its incorporation;

(iii)	any regulated professional service activity in the jurisdiction of its incorporation;

(iv)	the export of any commodity or goods manufactured, processed, mined or made in the jurisdiction of its incorporation; or

(v)	the ownership of real property in its jurisdiction of incorporation.

(c)
Neither the Owner, the Parent, the Parent Shareholder nor the Sponsor is doing business in the jurisdiction of its incorporation, except that each of the Owner, the Parent, the Parent Shareholder or the Sponsor may have its registered office in the jurisdiction of its incorporation and maintain its agent there.

14.30	Times for making representations and warranties

(a)
The representations and warranties set out in this Clause 14 are made by the Owner on the date of this Agreement and shall be deemed to be repeated on each Utilisation Date and each date during the Post-Completion Period.

(b)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

14.31	Legal qualifications

The representations and warranties set out in Clauses 14.4 (Legal validity), 14.5(a) (Non-conflict), 14.12 (Pari passu ranking) and 14.25 (Jurisdiction/governing law) are made by reference to any qualifications, reservations, limitations or exceptions as to matters of law set out in the relevant legal opinions required under this Agreement.

15.	INFORMATION COVENANTS

15.1	Financial statements

(a)
The Owner must supply to the Facility Agent, in electronic form by email attachment or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), its audited financial statements for each of its financial years ending after the date of this Agreement.

(b)	The Owner shall procure that the Sponsor shall supply to the Facility Agent its audited consolidated financial statements for each of its financial years ending after the date of this Agreement.

(c)
The Owner must supply to the Facility Agent, in electronic form by email attachment or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), its interim unaudited financial statements for each quarter of each financial year ending after the date of this Agreement.

(d)	The Owner shall procure that the Sponsor shall supply to the Facility Agent its interim unaudited financial statements for each quarter of each financial year ending after the date of this Agreement.

(e)
All audited financial statements of the Owner and consolidated financial statements of the Sponsor must be supplied as soon as they are available and in any event within 150 days of the end of the relevant financial period and all unaudited financial statements for each quarter must be supplied as soon as they are available and in any event within 60 days of the end of each relevant financial period.

15.2	Form of financial statements

(a)
The Owner must ensure that each set of financial statements supplied under Clause 15.1 of this Agreement fairly represents the relevant parties financial condition as at the date to which those financial statements were drawn up.

(b)	The Owner must notify the Facility Agent of any change to the basis on which the audited financial statements are prepared.

(c)	If requested by the Facility Agent, the Owner must supply or procure that the following are supplied to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)
sufficient information to enable the Facility Agent to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under this Agreement.

(d)
If requested by the Facility Agent, the Owner must enter into discussions for a period of not more than 30 days with a view to agreeing to any amendments required to be made to this Agreement to place the Facility Agent in the same position as it would have been in if the change had not happened.

(e)
If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Owner shall ensure that its auditors or, as the case may be, the Owner specifies those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

15.3	Annual Budget and reports

(a)
The Owner must supply to the Facility Agent, in electronic form by email attachment or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), a draft Annual Budget for each financial year within 14 days of its approval by the board of directors of the Owner and at least one month prior to the start of the relevant financial year, such budget to be considered and, if agreed by the Majority Lenders, approved in writing by the Facility Agent (acting reasonably) within 21 days of receipt following which the draft Annual Budget shall become the Annual Budget for the purposes of this Agreement.  For this purpose if any Lender fails to respond to a request to agree any such draft within 21 days it shall be deemed to have approved it.

(b)
In the event any draft Annual Budget is not approved by the Facility Agent, the Facility Agent and the Owner shall consult and agree a revised Annual Budget.  If a revised Annual Budget is not agreed within 30 days, the Facility Agent (acting on the instructions of the Majority Lenders) and the Owner shall agree to appoint a suitable expert to resolve any disputes they may have in respect of the Annual Budget.  If the Facility Agent and Owner can not agree on an expert, the Facility Agent will apply to the London Maritime Arbitrators Association and the President of the London Marine Arbitrators Association shall appoint an expert on their behalf.  In each case, the written determination of such expert in respect of any dispute, addressed to the Facility Agent and the Owner, shall (except in the case of manifest error) be final and binding.

(c)
Until a revised Annual Budget has been agreed between the Owner and the Facility Agent in accordance with this Clause 15.3, the amount of any Earnings to be transferred from the Proceeds Account to the Operating Expenses Account or, as the case may be, the CAPEX Account shall continue on the basis of the current (or, as the case may be, immediately previous) Annual Budget.

(d)
The Owner must promptly supply to the Technical Adviser, in electronic form by email attachment or hard copy, quarterly (or if the Facility Agent decides, in consultation with the Owner, that a monthly report is needed, monthly) technical reports (in the Pre-Completion Period) and quarterly operating reports (in the Post-Completion Period) in form and substance satisfactory to the Technical Adviser together with all such other information and documents which the Technical Adviser reasonably requires to perform its Workscope and its obligations under the Technical Proposal.

(e)
The Owner must procure that the Builder will give the Technical Adviser access to perform periodic visits to the premises of the Builder and the Builder’s subcontractors in order to monitor the construction of the Vessel and the materials and components to be used in the construction of the Vessel and that the Builder, the Manager and the Classification Society will provide the Technical Adviser with all such other information and documents which the Technical Adviser reasonably requires to perform its Workscope and its obligations under the Technical Proposal.

15.4	Access to Books and Records

Upon the request of the Facility Agent, the Owner shall provide the Facility Agent and any of its representatives and professional advisers with access to, and permit inspection of, its books and records, in each case at reasonable times and upon reasonable notice.

15.5	Information – miscellaneous

The Owner must supply to the Facility Agent, in electronic form by email attachments or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), subject to any duty of confidentiality which it may have to third parties (whom it will promptly approach in order to seek any necessary consents where applicable):

(a)	copies of all documents despatched by it to its creditors (other than trade creditors) generally or any class of them at the same time as they are despatched;

(b)
copies of all reports provided to the Owner by the Manager pursuant to the Management Agreement, in each case, within five (5) Business Days of receipt of such report by the Owner and if, in the opinion of the Facility Agent (acting reasonably), any additional technical report is necessary, the Owner will procure such report;

(c)
as soon as reasonably practicable on becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, pending or, to the best of its knowledge and belief, threatened against it and which, in each case, would have a Material Adverse Effect (in the opinion of the Facility Agent acting on the instructions of the Majority Lenders);

(d)
as soon as reasonably practicable on request, such further information, in electronic form by email attachments or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), regarding the financial condition and operations of the Owner or regarding any matter relevant to, or to any provision of, a Finance Document as the Facility Agent may reasonably request;

(e)	as soon as reasonably practicable on becoming aware of them, details of any event or circumstance which is a Force Majeure Event;

(f)	promptly on becoming aware of them, details of any event which has a Material Adverse Effect;

(g)
as soon as they are available, copies of any notice of default, termination, material dispute or claim (including notices provided by the Charterer under the terms of a Drilling Charter) made against it under the Shipbuilding Contract, the Drilling Charter, any Refund Guarantee or under the Owner’s Shipbuilding Contract Guarantee or affecting the Vessel together with details of any action it proposes to take in relation to the same and notice of any charterhire reduction or proposed charterhire reduction under the terms of a Drilling Charter;

(h)
as soon as they are available, copies of any notice of default, termination or material claim made against it under the Management Agreement together with details of any action it proposes to take in relation to the same and, upon becoming aware of the same, notification of any strikes or industrial action taken or proposed to be taken by the Manager or its employees, subcontractors or personnel from time to time which has or may reasonably be expected to have a Material Adverse Effect;

(i)
promptly on becoming aware of them, details of any damage to or destruction of the Vessel or any breakdown of any part of the Vessel, where the cost of repair or reinstatement is likely to exceed US$10,000,000 or where the cumulative cost of repair or reinstatement of damage to or destruction of the Vessel during the previous six months is likely to exceed US$10,000,000;

(j)	promptly on becoming aware of them, details of any proposal for an amendment or waiver of a Related Contract other than amendments or waivers of an administrative or non-material nature; and

(k)	upon request by the Facility Agent, copies of all Transaction Authorisations (if any) obtained by it.

15.6	Pre-Completion period

(a)
The Owner must promptly supply to the Facility Agent, in electronic form by email attachments or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders) any reports received in relation to the construction of the Vessel provided by the Builder pursuant to Article IV paragraph 7 of the Shipbuilding Contract.

(b)	The Owner must promptly, upon the earlier of (i) becoming aware of the same and (ii) the time when a prudent owner ought reasonably to have become aware of the same, notify the Facility Agent of:

(i)	any breach (or attempted breach) of safety or security at the premises of the Builder which has a Material Adverse Effect;

(ii)	any material claim it may have under any indemnity or provision for any Liquidated Damages Payments under the Shipbuilding Contract;

(iii)	any reduction in hire payable under a Drilling Charter on account of a delay in delivery of the Vessel to the Charterer; and

(iv)	any change or further change to the Scheduled Delivery Date.

15.7	Notification of Default

Unless the Facility Agent has already been so notified, the Owner must notify the Facility Agent of any Default, Potential Mandatory Prepayment Event or Mandatory Prepayment Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

15.8	Year end

The Owner must not change its accounting period or auditors except with the consent of the Facility Agent (acting in accordance with the instructions of the Majority Lenders) which shall not be unreasonably withheld or delayed.

15.9	Information provided to be accurate

(a)
All financial and other information provided by the Owner under or in connection with any Finance Document at the time when given will be true and not misleading in any material respect and will not omit any material fact.

(b)
All financial and other information provided by third parties on behalf of the Owner under or in connection with any Finance Document at the time when given will, to the best of the Owner’s knowledge and belief, be true and not misleading in any material respect and will not omit any material fact.

15.10	Charter Termination Events

At all times during the Post-Completion Period, the Owner shall (and shall procure that the Sponsor shall) promptly advise the Facility Agent of any Charter Termination Event of which it or they become aware.

15.11	Calculation Certificate

(a)
At least 15 Business Days prior to each Repayment Date, the Owner shall deliver a duly completed Calculation Certificate to the Facility Agent signed by two of its authorised signatories on its behalf:

(i)	setting out the Debt Service Cover Ratio for the most recent Calculation Period; and

(ii)
certifying no Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event is outstanding or, if a Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event is outstanding, specifying the Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event outstanding and the steps, if any, being taken to remedy it.

(b)
Within seven Business Days of receiving a Calculation Certificate, the Facility Agent must notify the Owner whether it agrees with the Debt Service Cover Ratio calculation set out in that Calculation Certificate, otherwise the Facility Agent will be deemed to have accepted such Debt Service Cover Ratio calculation.

(c)
If the Facility Agent does not agree with the Debt Service Cover Ratio calculation set out in a Calculation Certificate, the Facility Agent and the Owner shall consult, in good faith, to agree the Debt Service Cover Ratio calculation as soon as possible.  If the Debt Service Cover Ratio is not agreed within ten Business Days of notification by the Facility Agent under paragraph (b) above, the matter will be referred to the Owner’s auditor whose written determination, addressed to the Facility Agent and the Owner, shall (except in the case of manifest error) be final and binding.

15.12	Know your customer requirements

(a)
The Owner must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)
Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

16.	GENERAL COVENANTS

16.1	General

The Owner agrees to be bound by the covenants set out in this Clause 16.

16.2	Authorisations

The Owner must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Facility Agent,

of any authorisation required under any Applicable Law to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of, any Finance Document.

16.3	Compliance with laws

The Owner must comply, and the Owner must procure that the Manager complies, in all material respects with all Applicable Laws to which it is subject.

16.4	Pari passu ranking

The Owner must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.5	Disposals

(a)	The Owner must not (other than insofar as the same may be created or effected under the Finance Documents), either in a single transaction or in a series of transactions and whether related or not:

(i)	sell, transfer or otherwise dispose of all or a substantial part of its assets;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction might have a Material Adverse Effect.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of trading on arm’s length terms;

(ii)	of obsolete assets; or

(iii)	of assets (other than the Vessel) in exchange for other assets comparable or superior as to type, value and quality.

16.6	Security Interests

The Owner must not create or permit to subsist any Security Interest over any of its assets other than Permitted Liens.

16.7	No other business assets or Financial Indebtedness

The Owner must not:

(a)	engage in any business other than the direct ownership, operation and chartering of the Vessel or any business incidental thereto;

(b)	cease to carry on its business;

(c)	own or acquire any asset other than the Vessel or any asset incidental to the ownership, operation and chartering of the Vessel; or

(d)	incur any Financial Indebtedness other than:

(i)	Financial Indebtedness incurred or permitted under the Finance Documents;

(ii)
any Financial Indebtedness by way of borrowing from the Sponsor for the purpose only of posting any cash collateral which the Owner may from time to time be required to post under any of the Swap Agreements provided that any such Financial Indebtedness is fully subordinated to the rights and interests of the Finance Parties under the Finance Documents; or

(iii)	any Financial Indebtedness otherwise approved by the Facility Agent (acting on the instructions of the Majority Lenders).

16.8	Distributions

The Owner shall not make any Distributions.

16.9	Place of business

The Owner must maintain its registered office in the Marshall Islands and keep its corporate documents at either its registered office or at the offices of its officers and will not voluntarily establish, or do anything as a result of which it would be deemed to have voluntarily established, a place of business in any country other than the Marshall Islands.

16.10	Mergers, guarantees and loans

(a)	The Owner shall not enter into any amalgamation, demerger, merger or reconstruction that might have a Material Adverse Effect.

(b)
Save in the ordinary course of business, the Owner must not incur or allow to be outstanding any guarantee (including an indemnity or other assurance against loss) (a Relevant Guarantee) by it in respect of any person and any Relevant Guarantee which would otherwise be permitted under this paragraph (b) will not be permitted if the Owner’s obligations under the Relevant Guarantee are secured by any of the Security Assets (save to the extent such security constitutes a Permitted Lien).

(c)	The Owner must not be the creditor in respect of Financial Indebtedness other than:

(i)	advances to crew;

(ii)
in connection with any spares or pooling arrangements (approved by the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably)) or sale of equipment relating to the Vessel entered into by the Owner in the ordinary course of its business;

(iii)	deposits placed with banks or the providers of goods and services entered into by the Owner in the ordinary course of its business; or

(iv)	pursuant to its obligations to a Swap Bank under a Swap Agreement.

(d)	The Owner must not create any Subsidiary.

16.11	Security

The Owner:

(a)
without prejudice to Clause 16.12(a), shall procure that the Mortgage and any other security conferred by it under any Security Document is registered as a first priority interest with the relevant authorities within the period prescribed by Applicable Law and is maintained and perfected with the relevant authorities;

(b)	shall at its own cost do all that it can to ensure that any Finance Document validly creates the obligations and Security Interests which it purports to create; and

(c)
without limiting the generality of paragraph (a) above, shall at its own cost promptly register, file, record or enrol any Finance Document with any relevant court or authority, pay any stamp, registration or similar tax payable in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Facility Agent, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

16.12	Registration of the Vessel

The Owner shall, and shall procure that the Manager shall:

(a)
procure and maintain, with effect from the Delivery Date, the valid and effective provisional registration of the vessel and, within six (6) months, of the Delivery Date, the valid and effective permanent registration of the Vessel under the flag of Malta or such other flag as is satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting in good faith but otherwise in their absolute discretion)), and shall ensure nothing is done or omitted by the Owner and shall use reasonable endeavours to ensure that nothing is done or omitted to be done by any third party by which the registration of the Vessel would or might be defeated or imperilled;

(b)
not change the name or port of registration of the Vessel without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld or delayed); and

(c)
ensure that the Vessel complies in all respects with Applicable Laws from time to time applicable to vessels registered under the laws and flag of Malta or such other flag (an Alternative Flag) under which the Vessel may be registered from time to time in accordance with this Agreement, provided that if at any time an Alternative Flag is not a signatory to all International Maritime Organization Assembly resolutions and regulations to which Malta is a signatory, then the Owner shall ensure, and shall procure that the Manager ensures, that the Alternative Flag issues a certificate of equivalency of the Vessel in respect of each such International Maritime Organization Assembly resolution and regulation.

16.13	Classification, maintenance and repair

The Owner shall, and shall procure that the Manager shall, at all times after the Delivery Date:

(a)
maintain and preserve the Vessel in good working order and repair (ordinary wear and tear excepted), seaworthy, in efficient operating condition and, in any event, to a standard at least equivalent to vessels managed and/or operated by the Manager and the Sponsor’s group and the recommendations of the Builder;

(b)	ensure that the Vessel is surveyed from time to time as required by the Classification Society in which the Vessel is entered at that time;

(c)
maintain the highest classification of the Vessel with the Classification Society or, if such classification is not available, with the highest equivalent classification in another internationally recognised classification society of like standing acceptable to the Facility Agent (acting on the instructions of the Majority Lenders), free of all overdue requirements and overdue recommendations of that classification society or register;

(d)	maintain and keep up to date the Technical Records in English and in compliance with all Applicable Laws relating to the Vessel and the requirements of the Classification Society;

(e)	maintain and keep the Software Records up to date;

(f)	comply in all material respects with all Software Licences and use its best endeavours to procure that all Software Licenses are capable of assignment;

(g)
procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to materially diminish the value of the Vessel or cause damage to the Environment;

(h)
not remove any material part of the Vessel, any part or any other material item of equipment installed on the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Finance Parties, and becomes on installation on the Vessel the property of the Owner and subject to the security constituted by the relevant Security Document(s) provided that, for the avoidance of doubt, the Owner may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel or the Environment and does not affect the class, flag or custody transfer certification; and

(i)
without prejudice to paragraph (h) not without prior written consent of the Facility Agent not to be unreasonably withheld (acting on the instructions of the Majority Lenders), cause or permit to be made any substantial change in the structure, machinery, equipment, control systems, type or performance characteristics of the Vessel other than modifications required by the Classification Society or Applicable Law.

16.14	Lawful and safe operation

The Owner shall, and shall procure that the Manager shall, at all times after the Delivery Date:

(a)	operate the Vessel and cause the Vessel to be operated in a manner consistent in all material respects with any Applicable Law;

(b)	not cause or permit the Vessel to trade with, or within the territorial waters of, any country in which her safety may be imperilled by exposure to terrorism;

(c)
not cause or permit the Vessel to be employed in any manner which will or may give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)	not cause or permit the Vessel to be employed in any trade or business which is forbidden by Applicable Law or is illicit or in carrying goods which are illicit or prohibited under any Applicable Law;

(e)
in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit the Vessel to be carrying any contraband goods and/or trading in any zone after it has been declared a war zone by any authority or by any of the Vessel’s war risks Insurers unless the Vessel’s Insurers shall have confirmed to the Owner that the Vessel is held covered under the Obligatory Insurances or under a government scheme that gives comparable protection for the voyage(s) in question; and

(f)
not charter the Vessel with any foreign country or national of any foreign country which is the subject of sanctions imposed by the United Nations or is specified by legislation or regulations of the flag state under which the Vessel is registered and such that, if the earnings or any part of the earnings were derived from such charter, that fact would render any Finance Document or the security conferred by the Security Documents unlawful.

16.15	Repair of the Vessel

Save in circumstances where the Insurers have agreed to cover the cost of the work or where the Owner has demonstrated to the satisfaction of the Facility Agent that adequate reserves or security are at the relevant time maintained or provided for, the Owner shall not, and shall procure that the Manager shall not, at any time after the Delivery Date put the Vessel into the possession of any person for the purpose of work being done upon her beyond the amount of US$15,000,000 or equivalent), other than for classification or scheduled dry docking, unless such person shall have given an undertaking to the Facility Agent not to exercise any lien on the Vessel or Obligatory Insurances for the cost of that work or otherwise.

16.16	Arrests and Liabilities

The Owner shall, and shall procure that the Manager shall, at all times after the Delivery Date:

(a)
pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than Permitted Liens) on or claims enforceable against the Vessel and take all reasonable steps to prevent a threatened arrest of the Vessel;

(b)
notify the Facility Agent promptly in writing of the levy or other distress on the Vessel or its arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use or any other event that would, with the passage of time, constitute a Total Loss of the Vessel) obtain the release of the Vessel within twenty-one (21) days;

(c)
pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of the Vessel or the Owner except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by the Owner from underwriters or insurance companies approved by the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably)) and provided that the continued existence of such dues, taxes, assessments, governmental charges, fines or penalties does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(d)
pay and discharge all other obligations and liabilities whatsoever in respect of the Vessel and the Obligatory Insurances except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by the Owner from underwriters or insurance companies approved by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)) and provided that the continued existence of those obligations and liabilities in respect of the Vessel and the Obligatory Insurances does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize and provided always that the Vessel remains properly managed and insured at all times in accordance with the terms of this Agreement.

16.17	Related Contracts

The Owner shall:

(a)	exercise its rights and comply with its material obligations under each Finance Document and Related Contract to which it is a party;

(b)	not without the consent of the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably):

(i)
make or enter into (and shall procure that the Sponsor and the Manager shall not make or enter into) any amendments, changes or variations to, or assign, transfer, terminate, suspend or abandon any of the Related Contracts (and to the extent necessary it will withhold its consent to any such amendment, assignment, transfer, termination, suspension or abandonment) other than an amendment, change or variation of a non-material or administrative nature (and, for the avoidance of doubt, any amendments, changes or variations to the Shipbuilding Contract which would or may delay the Delivery Date by 3 months or more would in all cases be deemed a “material” amendment, change or variation);

(ii)
take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which a reasonable shipowner in the position of the Owner could reasonably be expected to know should be taken or entered into which, in any such case, would cause any Related Contract to be terminated or to cease to remain in full force and effect and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect;

(iii)	release the Builder or the Charterer from any of its material obligations under the Shipbuilding Contract or the Drilling Charter, as the case may be; or

(iv)
permit (and will procure that no Other Owner shall permit) any amendments, changes or variations to, or assignments, transfers, termination, suspension or abandonment of any of the Other Shipbuilding Contract (and to the extent necessary it will procure the Other Owner will withhold its or their consent to any such amendment, change, variation, assignment, transfer, termination, suspension or abandonment) other than an amendment of a non-material or administrative nature; and

(c)
not exercise its rights under Article I paragraph 5 of the Shipbuilding Contract to approve any relevant subcontractor under the Shipbuilding Contract without the Facility Agent’s (acting on the instructions of the Majority Lenders) prior written consent.

16.18	Environment

The Owner shall, and shall procure that the Manager shall, at all times after the Delivery Date:

(a)
comply in all material respects with all applicable Environmental Laws and Environmental Approvals including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of the Owner comply in all material respects with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, insofar as such Environmental Laws and Environmental Approvals relate to the Vessel or her operation or her carriage of cargo);

(b)	comply in all material respects with its obligations under and in accordance with health and safety requirements of a Drilling Charter; and

(c)	promptly upon becoming aware notify the Facility Agent of:

(i)
any Environmental Claim in excess of US$2,500,000 which is current or, to its knowledge, pending or threatened against it or any Environmental Affiliate relating to the Vessel or her operation or her carriage of cargo; or

(ii)
any fact or circumstances reasonably likely to give rise to an Environmental Claim in excess of US$2,500,000 against it or any Environmental Affiliate relating to the Vessel or her operation or her carriage of cargo; or

(iii)	any suspension, revocation or modification of any Environmental Approval obtained by the Owner, the Manager or the Charterer relating to the Vessel or her operation or her carriage of cargo; or

(iv)	any Release of Hazardous Materials by or in respect of the Vessel or caused by the Vessel or its operations which could lead to an Environmental Claim in excess of US$250,000,

and in each case such notification shall take the form of a certificate of an officer of the Owner or of the Owner’s agents specifying in reasonable detail the nature of the event or circumstances.

16.19	Information regarding the Vessel

(a)
The Owner shall upon becoming aware of the same, and shall procure that the Manager shall upon the earlier of (i) becoming aware of the same and (ii) the time when a prudent manager ought reasonably to have become aware of the same, at all times after the Delivery Date:

(i)	promptly notify the Facility Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in the Vessel being or becoming a Total Loss;

(ii)
promptly notify the Facility Agent of any requirement or recommendation made by any Insurer or the Classification Society or by any competent authority which is not complied with in a timely manner, disregarding any matter which cannot reasonably be considered to be material;

(iii)	promptly notify the Facility Agent of any intended dry-docking of the Vessel (whether routine or otherwise);

(iv)	promptly notify the Facility Agent of any claim for a material breach of the ISM Code being made in connection with the Vessel or its operation;

(v)	promptly notify the Facility Agent of any claim for a material breach of the ISPS Code being made in connection with the Vessel or its operation;

(vi)
give to the Facility Agent from time to time on request such information, in electronic form by email attachments or hard copy, as the Facility Agent may reasonably require regarding the Vessel, its employment, position and engagements or regarding the Obligatory Insurances;

(vii)	provide the Facility Agent with copies of the classification certificate of the Vessel and of all periodic damage or survey reports on the Vessel which the Facility Agent may reasonably request;

(viii)	promptly notify the Facility Agent when a condition of class is applied by the Classification Society;

(ix)	promptly notify the Facility Agent if the Vessel is detained by any port, governmental or quasi-governmental authority;

(x)	promptly notify the Facility Agent if the flag state or the Classification Society refuse to issue or withdraw any trading certification;

(xi)	promptly notify the Facility Agent of any fire on board the Vessel which requires the use of fixed fire systems;

(xii)	promptly notify the Facility Agent of any collision or grounding of the Vessel;

(xiii)	promptly notify the Facility Agent if the Vessel is taken under tow other than in respect of the routine operation of the Vessel;

(xiv)	promptly notify the Facility Agent of any death or serious injury to any person which occurs on board the Vessel;

(xv)
subject to any applicable restriction under a Drilling Charter give to the Facility Agent and its duly authorised representatives (at their own risk and expense) reasonable access to the Vessel but without interruption to her use or operation for the purpose of conducting on board inspections and/or surveys of the Vessel and the Technical Records;

(xvi)
if the Facility Agent reasonably believes an Event of Default may have occurred and is continuing, procure that the Facility Agent and its duly authorised representatives shall upon request be granted the right to inspect the records kept in respect of the Vessel by the Classification Society; and

(xvii)
if the Facility Agent reasonably believes an Event of Default may have occurred and is continuing, furnish to the Facility Agent from time to time upon reasonable request certified copies of the ship’s log in respect of the Vessel.

(b)
The Owner shall, upon becoming aware of the same, during the Pre-Delivery Period, notify the Facility Agent of any accident, casualty or other event which has caused or resulted in or may cause or result in the Vessel as it is then constructed becoming a Total Loss or being reasonably considered as beyond economic repair.

16.20	Management

The Owner shall procure at all times after the Delivery Date that the Vessel is managed by the Manager (except with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably)).

16.21	Proceeds from sale or Total Loss of the Vessel

(a)
The Owner shall procure that the proceeds from a sale or Total Loss of the Vessel (and during the Pre-Delivery Period, any proceeds from the Vessel under construction or buyer’s supplies being deemed a total loss or being reasonably considered beyond economic repair) shall promptly upon receipt by the Owner be paid to the Security Trustee for application in accordance with clause 10 of the DPP.

(b)	For so long as the Owner holds any such proceeds as referred to in paragraph (a), it shall do so on trust for the Security Trustee.

(c)
The Owner will not sell or agree to sell the Vessel and will procure that the Sister Owner will not sell or agree to sell the Sister Vessel unless the Owner can demonstrate to the Facility Agent to its satisfaction that:

(i)
the Owner will upon such sale have sufficient funds to repay the Loans in full and all other amounts outstanding hereunder in the case of the sale of the Vessel or under Clause 6.3 (Mandatory prepayment amount – Sister Vessel) in the case of a sale of the Sister Vessel; and

(ii)	in the case of the Sister Vessel, the Owner will upon such sale be in compliance with the Leverage Ratio.

16.22	Charters

(a)
The Owner shall not let the Vessel on demise, time, consecutive voyage or voyage charter for any period or to any person other than to a Charterer under a time charter party (a Drilling Charter) in terms satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) with an Approved Charterer and with an Approved Rate.

For the purposes of this paragraph (a):

Approved Charterer means any counterparty approved by the Facility Agent (acting on the instructions of all of the Lenders) and which, unless otherwise agreed by the Facility Agent (acting on the instructions of all of the Lenders), is not on negative watch and has (or who provides a Charterer Parent Guarantee by its Holding Company which is not on negative watch and which has) a rating of BBB or higher from Moody’s or a rating of Baa3 or higher from S&P;

Approved Rate means a time charter party in respect of which:

(i)
for a time charter period of 2 years or more (but less than 3 years), the daily rate on its own results in a minimum annual projected Net Cash Flow of US$116,000,000 and the minimum daily rate is US$545,000;

(ii)
for a time charter period of 3 years or more (but less than 5 years), the daily rate on its own results in a minimum annual projected Net Cash Flow of US$129,000,000 and the minimum daily rate is US$550,000; or

(iii)	for a time charter period of 5 years or more, the daily rate on its own results in a minimum annual projected Net Cash Flow of US$116,000,000 and the minimum daily rate is US$510,000.

and the amount projected to be the Net Cash Flow will be as estimated by the Owner and the Manager and approved by the Facility Agent.

(b)	The Owner shall procure that at the same time as entering into any Drilling Charter it shall:

(i)
enter into a deed of assignment of time charter and earnings on terms substantially in the form of the Charter Assignment (and shall procure that any notices and acknowledgements thereto are duly executed by the relevant parties to them) and enter into and shall procure that the relevant Charterer shall enter into a Charterer Direct Agreement; and

(ii)
provide a tax opinion from its tax advisers (which may be disclosed to the Finance Parties) in respect of potential withholding and income tax payable under the Transaction Documents in form and substance satisfactory to each of the Finance Parties.

(c)	The Owner shall, at least twelve (12) months prior to the expiry date (howsoever described) of any Drilling Charter:

(i)	procure that a replacement Drilling Charter is entered into having a minimum term (excluding any optional extensions) of 2 years;

(ii)
execute a deed of assignment of time charter and earnings in substantially the same form as the Charter Assignment and shall procure that any notices and acknowledgements thereto are duly executed by the relevant parties to them and that it and any replacement charterer shall execute a Charterer Direct Agreement; and

(iii)
provide an updated tax opinion from its tax advisers (which may be disclosed to the Finance Parties) in respect of potential withholding and income tax payable under the Transaction Documents in form and substance satisfactory to each of the Finance Parties.

(d)	The Owner shall not:

(i)	allow the Vessel to be sub-chartered by any Charterer without the consent of the Facility Agent not to be unreasonably withheld (acting on the instructions of the Majority Lenders); or

(ii)	permit any transfer of Charterer’s rights and obligations under a Drilling Charter without the prior written consent of the Facility Agent (acting on the instructions of all of the Lenders).

16.23	Breach or Termination of Drilling Charter or Management Agreement

(a)
In the event of the occurrence at any time during the Post-Completion Period of (i) one of the events described in Clauses 6.2(e) or 6.2(f) which would otherwise give rise to an immediate Mandatory Prepayment Event or (ii) an Event of Default set out in Clauses 18.6 (Insolvency), 18.7 (Insolvency proceedings),  18.8 (Creditors’ process), 18.9 (Cessation of business), 18.10 (Failure to pay final judgment) and 18.11 (Material adverse change) in respect of the Charterer or the Manager only, then, subject to the conditions set out in Clause 16.23(b) below, no Mandatory Prepayment Event or Event of Default shall immediately arise and the Owner shall have the opportunity to cure the relevant default, breach or event (including by proposing a substitute charterer or manager) for a period of three (3) months from the date the relevant event or Event or Default occurs or, if later, the date that a prudent owner could reasonably be expected to have become aware of the occurrence of the relevant event or Event of Default (provided always that for the purposes of this paragraph (a), the Owner shall in any event be deemed to have become aware of the relevant event or Event of Default within thirty (30) days of the occurrence of such event or Event of Default) (the Cure Period);

(b)
The right of the Owner to effect a cure and the postponement of the relevant Mandatory Prepayment Event or Event of Default (as the case may be) pursuant to Clause 16.23(a) above shall be available only if:

(i)
there is no other Default existing at the time when the relevant event or Event of Default referred to in Clause 16.23(a) arises and no such other Default occurs at any time during the Cure Period; and

(ii)
any substitute charterer or manager and/or substitute charter or management agreement proposed by the Owner as the means of effecting a cure satisfies the terms and conditions of Clause 16.22 (in the case of a substitute charterer and/or charter) and the terms and conditions of Clause 16.24 (in the case of a substitute manager and/or management agreement); and

(iii)
the Owner procures that on the earlier of (i) the time at which Owner becomes aware of the occurrence of an Event of Default or the relevant event, or (ii) 30 days after the occurrence of an Event of Default or the relevant event referred to in Clause 16.23(a), there is deposited into the Debt Service Reserve Account such additional amount as will ensure that the balance standing to the credit of the Debt Service Reserve Account following such deposit is equal to at least the amount required to pay the aggregate amount of interest and principal repayments accruing under this Agreement during the period of nine (9) months following the date of such deposit. The Owner shall not be entitled to use any funds then standing to the credit of any of the Accounts to effect such deposit.

(c)
If the Owner proposes to enter into a substitute charter or substitute management agreement, the Owner shall, in relation to a substitute charter, comply fully with all of the provisions of Clause 16.22 and, in relation to a substitute management agreement, the Owner shall, upon the execution of the substitute management agreement, execute a security assignment of such substitute management agreement together with all notices and acknowledgements thereto all in the same form (mutatis mutandis) as the then existing security over the Management Agreement or otherwise in form and substance satisfactory to the Majority Lenders.

(d)
For the avoidance of doubt, should any of the conditions set out in Clause 16.23(b) not be, or cease to be, met, or should the Owner not effect a cure of the relevant breach, default or event within the Cure Period, the relevant Mandatory Prepayment Event or, as the case may be, Event of Default shall immediately arise and the Finance Parties shall be all of the rights flowing therefrom.

(e)
If the Owner effects a cure of the relevant breach, Event of Default or other event within the Cure Period pursuant to this Clause 16.23, the Owner may withdraw any such additional amount deposited into the Debt Service Reserve Account in accordance with Clause 16.23(b)(iii).

16.24	Management Agreement

The Owner shall ensure that the Management Agreement in respect of the Vessel remains in full force and effect until the Final Maturity Date with the Manager or such other counterparty approved by the Facility Agent (acting on the instructions of the Majority Lenders). The Management Agreement shall contain provisions obliging the Manager to supervise the construction of the Vessel on behalf of the Owner.

16.25	ISM Code

The Owner shall, and shall procure that the Manager shall:

(a)	at all times after the Delivery Date comply, and be responsible for compliance by itself and by the Vessel, with the mandatory requirements of the ISM Code;

(b)
at all times after the Delivery Date ensure that the Vessel has a valid Safety Management Certificate (or, following delivery until a final certificate is issued, a valid interim Safety Management Certificate) which is held on board the Vessel and that the Manager holds a valid Document of Compliance for the Vessel, a copy of which is held on board the Vessel;

(c)	promptly notify the Facility Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d)	promptly notify the Facility Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e)	promptly upon becoming aware of the same notify the Facility Agent of the occurrence of any accident or major non-conformity requiring action under the ISM Code.

16.26	ISPS Code

The Owner shall, and shall procure that the Manager shall, at all times after the Delivery Date comply and be responsible for compliance by itself and by the Vessel with the mandatory requirements of the ISPS Code, and ensure that the Vessel has a valid International Ship Security Certificate.

16.27	Delivery of Vessel

If the Owner is required by the terms of the Shipbuilding Contract to accept delivery of the Vessel from the Builder, then the Owner will exercise all rights it has under the Drilling Charter in place at such time to require the Charterer to take delivery of the Vessel under such Drilling Charter.

16.28	Construction supervision

(a)
The Owner shall give to the Facility Agent and the Technical Adviser notice of any meetings of the Owner or the Owner’s representatives with the Builder or between the Owner or the Owner’s representatives and any Charterer or the Charterer’s representatives where material divergence from the Specification (as defined in the Shipbuilding Contract) is being discussed. Following any such meeting, the Owner shall notify the Facility Agent and the Technical Adviser of the outcome of such meeting. Such advance notice and notice of the outcome shall be contained in the quarterly technical reports referred to in Clause 15.3(d).

(b)
The Owner shall make reasonable efforts to obtain the Builder’s consent so that the Facility Agent (at the Facility Agent’s own risk and expense) or its representative has a right to attend, in a capacity as an observer only, the shipyard on an occasional basis and to be present at the sea trials and first drill trial of the Vessel.

(c)	The Owner will give reasonable notice to the Facility Agent of the time and location of any of the meetings, trials and voyages referred to in paragraph (b) above.

16.29	Construction Milestones

(a)	Project milestone for Instalment Loan 2:

●	start of steel cutting for the Vessel

(b)	Project milestones for Instalment Loan 3:

●	start of keel laying for Vessel

(c)	Project milestones for Delivery Loan:

●	tender of Vessel for Delivery

16.30	Tax affairs

The Owner must:

(a)	promptly file all Tax reports and returns required to be filed by it in any jurisdiction; and

(b)	promptly pay all Taxes or, if any Tax is being contested in good faith and by appropriate means, ensure an adequate reserve is set aside for payment of that Tax.

16.31	Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL

The Owner shall, and shall procure that the Manager shall, at all times after the Delivery Date comply and be responsible for compliance by itself and by the Vessel with mandatory requirements of Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL, and ensure that the Vessel has a valid International Air Pollution Prevention Certificate.

16.32	Oil Pollution Act

For so long as the Vessel is operated in the territorial waters of the United States of America, the Owner shall and/or shall procure the Charterer shall, comply with the requirements of all mandatory United States laws, regulations and requirements (including United States Coastguard regulations applicable to the Vessel and including for the avoidance of doubt any requirement to have a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990) in relation to the operation and navigation of the Vessel in force at the relevant time in the relevant area(s) of the United States of America.

16.33	Leverage Ratio

(a)	The Owner will not permit the Leverage Ratio from time to time to be lower than 125 per cent, such Leverage Ratio to be tested as provided in paragraph (c) below.

(b)	If on any determination date the Leverage Ratio is less than 125 per cent, the Owner will immediately following a request of the Facility Agent to do so:

(i)	prepay such amount of the Loans as will ensure that the Leverage Ratio is not less than or equal to 125 per cent; or

(ii)	provide or cause to be provided to the Facility Agent such additional funds into the Debt Service Reserve Account as is necessary to bring the Leverage Ratio equal to or not less than 125 per cent; or

(iii)
provide such additional security, in all respects satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders), such that the Leverage Ratio is not less than or equal to 125 per cent.

For the purposes of determining the Leverage Ratio, the additional security shall have attributed to it such value as the Facility Agent (acting on the instructions of the Majority Lenders) determines or in the case of additional security constituted by cash, its full value.

(c)	The Facility Agent shall be entitled to test such Leverage Ratio as of:

(i)	the Final Completion Date;

(ii)	each anniversary thereof;

(iii)	upon the notice of the Sister Owner of its intention to sell a Vessel; and

(iv)	at any time on notice from the Facility Agent after the occurrence of a Default which is continuing.

(d)
The Owner will procure a valuation on the basis described in the definition of Market Value on or before (but dated not more than thirty (30) days prior to) the date on which Leverage Ratio is to be calculated or in the case of paragraph (c) (i) promptly on demand and provide such valuation to the Facility Agent who will verify such valuation by reference to the information provided by the Owner.

(e)
The Owner will procure in favour of the Facility Agent and the Approved Brokers, all such information, as they may reasonably (having regard to the use and operation of the Vessel) require in order to effect such valuations.

(f)	All valuations shall be at the expense of the Owner.

16.34	Sponsor’s shares

The Owner shall procure at all times during the Security Period that the shares of the Sponsor will remain listed on NASDAQ.

17.	INSURANCES

17.1	Scope of Obligatory Insurances

The Owner shall:

(a)
report on and monitor the Builder’s compliance with the Construction Insurances as detailed in Article XVII of the Shipbuilding Contract and report on and confirm its compliance with the terms of the Construction Insurances in respect of the Vessel and the equipment the subject of the Shipbuilding Contract and the Buyer Supplies (as such term is defined in the Shipbuilding Contract).  The Owner shall procure that its Buyer Supplies are insured for all risks of physical loss or damage as is typically insured, and that the Owner is insured for protection and indemnity risks during sea trials either under the Builder’s insurance policy or, if this is not possible, the Owner shall have protection and indemnity insurance effective from the commencement of the sea trials for an amount not less than US$300,000,000 (the amount to be reviewed and mutually agreed to be reduced if the Owners’ liability during the sea trials is less than the above amount). The Owner shall also have general third party liability insurance effective from the commencement of the sea trials for not less than US$25,000,000 to the extent such insurance policy will be available;

(b)
at all times after the Delivery Date keep the Vessel insured in the Required Insurance Amount, with a deductible of no more than US$15,000,000, in Dollars against fire and usual marine risks (including Excess Risks), and if requested by the Facility Agent all spares, stores and other property held elsewhere than on the Vessel against all risks of physical loss or damage as is typically insured, in each case in the name of the Owner and with the interest of the Security Trustee noted as mortgagee or assignee with underwriters or insurance companies approved by the Facility Agent and (as applicable) through brokers approved by the Facility Agent (acting on the instructions of the Majority Lenders), and by policies in form and content approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)
at all times after the Delivery Date keep the Vessel insured in at least the Required Insurance Amount in the same manner as above against war risks (including, without limitation), (a) those risks covered by the standard form of English marine policy with Institute War and Strike Clauses (Time) (1/10/83) attached or similar cover and (b) war, terrorist or similar protection and indemnity risks cover excluded from the protection and indemnity risks covered by the entry of the Vessel with the relevant protection and indemnity association by reason of any exclusion clauses contained in such entry, and all spares, stores, and other property held elsewhere than on the Vessel against, at the minimum, riots, strikes, civil commotion and terrorism, in each case either:

(i)
with underwriters or insurance companies approved by the Facility Agent (acting on the instructions of the Majority Lenders) and by policies in form and content approved by the Facility Agent (acting on the instructions of the Majority Lenders); or

(ii)	by entering the Vessel in an approved war risks association;

(d)
at all times after the Delivery Date keep, or procure the Charterer keeps the Vessel entered in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association, including without limitation, pollution risks, the proportion not recoverable in case of collision under the running down clause inserted in the ordinary Hull and Machinery policies and Specialist Operations coverage, in the name of the Owner for claims which the Owner would have incurred had they been pursued against it, such cover to be for:

(i)
the higher of the minimum amount stipulated in any Drilling Charter and US$500,000,000 or such other amount of cover against P&I including pollution risks as shall at any time be comprised in the basic entry of the Vessel with either a protection and indemnity association which is a member of either the International Group of P&I Clubs (or any successor organisation designated by the Facility Agent for this purpose); or

(ii)
if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be generally available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as the Vessel, provided that, if the Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes;

(e)
at all times following the Final Completion Date, maintain in full force and effect loss of hire insurance, on a daily amount fixed and agreed basis, in respect of the Vessel subject to a deductible of 45 days (or minimum deductible available by loss of hire underwriters) per incident or occurrence and for a minimum indemnity period of 180 days with underwriters or insurance companies approved by the Facility Agent (acting on the instructions of the Majority Lenders) in form and content approved by the Facility Agent (acting on the instructions of the Majority Lenders), provided always that the obligation of the Owner to maintain such loss of hire insurance shall cease if a prudent owner of a vessel similar to the Vessel and employed on a similar basis, acting reasonably, would consider the cost of the loss of hire insurance to be commercially unacceptable;

(f)
at all times following the Final Completion Date, if and as requested from time to time by the Facility Agent, to maintain in full force and effect insurance(s) in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be available to a prudent owner of the Vessel; and

(g)
comply or procure compliance with the terms and conditions of the Obligatory Insurances (including, but not limited to, making any declarations required by such insurances in order to maintain cover for operating within any waters where it is required to be located under a Drilling Charter, which declarations the Owner shall promptly copy to the Facility Agent), not do, consent to or permit any act or omissions which might invalidate or render unenforceable the whole or any part of the Insurances.

17.2	Mortgagee’s interest and additional perils insurances

The Facility Agent shall be entitled, from time to time and at the Owner’s cost and expense, to effect from the Delivery Date, maintain and renew all or any of the following insurances in the Required Insurance Amount, and on such terms, through such insurers and in such manner as the Facility Agent (acting on the instructions of the Majority Lenders) may from time to time consider appropriate:

(a)
a mortgagee’s interest marine insurance providing for the indemnification of the Finance Parties for any Losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to the Vessel or a liability of the Vessel or the Owner, being a loss or damage which is prima facie covered by an Obligatory Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:

(i)
any act or omission on the part of the Owner, of any operator or manager of the Vessel or of any officer, employee or agent of the Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such Obligatory Insurance;

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Owner or any other person referred to in subparagraph (i) above, or of any officer, employee or agent of an Owner or of such a person, including the casting away or damaging of the Vessel and/or the Vessel being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)
a mortgagee’s interest additional perils policy providing for the indemnification of the Finance Parties against, amongst other things, any Losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Vessel, or the imposition of any Security Interest over the Vessel and/or any other matter capable of being insured against under a mortgagee’s interest additional perils (pollution) policy whether or not similar to the foregoing.

17.3	Obligatory Insurances

Without prejudice to its obligations under Clause 17.1 (Scope of Obligatory Insurances), the Owner shall:

(a)
not without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders) alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)
not cause or permit the Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances;

(c)	duly and punctually pay all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d)
at least 28 days before the relevant policies, contracts or entries expire, notify the Facility Agent of the names of the insurance companies and/or the war risks and protection and indemnity associations proposed to be employed for the purposes of the renewal of such Obligatory Insurances and of the amounts in which such Obligatory Insurances are proposed to be renewed and the risks to be covered, and to procure that appropriate instructions for the renewal of such Obligatory Insurances on the terms so specified are given to the brokers (if applicable) and associations in each case approved in accordance with Clause 17.1 (Scope of Obligatory Insurances) and will at least three Business Days before such expiry (or within such shorter period as the Facility Agent may from time to time agree) confirm in writing to the Facility Agent that such renewals have been effected in accordance with the instructions so given;

(e)
forthwith upon the effecting of any Obligatory Insurance, ensure that all approved brokers (if applicable) and/or approved insurers and the approved P&I Club provide the Facility Agent with pro forma copies of all policies relating to the Obligatory Insurances which they are to effect or renew and of a letter or letters of undertaking substantially in the forms scheduled to or referred to in the Delivery General Assignment or such other form acceptable to the Facility Agent, in each case stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above, and including undertakings from the approved brokers (if applicable) or the approved underwriters or insurance companies that:

(i)	they will have endorsed on each policy, when issued, a loss payee provision and notice of assignment, in the form scheduled to the Delivery General Assignment;

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee;

(iii)	they will advise the Facility Agent forthwith of any material change to the terms of the Obligatory Insurances;

(iv)
they will upon written application by the approved brokers (if applicable) to the Facility Agent notify the Facility Agent, not less than 28 days before the expiry of the Obligatory Insurances, in the event of their not having received notice of renewal instructions from the Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Facility Agent of the terms of the instructions;

(v)
they will not exercise any rights of cancellation in respect of default in payment of premiums without giving the Facility Agent 28 days’ notice in writing, either by letter or electronically transmitted message, and a reasonable opportunity for the Facility Agent to pay any premiums outstanding;

(vi)	if any of the Obligatory Insurances form part of a fleet cover, their lien on the fleet policies shall be confined to the outstanding premiums due on the Vessel only;

(vii)
they shall neither set off against any claim(s) and/or returns of premium(s) in respect of the Vessel any premiums due in respect of other vessels under the fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under the fleet cover or of premiums for such other insurances; and

(viii)	they will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Facility Agent;

(f)
not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Facility Agent (acting promptly and on the instructions of the Majority Lenders, acting reasonably) is satisfied that such release, settlement, compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Finance Document;

(g)
arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association in accordance with the rules of such club or association;

(h)	procure that the interest of the Security Trustee as mortgagee or assignee is noted on all policies of insurance; and

(i)
in the event that the Owner receives payment of any moneys under the Delivery General Assignment in respect of Insurances, save as provided in the loss payable clauses scheduled to the Delivery General Assignment, forthwith pay over the same to the Security Trustee and, until paid over, such moneys shall be held in trust for the Security Trustee by the Owner.

17.4	Power of Facility Agent to insure

If the Owner fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Facility Agent to effect and keep in force insurance or insurances, for itself or on behalf of the Security Trustee, in the amounts required under this Agreement and (in the case of Clause 17.1(d) (Scope of Obligatory Insurances) only) entries in a protection and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon the Vessel, and the Owner shall reimburse the Facility Agent for the costs of so doing.  The Facility Agent agrees to notify the Owner if it effects any such insurance or insurances in respect of the Vessel as soon as practicable and in any event no later than five Business Days after effecting such insurances.

18.	DEFAULT

18.1	Events of Default

Each of the events or circumstances set out in this Clause 18 is an Event of Default, provided always that:

(a)	the events referred to in Clauses 18.6 to 18.11 shall not, in respect of the Builder, constitute an Event of Default if:

(i)
the relevant event is remedied to the satisfaction of the Facility Agent (acting on the instructions of the Majority Lenders) and on terms (and with replacement security) approved by the Facility Agent (acting on the Instructions of the Majority Lenders); or

(ii)
the Builder is substituted by another builder satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) and on terms (and with replacement security) approved by the Facility Agent (acting on the Instructions of the Majority Lenders), in each case by a date that falls three (3) months after the occurrence of the relevant event; and

(b)
the events referred to in Clauses 18.6 to 18.11 shall not, in respect of the Charterer or Manager, constitute an Event of Default if a substitute charterer or substitute manager is appointed, or the relevant event is otherwise cured by the Owner, in accordance with Clause 16.23.

18.2	Non-payment

The Owner or the Sponsor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	where such payment is a scheduled payment, is remedied within one Business Day of the due date; or

(c)	where such payment is on-demand, is remedied within three Business Days of the date of demand.

18.3	Breach of other obligations

The Owner or the Sponsor does not comply with any other terms of the Finance Documents to which it is a party or the Sponsor does not comply with any of its obligations under the Finance Documents to which it is a party, unless the non-compliance:

(a)	is capable of remedy; and

(b)
is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Owner and the Owner or the Sponsor, as the case may be, becoming aware of the non-compliance, save in the case of the Owner’s non-compliance with:

(i)
Clause 16.11(a) (Security), Clause 16.12(a) (Registration of the Vessel), Clauses 16.22(b) (Charters) and 16.22(c) (Charters), Clause 16.24 (Management Agreement) (save to the extent Clause 16.23 (Breach or Termination of Drilling Charter or Management Agreement) applies) or Clause 17.1 (Scope of Obligatory Insurances), for each of which the grace period for remedy shall be three days from the date  the Facility Agent gives notice of the breach to the Owner, provided always that, in respect of Clause 17.1 (Scope of Obligatory Insurances) and clause 7.14 (Financial Covenants) of the Sponsor Construction and Post-Delivery Guarantee, there shall be no grace period unless the Facility Agent (acting on the good faith and reasonable instructions of the Majority Lenders) is satisfied that the Finance Parties have neither suffered nor will, in the future, suffer any material detriment (whether financial, to their security position or otherwise howsoever) as a result of the non-compliance; or

(ii)	Clause 16.23 (Breach or Termination of Drilling Charter or Management Agreement) for which there shall be no grace period for remedy following expiry of the grace period provided in that Clause 16.23.

18.4	Misrepresentation

A representation or warranty made or repeated by the Owner or the Sponsor in any Finance Document or in any document delivered by or on behalf of the Owner or the Sponsor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 14 days of the Owner or, as the case may be, the Sponsor receiving notice from the Facility Agent of the circumstances giving rise to the misrepresentation or breach of warranty.

18.5	Cross-default

(a)	Any Sister Event of Default occurs and is continuing; or

(b)	Any of the following occurs in respect of any of the Project Parties:

(i)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(ii)	any of its Financial Indebtedness:

(A)	becomes prematurely due and payable;

(B)	is placed on demand; or

(C)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similareffect (howsoever described) and after the expiry of any applicable grace period (if any); or

(iii)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within paragraphs (i) to (iii) above is less than US$2,500,000 or its equivalent in the case of the Owner or the Sponsor orUS$10,000,000 or its equivalent in the case of, the Builder, the Charterer Parent (if any) or the Charterer.

18.6	Insolvency

Any of the following occurs in respect of any of the Project Parties:

(a)	it is, or is deemed for the purposes of any relevant applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	a moratorium is declared in respect of any of its Financial Indebtedness; or

(g)	any similar local law process not described in (a) to (f) above.

If a moratorium occurs in respect of any such person, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

18.7	Insolvency proceedings

(a)	Except as provided in paragraph (b) below, any of the following occurs in respect of any of the Project Parties:

(i)	any step is taken with a view to a moratorium, composition, assignment or similar arrangement with any of its creditors;

(ii)
a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or any such resolution is passed;

(iii)
any person presents a petition or files documents with a court for its winding-up, administration or dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, receiver and manager, judicial manager, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)
its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, judicial manager, receiver and manager, compulsory manager, receiver, administrative receiver, receiver and manager, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)
Paragraph (a) above does not apply to a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days.

18.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of any of the Project Parties having an aggregate value of at least US$2,500,000 or its equivalent in the case of the Owner or the Sponsor or at least US$10,000,000 or its equivalent in the case of the Builder, Charterer Parent or the Charterer and in any case is not discharged within 14 days.

18.9	Cessation of business

Any of the Project Parties ceases, or threatens to cease, to carry on business.

18.10	Failure to pay final judgment

Any of the Project Parties fails to comply with or pay any sum in excess of US$2,500,000 or its equivalent in the case of the Owner or the Sponsor or at least US$10,000,000 or its equivalent in the case of the Builder, Charterer Parent (if any) or the Charterer and in either case due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or if no period is specified within 14 days of such final judgment being issued.

18.11	Material adverse change

Any event or series of events occurs affecting the financial condition or operation of any of the Project Parties which, in the opinion of the Majority Lenders, has a Material Adverse Effect.

18.12	Litigation

Any litigation, arbitration or administrative proceedings (other than proceedings of a frivolous or vexatious nature which are being contested in good faith and for which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by the Owner or the relevant person from underwriters or insurance companies that have been approved by the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably)) are current or, to the knowledge of the Owner or the Finance Parties, pending or threatened against any person which in the opinion of the Majority Lenders have, or if adversely determined are reasonably likely to have, a Material Adverse Effect.

18.13	Liability of Lenders and Administrative Parties

(a)
Any event occurs or circumstance arises in relation to the Vessel which results in any person making an Environmental Claim against any Finance Party and such Finance Party has not been indemnified by a person and on terms satisfactory to the relevant Finance Party in respect of such amount within fifteen days after the date on which such Environmental Claim is made provided such Finance Party gives prompt notice of such claim to the Owner and has afforded the Owner (at its cost and expense) the right (with full cooperation of such Finance Party) to such action as it considers necessary or appropriate (acting reasonably) to defend or contest in its own name the validity or amount of such claim.  The Owner may defend or contest the validity or amount of such claim in the name of the relevant Finance Party if such Finance Party is (acting in its absolute discretion) satisfied that:

(i)
such action has a reasonable chance of success and in reaching this conclusion such Finance Party shall have the right to require the Owner to obtain (at the cost of the Owner) the opinion of Queen’s Counsel concerning the merits of the claim.  Counsel shall be selected and instructed by the legal advisers to the Finance Party concerned;

(ii)	such Finance Party is satisfied that such claim will not materially damage its reputation or any part of its business affairs; and

(iii)
the scope of the provisions of Clause 23.2 (Other indemnities) will indemnify the relevant Finance Party against any and all costs, losses, expenses or liabilities arising as a result of the Owner defending or contesting the validity or amount of the claim in the name of that Finance Party.

(b)
Any event occurs or circumstance arises in relation to the ownership or operation of the Vessel which results in criminal liability being imposed on any Finance Party except where such liability arises out of the gross negligence or wilful misconduct of such Finance Party.

18.14	Unlawful performance

It is, or it becomes, unlawful for the Owner or the Sponsor to perform any of its obligations under the terms of the Transaction Documents.

18.15	Debt Service Cover Ratio

The Debt Service Cover Ratio is determined to be less than 1.1:1 for any Calculation Period.

18.16	Acceleration

(a)	If an Event of Default is outstanding, the Facility Agent may (and if the Majority Lenders so instruct it, shall), by notice to the Owner:

(i)	cancel the undrawn, uncancelled amount of the Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent.

Any notice given under this Clause 18.16 will take effect in accordance with its terms.

(b)
The Owner hereby agrees that for the purposes of this Agreement service by the Facility Agent of a notice under and in accordance with paragraph (a) above shall constitute a valid and effective service of such notice and the Owner shall be deemed to have become liable to make any payments expressed in that notice upon service of such notice.

19.	SECURITY

19.1	General

The provisions of clause 2 and clause 3 of the DPP apply in respect of the appointment, office and function of the Security Trustee.

19.2	Parallel Debt

(a)
For the purposes of the Greek Security, the Owner hereby irrevocably and unconditionally undertakes to pay to the Security Trustee amounts equal to any amounts owing by the Owner  to the relevant Secured Parties under the Finance Documents as and when the same fall due for payment thereunder, so that the Security Trustee shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name and not as agent acting on behalf of the relevant Secured Parties. The Owner and the Security Trustee acknowledge that for this purpose such obligations of the Owner are several and are separate and independent from, and without prejudice to, the identical obligations which the Owner has to the Secured Parties under the relevant Finance Documents, provided that this shall not result in the Owner incurring an aggregate obligation to any such Secured Parties under the Finance Documents. To this end and without prejudice to the foregoing, it is agreed that:

(i)
the amounts due and payable by the Owner under this Clause 19.2 (the Parallel Debt) shall be decreased to the extent that the Owner has paid any amounts to the Secured Parties or any of them in respect of the Secured Liabilities and vice versa; and

(ii)	the Parallel Debt shall not exceed the aggregate of the corresponding obligations which the Owner has to the Secured Parties under the Finance Documents.

(b)
Nothing in this Clause shall in any way negate, affect or increase the obligations of the Owner to any Secured Party under the Finance Documents in respect of the Secured Liabilities. For the purpose of this Clause, the Security Trustee acts in its own name and on behalf of itself and not as agent or representative of any other party hereto and any security granted to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as creditor of the Parallel Debt and solely for the purpose referred to above.

19.3	Greek Security

(a)	The Security Trustee shall obtain any Security Interest provided under or pursuant to a Security Document governed by Greek law (the Greek Security) in its own name.

(b)
The Security Trustee shall have full and unrestricted entitlement to and authority in respect of  the Greek Security, provided that it shall be under an obligation to exercise such rights (and perform such obligations) in accordance with the contractual undertakings set out in any Finance Document.

20.	THE ADMINISTRATIVE PARTIES

20.1	Appointment and duties of the Facility Agent

(A)	Each Lender and Administrative Party (other than the Facility Agent) irrevocably appoints the Facility Agent to the act as agent under and in connection with the Finance Documents.

(b)	Each Lender and Administrative Party irrevocably authorises the Facility Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)
The Facility Agent has only those duties which are expressly specified in the Finance Documents.  Those duties are solely of a mechanical and administrative nature.  For the avoidance of doubt, those duties do not extend to any administration or other work which might result from any Lender transferring any of its rights and obligations under the Finance Documents to any person.  Any such administration or other work shall be undertaken by the transferee.

20.2	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

20.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person, and no Administrative Party needs to hold in trust any moneys paid to or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

20.4	Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with the Owner, the Sponsor, the Charterer or the Sponsor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Owner or its related entities.

20.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within its knowledge or within its power to verify;

(c)	engage, pay for and rely on professional advisers selected by it; and

(d)	act under the Finance Documents through its personnel and agents.

20.6	Majority Lenders’ instructions

(a)
The Facility Agent is fully protected if it acts on the valid instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Majority Lenders will be binding on all the Lenders.  In the absence of instructions, unless the Finance Documents expressly provide that the Facility Agent acts on the instructions of the Majority Lenders or all of the Lenders in exercising the relevant right, power or discretion, the Facility Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)
The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders and may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

20.7	Responsibility

(a)
No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of any Finance Document or any other document or any statement or information (whether written or oral) made or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Owner for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Owner, the Sponsor, the Charterer or the Sponsor and its related entities and the nature and extent of any recourse against any Party, the Sponsor, the Charterer or the Sponsor or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

20.8	Exclusion of liability

(a)
The Facility Agent is not liable or responsible to any other Lender or Administrative Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of another Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Clause 20.8 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)
The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(e)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

20.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party or any other party to a Transaction Document referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Finance Party (other than the Facility Agent or any of the Mandated Lead Arranger) under this Agreement,

it must promptly notify the Finance Parties.

20.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Owner or any of its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Owner.

(d)
In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments.  Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)
The Owner irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which is received by it in its capacity as the Facility Agent, subject always to the requirements of confidentiality under Clause 28 (Disclosure of Information).

(f)
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of the Owner solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

20.11	Indemnities

(a)
Without limiting the liability of the Owner under the Finance Documents, each Lender shall indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent (including without limitation any costs associated with effecting, maintaining or renewing any insurances in accordance with and subject to Clause 17.4 (Power of Facility Agent to insure) and acting in accordance with the instructions of the Majority Lenders in accordance with Clause 20.6 (Majority Lenders’ instructions)) unless the Facility Agent has been reimbursed by the Owner under a Finance Document, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

20.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

20.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving 30 days’ notice to the other Finance Parties and the Owner.

(b)	Alternatively the Facility Agent may resign by giving written notice to the Finance Parties and the Owner, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)
The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent (i) notifies all the Parties that it accepts its appointment and (ii) confirms that it is satisfied that the rights under the Security Documents and the DPP have been assigned or transferred to it.  On giving the notification and confirmation, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(e)
The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(f)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (e) above, it will have no further obligations in its capacity as Facility Agent under any Finance Document.

(g)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

(h)
Any successor Facility Agent will be located or have a branch in London, Luxembourg or New York and the Facility Agent or, as the case may be, the Mandated Lead Arranger will consult with the Owner in relation to the identity of such successor Facility Agent.

20.14	Relationship with Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) unless it has received not less than five Business Days prior notice in writing from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)
The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

20.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

Accounts maintained by the Facility Agent in connection with this Agreement are conclusive (save for manifest error) evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of Clause 7.1(d) being the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

22.	FEES

22.1	Commitment fee

(a)
The Owner shall pay to the Facility Agent for the account of each Lender a fee calculated at the rate of sixty basis points (60bps) per annum on the undrawn, uncancelled amount of the Maximum Facility Amount at such time.

(b)
The accrued commitment fee is payable to the Facility Agent quarterly in arrear on the last day of each Term, the first payment to be paid on the last day of the first Term.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date that Lender’s Commitment is cancelled or drawn in full.

22.2	Structuring fee

The Owner must pay to the Facility Agent for the account of the Joint Mandated Lead Arrangers and the Bookrunner a structuring fee in the amount and manner agreed in the respective Fee Letters between the Joint Mandated Lead Arrangers, the Bookrunners and the Owner.

22.3	Agency and Security Trustee fee

The Owner must pay to the Administrative Parties for their respective own account an agency and security trustee fee in the amount and manner agreed in the Fee Letter between the Administrative Parties and the Owner.

22.4	Refund of fees

The fees referred to in this Clause 22 shall not be refunded under any circumstances whatsoever once they have been paid.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)	The Owner shall, as an independent obligation, indemnify each Secured Party against any cost, loss or liability which that Secured Party or any of its Affiliates incurs as a consequence of:

(i)	the Secured Party receiving an amount in respect of the Owner’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable underthe relevant Finance Document.

(b)
Unless otherwise required by law, the Owner waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)
The Owner shall, as an independent obligation, indemnify each Secured Party and any Affiliate against any cost, loss or liability which that Secured Party or any of its Affiliates incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)
any failure by the Owner to pay any amount due under a Finance Document on its due date including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of gross negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

The liability of the Owner in each case includes any cost, loss or expense on account offunds borrowed, contracted for or utilised to fund any amount payable under any Finance Document.

(b)	The Owner must indemnify against any cost, loss or liability incurred by any Administrative Party as a result of:

(i)	investigating any event which that Administrative Party reasonably believes is a Default; or

(ii)	acting or relying on any notice which that Administrative Party reasonably believes to be genuine, correct and appropriately authorised,

(and any such Administrative Party with such a belief must promptly notify the FacilityAgent of the same).

(c)
The Owner must promptly pay and discharge, or cause to be paid or discharged, upon the same becoming payable (and shall, if requested by a Secured Party, produce to that Secured Party evidence of the payment and discharge thereof) and indemnify on demand and keep indemnified each Secured Party and its Affiliates on a full indemnity basis against a claim against it by, or a liability to, a third party including, without limitation, in relation to any Taxes (other than any Taxes levied or assessed on net income, profits or gains) or any other Losses which relate to or arise out of or are in any way connected to:

(i)
the condition, testing, delivery, design, leasing, chartering, sub-chartering, construction, manufacture, purchase, acquisition, bailment, fitting out, sale, importation to or exportation from any country, registration, ownership, possession, management, control, inspection, surveying, engineering, contracting, installation, manning, provisioning, the provision of bunkers and lubricating oils, dry docking, use, operation, maintenance, repair, service, modification, overhaul, replacement, removal, performance, transportation, flag, navigation, certification, classification, nature, description, acceptance, insurance, refurbishment, conversion, change, alteration or laying-up of the Vessel or any part thereof or otherwise in connection with the Vessel including, without prejudice to the generality of the foregoing, any Losses arising from any pollution or other environmental damage caused by or emanating from the Vessel or caused by the Vessel becoming a wreck or an obstruction to navigation whether or not the Vessel (or any part thereof) is in possession or control of the Owner or the Manager or any other person and wherever the location;

(ii)
any repossession, return, redelivery, storage, maintenance, protection, attempted sale, sale or other disposition of the Vessel following the termination of the chartering of the Vessel which, if carried out by the Facility Agent, Security Trustee or the Lenders, is carried out in accordance with the terms of the Finance Documents;

(iii)	the complete or partial removal, decommissioning, disposal, making safe, destruction, abandonment or loss of the Vessel including any matter which the Vessel contains or has at any time contained;

(iv)	any damage or loss to the Vessel irrespective of how caused;

(v)
any Environmental Claim or any actual or alleged breach, contravention or violation of any Environmental Laws or Environmental Approvals in any way relating to the Vessel or the activities of any Environmental Affiliates;

(vi)	any design, article or material of the Vessel or relating thereto giving rise to any infringement (or alleged infringement) of any patent or other intellectual property rights; or

(vii)
the occupation, arrest, confiscation, requisition, theft, registration, compulsory acquisition, restraint of the Vessel or prevention thereof, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel (including, without limitation, by the provision of or by procuring a guarantee, bond, cash deposit or other like security).

23.3	Exclusions from Indemnities

The indemnities contained in this Clause 23 shall not extend to any claim or liability of a Secured Party or its Affiliates to the extent that such claim or liability:

(a)
arises from an act or omission on the part of that Secured Party or, as the case may be Affiliate which constitutes fraud, wilful misconduct or gross negligence on the part of such Secured Party or, as the case may be, Affiliate;

(b)
is caused by any failure on the part of that Secured Party to comply with any of its express obligations under any of the Finance Documents to which that Secured Party is a party (but excluding any such breach or failure that arises as a result of the failure of a party to such Finance Document (other than that Secured Party) duly and punctually to perform its express obligations);

(c)
is one in respect of which that Secured Party or, as the case may be, Affiliate, is expressly and specifically indemnified and has received and is entitled to retain such indemnity under any other provision of the Finance Documents; or

(d)	is a cost or expense expressly borne by the Secured Parties under any Finance Document.

23.4	Break Costs

(a)	The Owner must pay to each Lender or, as the case may be, each Swap Bank, its Break Costs in accordance with this Agreement.

(b)	Break Costs are, subject to paragraphs (c) and (d), the amount (if any) determined by the relevant Lender by which:

(i)
the interest which that Lender would have received for the period from the date of receipt of payment of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or overdue amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)
Any prepayment of an Eksportfinans Loan shall, in place of the Break Costs referred to in paragraph (b) above for the Eksportfinans Lenders, include a prepayment fee equal to the amount by which (x) the sum of the present values, discounted from the scheduled dates, of the amounts of interest at the Eksportfinans Dollar CIRR which otherwise would have accrued on the prepaid principal amount to the Repayment Dates exceeds (y) the sum of the present values, discounted from the Repayment Dates of interest under this Agreement, of the amounts of interest which would have accrued on the prepaid principal amounts if interest were calculated at the Reinvestment Rate. For the avoidance of doubt, if the sum of the present values calculated under (x) is lower than the sum of the present values calculated under (y), no prepayment fee shall be payable by the Owner to the Eksportfinans Lenders or by the Eksportfinans Lenders to the Owner.

For the purpose of this paragraph (c), Reinvestment Rate means the average of the rates quoted on the prepayment date by each of the Reference Banks as being the fixed rate they would pay against receipt of 3-month LIBOR under an interest rate swap for an amount equal to the amount prepaid and with the same final maturity and repayment profile as would have applied to the Eksportfinans Loan had it not been prepaid.

(d)
In respect of a Swap Bank and a Swap Agreement, Break Costs are the amount (if any) determined by the relevant Swap Bank as being an amount equal to any Swap Termination Payment for that Swap Agreement.

(e)
Each Lender or, as the case may be, each Swap Bank must supply to the Owner a certificate showing the calculations in reasonable detail confirming the amount of any Break Costs claimed by it under this Clause.

24.	EXPENSES

24.1	Initial costs

The Owner must pay to each Secured Party the amount of all costs and expenses (including legal fees, Technical Adviser’s fees, insurance, environmental and Tax consultants’ fees) incurred by it in connection with the negotiation, syndication (including any assignment or transfer of participation in any Loan or Commitment to a new lender for the purposes of syndication or otherwise), negotiation, preparation, printing, entry into, perfection and preservation of the Finance Documents and matters incidental thereto.

24.2	Subsequent costs

The Owner must pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document executed after the date of this Agreement;

(b)	any amendment, waiver or consent requested by or on behalf of the Owner or specifically allowed by this Agreement; and

(c)	the provision by the Technical Adviser of all reports, confirmations and advice provided by it to the Finance Parties during the Pre-Delivery Period and on the Final Completion Date.

24.3	Enforcement costs

Following an Event of Default, the Owner must pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any Finance Document.

25.	WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall any Secured Party be liable on any basis of liability for any special, indirect, consequential or punitive damages and the Owner hereby waives, releases and agrees (for itself and on behalf of its Holding Companies) not to sue upon any such claim for any such damages, unless caused by the fraud, gross negligence or wilful default of the relevant Secured Party in performance of any of its obligations under this Agreement or any of the Finance Documents.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

(a)
Except as provided in this Clause 26, no term of the Finance Documents may be amended or waived without the agreement of the Owner and the Facility Agent.  The Facility Agent (acting on the instructions of the Majority Lenders, or otherwise in accordance with the relevant Finance Documents) may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)
The Facility Agent must promptly notify the other Parties and each Swap Bank of any amendment or waiver effected by it under paragraph (a) above.  Any such amendment or waiver is binding on all the Parties.

(c)
The Owner shall not be concerned or have any responsibility to ensure that the Facility Agent has received any necessary authorisation or consent from the Lenders, and may rely on the agreement of the Facility Agent above.

26.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of the Owner other than in accordance with the terms of this Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of this Agreement;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(ix)	the ranking or subordination provided for in the DPP;

(x)	any assignment or transfer by the Owner pursuant to Clause 27.1 (Assignments and transfers by the Owner);

(xi)	Clause 2.4 (Nature of a Finance Party’s rights and obligations); or

(xii)	this Clause,

may only be made with the consent of all the Lenders.  An amendment or waiver which relates to the rights and/or obligations of an Administrative Party may only be made with theconsent of that Administrative Party.

(b)
An amendment or waiver which relates to a reduction in the Applicable Margin in respect of the Eksportfinans Loans during the Pre-Completion Period or the Post-Completion Eksportfinans Interest Rate may only be made with the consent of all the Eksportfinans Lenders and the Owner.

(c)	An amendment or waiver which relates to a reduction in LIBOR or the Applicable Margin in respect of the KEXIM Loans may only be made with the consent of all the KEXIM Lenders and the Owner.

(d)	An amendment or waiver which relates to a reduction in the Applicable Margin in respect of the Commercial Loans may only be made with the consent of all the Commercial Lenders and the Owner.

(E)	A Fee Letter may be amended or waived with the agreement of each Administrative Party or, as the case may be, Mandated Lead Arranger that is party to that Fee Letter and the Owner.

26.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and on the instructions of the Majority Lenders and after consultation with the Owner) determines is necessary to reflect the change.

26.4	Waivers and remedies cumulative

The rights of each Secured Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by the Owner

The Owner may not assign or transfer any its rights and obligations under the Finance Documents without the prior consent of the Facility Agent (acting on the instructions of all of the Lenders).

27.2	Assignments and transfers by Lenders

(a)
Subject to Clause 27.5 but without further cost to the Owner, a Lender (the Existing Lender) may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or other financial institution or other entity which is regularly engaged in or established for the purpose of making, issuing, purchasing or investing in loans, securities and other financial assets (the New Lender).

(b)	Any Eksportfinans Lender may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to GIEK.

(c)
The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	A transfer of obligations will be effective only if the obligations are novated in accordance with the following provisions of this Clause 27.

(e)	On the transfer becoming effective in this manner, the relevant Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Any reference in the Finance Documents to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under the Finance Documents.

(g)	The New Lender shall pay a transfer fee of US$5,000 to the Facility Agent immediately following any transfer under and in accordance with the provisions of this Clause 27.

(h)
Each Lender agrees not to effect any assignment or transfer under this Clause 27 without simultaneously effecting a pro rata assignment or transfer of its equivalent rights and/or obligations under the Sister Loan Agreement.

27.3	Procedure for transfer by way of novations

(a)	In this Clause 27.3:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Owner a copy of that Transfer Certificate.

27.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of the Owner or any other Project Party; or

(ii)	the legality, validity, effectiveness, completeness, accuracy, adequacy, enforceability or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by the Owner or the Sponsor of its obligations under any Finance Document or any other documents,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Owner and its related entities, or any other Project Party and the nature and extent of any recourse against any Party or any other Project Party or its or their assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Owner of its obligations under any Finance Document or otherwise.

27.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date of the assignment, transfer or change occurs, the Owner would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to a Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Owner need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.6	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Owner) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank in consultation with the Owner.

28.	DISCLOSURE OF INFORMATION

(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of the Owner in connection with the Finance Documents.  However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause 28;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any Applicable Law;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Owner.

(b)
A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree withthe relevant Finance Party (for the benefit of each Finance Party and the Owner) to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause 28 supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

29.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Owner under the Finance Documents against any obligation (whether or not matured) owed by that Finance Party to the Owner, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by the Owner under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to such excess (the redistribution).

30.2	Effect of redistribution

(a)
The Facility Agent must treat a redistribution as if it were a payment by the Owner under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Lenders which have shared in that redistribution.

(c)
If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the Owner will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Owner; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution.  In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

Notwithstanding any other term of this Clause 30, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Owner in the amount of the redistribution; or

(b)	it would be sharing with another Lender any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

31.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	NOTICES

33.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving the communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

33.2	Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Owner for this purpose are:

Address:           c/o Cardiff Marine Inc.
80 Kifissias Avenue
GR-151 25 Amaroussion
Greece

Fax number:      +30 2108090275
Attention:          Mr. Aristidis Ioannidis

(c)	The contact details of the Facility Agent for this purpose are:

Address:           2, Boulevard Konrad Adenauer
 L- 1115 Luxembourg

Fax number:      +352 421 22659/552
E-mail:              banu.ozkutan@db.com / franz-josef.ewerhardy@db.com
Attention:          Banu Ozkutan /
Franz-Josef Ewerhardy, International Loans and Agency Services

(d)	The contact details of the Security Trustee for this purpose are:

Address:           c/o Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L- 1115 Luxembourg

Fax number:      +352 421 22659/552
E-mail:              banu.ozkutan@db.com / franz-josef.ewerhardy@db.com
Attention:          Banu Ozkutan /
Franz-Josef Ewerhardy, International Loans and Agency Services

(e)	A Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by fax, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

33.4	The Owner

All communications under the Finance Documents to or from the Owner must be sent through the Facility Agent.

33.5	Entire Agreement

This Agreement and the other Finance Documents entered into pursuant to this Agreement contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to such transactions.

34.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation.  In this case, the English translation prevails unless the document is a statutory or other official document.

35.	GOVERNING LAW

This Agreement is governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction

(a)	The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

(b)
The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Owner agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause 36 is for the benefit of the Lenders and the Administrative Parties only. To the extent allowed by law, the Lenders and the Administrative Parties may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

36.2	Service of process

(a)
The Owner irrevocably appoints Ince Process Agents Ltd of International House, 5th Floor, 1st Katherine’s Way, London, E1W 1AY (attn: Mr. Michael Volikas) as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)
If any person appointed as process agent under this Clause is unable for any reason to act as agent for service of process, the Owner must forthwith (and in any event within five (5) days of the event taking place) appoint another agent on terms acceptable to the Facility Agent (acting reasonably). Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	The Owner agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause 36 does not affect any other method of service allowed by law.

36.3	Waiver of immunity

The Owner irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Commitments
	Eksportfinans Commitments (US$)	KEXIM Commitments (US$)	Commercial Commitments (US$)

Eksportfinans Lenders:

Eksportfinans ASA	250,000,000

KEXIM Lenders

Export – Import Bank of Korea		150,000,000

Dexia Crédit Local, New York Branch		37,500,000

Deutsche Bank AG, London Branch		12,500,000

Commercial Lenders:

Deutsche Bank AG, London Branch			82,500,000

Dexia Crédit Local, New York Branch			30,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

INCIDENTAL COSTS LOAN

1.
An up to date certificate of goodstanding of the Owner, the Parent, the Parent Shareholder and the Sponsor dated no more than two Business Days prior to the first Utilisation Date and a certified copy of the certificate of incorporation and constitutional documents of each.

2.	A certified copy of a resolution of the board of directors of the Owner, the Parent, the Parent Shareholder and the Sponsor:

(a)	approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party and resolving that it executes each such Finance Document then to be executed;

(b)	authorising a specified person or persons to execute each Finance Document on its behalf to which it is a party, then to be executed; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document then to be executed.

3.	A specimen of the signature of each person authorised by the resolutions referred to in 2 above.

4.	An original of each of the following documents, notarised, legalised and/or apostilled as necessary, duly executed by the parties to it:

(a)
each Finance Document (save for those Finance Documents listed in paragraph 8 of Part 2 of this Schedule, paragraph 9 of Part 3 of this Schedule and in paragraphs 2 and 13 of Part 5 of this Schedule) including each Swap Agreement.

(b)
each Sister Finance Document (save for those Sister Finance Documents listed in paragraph 8 of schedule 2, part 2 of the Sister Loan Agreement, paragraph 9 of schedule 2, part 3 of the Sister Loan Agreement and paragraphs 2 and 13 of schedule 2, part 5 of the Sister Loan Agreement);

(c)	the GIEK Guarantee issued in favour of the Eksportfinans Lenders; and

(d)	any mandate or similar document, to be entered into by the Owner with the Account Bank.

5.	A certified copy of each Related Contract (other than any Drilling Charter, Charterer Parent Guarantee, the Management Agreement and Obligatory Insurances).

6.
Duly executed originals (or, if originals are not available, fax/pdf copies with originals to follow as soon as possible and in any event within five (5) Business Days) of all notices of assignment required to be served under each Security Document and duly executed originals (or, if originals are not available, fax/pdf copies with originals to follow as soon as possible and in any event within one (1) month) of the acknowledgements thereof (but not including the notices and acknowledgements to be served under the Charter Assignment or the Delivery General Assignment), notarised, legalised and/or apostilled, as required.

7.	A letter from Ince Process Agents Ltd., agreeing to its appointment as process agent for the Owner and the Sponsor under the Finance Documents.

8.	A legal opinion of Allen & Overy LLP, London, English legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

9.	A legal opinion of Woo, Yun, Kang, Jeong Han, Korean legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

10.	A legal opinion of Seward & Kissel LLP, Marshall Islands legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

11.
A legal opinion of Pologiorgis, Babalis, Panselinos, Troullinos, Mavrou Law Offices, Greek legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

12.
Evidence that all fees (including all fees payable on or at the first Utilisation Date under the Fee Letters and legal costs) and reasonable out-of-pocket expenses then due and payable from the Owner under the Finance Documents have been or will be paid by the first Utilisation Date or other drawdown as part of the Incidental Costs Loan.

13.	Evidence that each Account has been opened in accordance with the Finance Documents.

14.
Detailed construction, operating and maintenance cost budget, the total Vessel capex plan including the construction schedule, and pro-forma financial projections prepared by the Owner with respect to the project the subject of the Related Contracts in form and substance satisfactory to the Lenders.

15.
Opinion and report by Marsh that all Construction Insurances are in acceptable form and amount and placed with acceptable underwriters, and such opinion, report and insurance is acceptable to the Facility Agent.

16.
Confirmation from the Builder that the Owner has paid it in aggregate an amount equal to at least the Initial Equity Contribution and confirmation from the Account Bank or, as the case may be, the Equity Account Bank that the Owner has paid:

(a)	any Balancing Equity Contribution into the Proceeds Account; and

(b)	the Equity Collateral to be paid under the terms of this Agreement on or by the Incidental Costs Loan Utilisation Date into the Equity Account.

17.	Certified copy of the Sponsor’s audited annual financial statements for the year ended 31 December 2007.

18.
Evidence that all Transaction Authorisations required by the Owner or Sponsor to perform its obligations under the Transaction Documents have been obtained or will, at the appropriate time, be obtained.

19.
Certificate from the Owner confirming that there are no material disputes with the Builder and confirmation from the same that there have been no amendments or variations to the Shipbuilding Contract or the Other Shipbuilding Contract other than amendments disclosed and agreed in writing prior to the date hereof or permitted under the terms of this Agreement.

20.	Confirmation from the Lenders that they have satisfied their “know your customer” requirements in respect of the relevant parties to the Transaction Documents.

21.
Confirmation from the Sponsor that as far as it is aware there has been no material adverse change in the prospects of the Owner or the operations or financial condition of the Owner, the Manager (if an Affiliate of the Sponsor) or the Sponsor as from the date of this Agreement.

22.	A copy of any and all invoices issued by the Builder in relation to any Instalments payable by the Owner on or before the Incidental Costs Loan Utilisation Date.

23.	Original Share Certificates of each of the Owner and the Parent in relation to the Share Charge.

24.	Executed blank share transfer forms in relation to the Share Charge.

25.
Confirmation, if applicable, that in the circumstances referred to in Clause 18.1 (Events of Default), following an event of insolvency in respect of the Builder, a replacement builder has been agreed by the Finance Parties and the Owner within three months of the date of such insolvency event.

26.	A legal opinion of Allen & Overy LLP, English legal advisers to GIEK, addressed to Eksportfinans and concerning certain provisions of the GIEK Guarantee.

27.
Completion of each Lender’s legal, technical, environmental, financial, tax and insurance due diligence with regard to the project, including, among others, review of all Related Contracts and receipt of appropriate internal credit approvals by such Lender.

28.	Receipt by the Kexim Lenders of the Kexim Guarantee and evidence that any special conditions required by Kexim in connection with the Facility have been met.

29.	A duly signed syndication letter between GIEK, Deutsche Bank AG, London Branch and Dexia Crédit Local, New York Branch.

In this Schedule 1 “certified copy” means a copy certified by an officer of the Owner as being true, complete and up to date.

PART 2

INSTALMENT LOAN 1

1.
Refresh certificates, update report or, as the case may be confirmation and satisfactory evidence of continued compliance with the conditions precedent referred to in Part 1 of this Schedule at paragraphs 1, 2, 3, 18, 19, and 21.

2.	Receipt of updated budgets and financial projections referred to in Part 1 of this Schedule at paragraph 14.

3.	Confirmation from the Account Bank that the Owner has deposited in the Proceeds Account:

(a)	any Balancing Equity Contribution; and

(b)	the relevant Equity Contribution required under Clause 12.2(a)(i)(B) in respect of the Instalment Loan 1.

4.	A certified copy of the invoice issued by the Builder in relation to the Instalment payable by the Owner on the Instalment Loan 1 Utilisation Date.

5.
Confirmation, if applicable, that in the circumstances referred to in Clause 18.1 (Events of Default), following an event of insolvency in respect of the Builder, a replacement builder has been agreed by the Finance Parties and the Owner within three months of the date of such insolvency event.

6.	Evidence from the Equity Account Bank that the sum of U.S.$90,000,000 has been placed in the Equity Account in accordance with Clause 12.2(a)(iii)(B).

7.	A certified copy of the Management Agreement.

8.
An original of the Management Agreement Assignment, notarised, legalised and/or apostillised as necessary, duly executed by the parties to it together with duly executed originals (or, if originals are not available, fax/pdf copies with originals to follow as soon as possible and in any event within five (5) Business Days) of the notice of assignment to the Manager and a duly executed original (or, if originals are not available, fax/pdf copies with originals to follows as soon as possible and in any event within one (1) month) of the acknowledgement from the Manager, notarised, legalised and/or apostillised, as required.

9.	A legal opinion of Simonsen Advokatfirma, Norwegian legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

10.	A legal opinion of Allen & Overy LLP, London, English legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

PART 3

INSTALMENT LOAN 2

1.
Refresh certificates or, as the case may be confirmation and satisfactory evidence of continued compliance with the conditions precedent referred to in Part 1 of this Schedule at paragraphs 1, 2, 3, 18, 19, and 21.

2.
Receipt of updated budgets and financial projections referred to in Part 1 of this Schedule at paragraph 14, and certificate from the Classification Society verifying that the construction milestones for the Instalment Loan 2 Utilisation Date specified under Clause 16.29 (Construction Milestones) has been met.

3.	Confirmation from the Account Bank that the Owner has deposited in the Proceeds Account:

(a)	any Balancing Equity Contribution; and

(b)	the relevant Equity Contribution required under Clause 12.2(a)(i)(B), in respect of the Instalment Loan 2.

4.
Confirmation, if applicable, that in the circumstances referred to in Clause 18.1 (Events of Default), following an event of insolvency in respect of the Builder, a replacement builder has been agreed by the Finance Parties and the Owner within three months of the date of such insolvency event.

5.	Evidence that a Drilling Charter and a Sister Drilling Charter have been entered into under and in accordance with Clause 16.22 (Charters)

6.	A certified copy of the invoice issued by the Builder in relation to the Instalment payable by the Owner on the Instalment Loan 2 Utilisation Date.

7.	If a Drilling Charter has been entered into evidence from the Equity Account Bank that the required Equity Collateral has been placed in the Equity Account in accordance with Clause 12.2(a)(iii)(C).

8.	If a Drilling Charter has been entered into, evidence from the Account Bank that the amount of US$25,000,000 has been paid into the Debt Service Reserve Account in accordance with Clause 12.8(a).

9.	If a Drilling Charter has been entered into, an original of each of the following documents, notarised, legalised and/or apostilled as necessary, duly executed by the parties to it:

(a)	the Charterer Direct Agreement;

(b)	the Charter Assignment together with any notices; and

(c)	the Charterer Parent Guarantee (if any).

PART 4

INSTALMENT LOAN 3

1.
Refresh certificates or, as the case may be confirmation and satisfactory evidence of continued compliance with the conditions precedent referred to in Part 1 of this Schedule at paragraphs 1, 2, 3, 18, 19, and 21.

2.
Receipt of updated budgets and financial projections referred to in Part 1 of this Schedule at paragraph 14 and a certificate from the Classification Society verifying that the construction milestones for the Instalment Loan 3 Utilisation Date specified under Clause 16.29 (Construction Milestones) has been met.

3.	Confirmation from the Account Bank that the Owner has deposited in the Proceeds Account:

(a)	any Balancing Equity Contribution; and

(b)	the relevant Equity Contribution required under Clause 12.2(a)(i)(B), in respect of the Instalment Loan 3.

4.
Confirmation, if applicable, that in the circumstances referred to in Clause 18.1 (Events of Default), following an event of insolvency in respect of the Builder, a replacement builder has been agreed by the Finance Parties and the Owner within three months of the date of such insolvency event.

5.	A certified copy of the invoice issued by the Builder in relation to the Instalment payable by the Owner on the Instalment Loan 3 Utilisation Date.

PART 5

DELIVERY LOAN

1.	A certified copy of the invoice issued by the Builder in relation to the Instalment payable by the Owner on the Delivery Loan Utilisation Date.

2.	A duly executed original of the Delivery General Assignment and the Mortgage.

3.	A duly executed Power of Attorney and the Appointment of Judicial Representative in respect of the Mortgage.

4.	A legal opinion from Allen & Overy LLP, London, English legal advisers to the Lenders, in respect of the Delivery General Assignment.

5.	A legal opinion from Seward & Kissel, Marshall Islands legal adviser and Fenech & Fenech, Maltese legal adviser to the Lenders, in respect of the Delivery General Assignment and the Mortgage.

6.	A transcript of the Maltese Ship Registry showing that:

(a)
the Mortgage has been duly recorded in Malta and constitutes a first priority security interest over the Vessel and that all taxes and fees payable to the Maltese Registrar of Shipping in respect of the Vessel have been paid in full; and

(b)	the Vessel is provisionally registered in the name of the Owner as a fully completed Maltese ship at the port of Valletta free of all Security Interests other than Permitted Liens.

7.
Copies of such other documents which, based on legal advice received from the relevant advisers referred to in this Agreement and which are reasonably required to evidence the legality, validity and enforceability of the obligations of the parties to any Finance Document being delivered on the Delivery Loan Utilisation Date.

8.	A certified copy of:

(a)
a final classification certificate from the Classification Society in respect of the Vessel showing the Vessel to be in class without recommendation, condition or qualification (other than any immaterial recommendations, conditions or qualifications that are capable of rectification within 12 months or such shorter period as is required by the Classification Society) or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the Delivery Date;

(b)	a valid Interim Safety Management Certificate;

(c)	a valid Document of Compliance; and

(d)	a valid International Ship Security Certificate.

9.
Confirmation acceptable to the Facility Agent (such acceptance not to be unreasonably withheld or delayed) that the Owner will accept the Vessel pursuant to the terms of the Shipbuilding Contract and execute a protocol of delivery and acceptance.

10.	A certified copy of the commercial invoice in respect of the Vessel.

11.	A certified copy of the Builder’s certificate in respect of the Vessel.

12.
A certified copy of the Drilling Charter and any Charterer Parent Guarantee and duly executed and, where necessary, notarised, legalised and/or apostilled and copies of all other documents referred to in Clause 16.22(b).

13.
Duly executed and, where necessary, notarised, legalised and/or apostilled notices of assignment of the Obligatory Insurances in respect of the Vessel duly executed by the Owner substantially in the form provided for in the Delivery General Assignment and all confirmations and acknowledgements required in accordance with the terms of the Delivery General Assignment.

14.
Confirmation from the Facility Agent of its satisfaction with a final insurance report prepared by Marsh, or such other insurance adviser appointed by the Facility Agent and fax confirmations from each broker (if applicable), insurer and club concerned with the Obligatory Insurances that the insurances meet the requirements set out in Clause 17.1 including the insurances referred to in Clause 17.1(e), will be effective from the actual delivery of the Vessel and are consistent with the requirements of the Drilling Charter.

15.
Duly executed letters of undertaking substantially in the form provided in the Delivery General Assignment from, inter alios, the approved brokers (if applicable), insurer and club concerned with the Obligatory Insurances.

16.	The Annual Budget of the Owner in agreed form and approved by the Lenders, for the year from the date of payment of the Delivery Loan falls.

17.	Confirmation from the Account Bank that the Owner has deposited in the Proceeds Account:

(a)	any Balancing Equity Contribution required under Clause 12.2(a)(i); and

(b)	the relevant Equity Contribution required under Clause 12.2(a)(i)(B), in respect of the Delivery Loan.

18.	A copy of any and all invoices issued by the Builder in relation to any Instalments payable by the Owner on or before the Delivery Loan Utilisation Date.

19.
Refresh certificates or, as the case may be confirmation and satisfactory evidence of continued compliance with the conditions precedent referred to in Part 1 of this Schedule at paragraphs 1, 2, 3, 19, 20 and 22.

20.	Evidence that the Required DSRA Balance has been or will immediately after the drawing of the Delivery Loan be credited to the balance of the Debt Service Reserve Account.

21.
Receipt of updated budgets and financial projections referred to in Part 1 of this Schedule at paragraph 22, and a technical memorandum issued by the Technical Adviser covering the relevant Workscope, to be achieved by the Delivery Loan Utilisation Date and confirming that the construction milestones specified under Clause 16.29 (Construction Milestones) has been met.

22.	Evidence that the Owner’s equity in the Vessel is not less than 30% of the total Vessel Cost.

23.
Evidence that the project the subject of the Related Contracts, has sufficient ongoing maintenance opex and working capital requirements, and evidence in the form of reserves, if necessary, that the Owner will be able to meet these ongoing requirements.

24.
Confirmation from the Owner and the Facility Agent (acting on behalf of each of the Lenders) of their satisfactory due diligence on the Charterer’s and the Lenders’ withholding tax and the Owner’s withholding tax and corporation tax exposure, if any.

25.
Confirmation, if applicable, that in the circumstances referred to in Clause 18.1 (Events of Default), following an event of insolvency in respect of the Builder, a replacement builder has been agreed by the Finance Parties and the Owner within three months of the date of such insolvency event.

PART 6

INCIDENTAL VESSEL COSTS LOAN

1.
A copy of any and all invoices in respect of approved Incidental Vessel Costs payable by the Owner on or immediately following the proposed Utilisation Date for the requested Incidental Vessel Costs Loan.

2.	Confirmation from the Account Bank that the Owner has deposited in the Proceeds Account:

(a)	any Balancing Equity Contribution; and

(b)	the relevant Equity Contribution required under Clause 12.2(a)(i)(B), in respect of the relevant Incidental Vessel Costs Loan.

SCHEDULE 3

FORM OF REQUEST

To:       Deutsche Bank Luxembourg S.A. as Facility Agent

From:   Drillship Skopelos Owners Inc.

Date: [                     ]

Credit Agreement dated [         ] 2008 (the Credit Agreement)

1.	We refer to the Credit Agreement. This is a Request. Terms defined in the Credit Agreement shall have the same meaning when used in this Request.

2.	We wish to borrow a Loan from you as follows:

(a)	Utilisation Date:	[ ]

(b)	Amount:	US$[ ]

Incidental Costs Loan/Instalment Loan 1/Instalment Loan 2/Instalment Loan 3/Incidental Vessel Costs Loan/Delivery Loan*

Amount payable to the Builder towards the Instalment under the Shipbuilding Contract: US$[          ]

+[Amount payable to the Debt Service Reserve Account: US$[Required DSRA Balance]

[Amount payable in respect of Incidental Vessel Costs as set out below (as supported by the relevant attached invoices):

[Amount payable in respect of Incidental Loan Costs as set out below:]

(c)	Details of item:	US$[ ]

(d)	Details of item:	US$[ ]]

Total drawdown:                      US$[          ]

3.	Our payment instructions are:

[to include provisions that:

(a)	amount of Loan in respect of Instalment payable under the Shipbuilding Contract to be payable to the Builder’s account [set out account details];

(b)	[Required DSRA Balance to be credited to the Debt Service Reserve Account;

(c)	Incidental Loan Costs to be credited to the Facility Agent’s nominated account; and

(d)	Incidental Vessel Costs to be credited to [the Owner’s: current account for forward payment to] the relevant payee account indicated in invoice]

4.
We confirm that each condition precedent under the Credit Agreement which must be satisfied on the date of this Request is so satisfied and that the Repeating Representation are true and correct with reference to the facts and circumstances now subsisting.

5.	This Request is irrevocable.

6.	If applicable, a copy of:

(a)	[the relevant invoice from the Builder the final stage certificate signed by the Builder and us; and

(b)	the relevant invoices in respect of the Incidental Vessel Costs,

is attached to this Request.]

By:       DRILLSHIP SKOPELOS OWNERS INC.

Authorised Signatory

*Delete as appropriate

+ Delivery Loan only

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:       DRILLSHIP SKOPELOS OWNERS INC.

From:   [THE EXISTING LENDER] and [THE NEW LENDER]

Date:                      [               ]

Credit Agreement dated [              ] (the Credit Agreement)

We refer to Clause 27.3 (Procedure for transfer by way of novations) of the Credit Agreement.  Terms defined in the Credit Agreement shall have the same meaning when used in this Novation Certificate.

1.
We [         ] (the Existing Lender) and [          ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 27.3 (Procedure for transfer by way of novations) of the Credit Agreement.

2.	The specified date for the purposes of Clause 27.3(a) of the Credit Agreement is [date of novation].

3.	The Facility Office and address for notices of the New Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement are set out in the Schedule attached to this Certificate.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Choose either of the following options:]

(a)	All of the rights and obligations of the Existing Lender in respect of the Facility – principal amount US$[ ].

(b)	The principal amount of US$[ ] in respect of each of the Loans and all the rights and obligations attached to the same – total principal amount US$[ ].

[New Bank]

[Facility Office Address for notices]

[Existing Lender]	[New Lender]
By:	By:
Date:	Date:

The Transfer Date is confirmed by the Facility Agent as [      ].

[                             ]

By:

SCHEDULE 5

LOAN REPAYMENT SCHEDULE

	Date	Repayment

1	31 May 2012	US$31,250,000

2	30 November 2012	US$31,250,000

3	31 May 2013	US$31,250,000

4	30 November 2013	US$31,250,000

5	31 May 2014	US$31,250,000

6	30 November 2014	US$31,250,000

7	31 May 2015	US$31,250,000

8	30 November 2015	US$31,250,000

9	31 May 2016	US$31,250,000

10	30 November 2016	US$31,250,000

11	31 May 2017	US$31,250,000

12	30 November 2017	US$31,250,000

13	31 May 2018	US$31,250,000

14	30 November 2018	US$31,250,000

15	31 May 2019	US$31,250,000

16	30 November 2019	US$31,250,000

17	31 May 2020	US$31,250,000

18	30 November 2020	US$31,250,000

SCHEDULE 6

CALCULATION CERTIFICATE

To:	Deutsche Bank Luxembourg S.A as Facility Agent

From:   Drillship Skopelos Owners Inc.

Drillship Skopelos Owners Inc. Credit Agreement dated [              ] (the Credit Agreement)

1.	Terms defined in the Credit Agreement have the same meaning in this Certificate.

2.
We hereby certify that [no Default or Mandatory Termination Event has occurred and is continuing or is outstanding] [a Default/Mandatory Prepayment Event under Clause [     ] of [specify document] is outstanding] and the following steps are being taken to remedy it [         ].

3.	With respect to the Calculation Period ending on [insert Repayment Date] the Debt Service Ratio was [●] calculated on the basis of the figures in the table below.

Relevant figures for Calculation Period	US$
Gross Revenues received
Operating Expenses payable
Financing Costs accrued
Financing Principal payable
CAPEX payable

Yours faithfully,

……………………………

[Senior Officer]

SCHEDULE 7

INCIDENTAL VESSEL COSTS

1.	Costs and expenses under the Management Agreement incurred in the Pre-Completion Period inaccordance with the Approved Budget attached as Appendix 12 up to US$34,100,000.

2.	Initial Debt Service Reserve Contribution up to US$25,000,000.

SCHEDULE 8

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)
The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

E x 0.01	% per annum
300

where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)
fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)
fee tariffs means the fee tariffs specified in the fees rules under fee-block Category Al (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(d)
If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)
Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender.  In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)
The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above.  Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)
The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.  The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)
The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent.  This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Owner and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)
If the Facility Agent, after consultation with the Owner, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

APPENDIX 1

FORM OF DELIVERY GENERAL ASSIGNMENT

APPENDIX 2

FORM OF MORTGAGE

APPENDIX 3

FORM OF CHARTER ASSIGNMENT

APPENDIX 4

FORM OF SWAP AGREEMENT ASSIGNMENT

APPENDIX 5

FORM OF DPP

APPENDIX 6

FORM OF GENERAL ASSIGNMENT

APPENDIX 7

FORM OF SHARE CHARGE

APPENDIX 8

FORM OF ACCOUNTS CHARGE AGREEMENT

APPENDIX 9

FORM OF EQUITY ACCOUNT CHARGE

APPENDIX 10

FORM OF MANAGEMENT AGREEMENT ASSIGNMENT

APPENDIX 11

FORM OF FLOATING CHARGE

APPENDIX 12

APPROVED BUDGET

SIGNATORIES

DRILLSHIP SKOPELOS OWNERS INC. - CREDIT FACILITY AGREEMENT

Owner

Signed by
as attorney for
DRILLSHIP SKOPELOS OWNERS INC.
in the presence of:

Witness:

The Bookrunner and Joint Mandated Lead Arranger

By:

as authorised signatory for

DEUTSCHE BANK AG, LONDON BRANCH

The Joint Mandated Lead Arranger

By:

as attorney for

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH

The Lenders

By:

as authorised signatory for

DEUTSCHE BANK AG, LONDON BRANCH

By:

as attorney for

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH

By:

as attorney for

EKSPORTFINANS ASA

By:

as attorney for

THE EXPORT-IMPORT BANK OF KOREA

The Swap Banks

By:

as authorised signatory for

DEUTSCHE BANK AG, LONDON BRANCH

By:

as attorney for

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH

The Facility Agent

By:

as attorney for

DEUTSCHE BANK LUXEMBOURG S.A.

The Security Trustee

By:

as attorney for

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

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